   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 2000.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                             LIBERATE TECHNOLOGIES

             (Exact name of Registrant as specified in its charter)
                         ------------------------------

           DELAWARE                                  7372                                 94-3245315
(State or other jurisdiction of          (Primary Standard Industrial                  (I.R.S. Employer
incorporation or organization)            Classification Code Number)               Identification Number)

                         ------------------------------

                              MITCHELL E. KERTZMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             LIBERATE TECHNOLOGIES
                               2 CIRCLE STAR WAY
                       SAN CARLOS, CALIFORNIA 94070-6200
                                 (650) 701-4000
                         ------------------------------

                                   COPIES TO:

      ROBERT V. GUNDERSON, JR., ESQ.                       MARK A. BERTELSEN, ESQ.
           BROOKS STOUGH, ESQ.                               JOSE F. MACIAS, ESQ.
        ANTHONY J. MCCUSKER, ESQ.                           DON S. WILLIAMS, ESQ.
        RICHARD H. ZAMBOLDI, ESQ.                          MELISSA V. HOLLATZ, ESQ.
         GUNDERSON DETTMER STOUGH                           ELISE M. BRINCK, ESQ.
   VILLENEUVE FRANKLIN & HACHIGIAN, LLP                WILSON SONSINI GOODRICH & ROSATI
          155 CONSTITUTION DRIVE                           PROFESSIONAL CORPORATION
       MENLO PARK, CALIFORNIA 94025                           650 PAGE MILL ROAD
             (650) 321-2400                              PALO ALTO, CALIFORNIA 94304
                                                               (650) 493-9300

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
          TO BE REGISTERED               REGISTERED(1)        PER SHARE(2)           PRICE(2)        REGISTRATION FEE(3)
Common Stock, $0.01 par value per
  share.............................       9,775,000             $86.00            $840,650,000           $221,933

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a), based on the last sale price of the Common Stock on January 18, 2000, as reported on the Nasdaq National Market.

(3) Registration fee was paid in the form of two wire transfers, sent on January 19, 2000 and January 21, 2000 in the amounts of $198,093 and $23,840, respectively.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 21, 2000

                                8,500,000 Shares

                          [LIBERATE TECHNOLOGIES LOGO]

                                  Common Stock
                                  -----------

    We are selling 2,890,000 shares of common stock and the selling stockholders are selling 5,610,000 shares of common stock. We will not receive any of the proceeds from shares of common stock sold by the selling stockholders.

    Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "LBRT." On January 18, 2000, the last reported sale price of our common stock was $86.00 per share.

    The underwriters have an option to purchase a maximum of 1,275,000 additional shares to cover over-allotments of shares.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                                                              UNDERWRITING        PROCEEDS TO         PROCEEDS TO
                                            PRICE TO         DISCOUNTS AND          LIBERATE            SELLING
                                             PUBLIC           COMMISSIONS         TECHNOLOGIES        STOCKHOLDERS
                                       ------------------  ------------------  ------------------  ------------------
Per Share............................          $                   $                   $                   $
Total................................          $                   $                   $                   $

    Delivery of the shares of common stock will be made on or about           ,
2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

         CHASE H&Q

                   DAIN RAUSCHER WESSELS

                            U.S. BANCORP PIPER JAFFRAY

                The date of this prospectus is           , 2000.

                                 --------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      3

RISK FACTORS..........................      6

SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................     17

USE OF PROCEEDS.......................     18

DIVIDEND POLICY.......................     18

PRICE RANGE OF COMMON STOCK...........     18

CAPITALIZATION........................     19

DILUTION..............................     20

SELECTED CONSOLIDATED
  FINANCIAL DATA......................     21

MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     23

BUSINESS..............................     40

                                          PAGE
                                        --------

MANAGEMENT............................     51

RELATED PARTY TRANSACTIONS............     61

PRINCIPAL AND SELLING STOCKHOLDERS....     66

DESCRIPTION OF CAPITAL STOCK..........     69

SHARES ELIGIBLE FOR FUTURE SALE.......     72

UNDERWRITING..........................     74

NOTICE TO CANADIAN RESIDENTS..........     76

LEGAL MATTERS.........................     77

EXPERTS...............................     77

WHERE YOU CAN FIND MORE INFORMATION...     77

INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................    F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

          YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                             LIBERATE TECHNOLOGIES

      We are a leading provider of a comprehensive software platform for delivering Internet-enhanced content and applications to information appliances, such as television set-top boxes, game consoles, smart phones and personal digital assistants. Our software allows network operators, such as telecommunications companies, cable and satellite television operators and Internet service providers, or ISPs, and information appliance manufacturers to provide consumers access to Internet-based applications and services from anywhere at anytime.

      Network operators are investing billions of dollars to deliver high speed Internet access to their customers so that they can deliver new and enhanced voice, video and data services. As a result, the number of U.S. households with access to high speed networks is expected to grow significantly. At the same time, network operators seek to deliver these services to an increasing number of electronic devices being adopted by consumers. These "information appliances," a new category of low-cost devices used for everyday activities that are designed to be connected to the Internet, are becoming increasingly popular with consumers. In particular, network operators have identified the television as the most attractive device for the delivery of these new services because it has powerful sound and display capabilities and is so broadly owned.

      We provide network operators and information appliance manufacturers with a software platform that manages the delivery of Internet content and applications to a large number of consumers employing many different information appliances. Our platform includes server and client software and adheres to Internet standards. Our server software is designed to allow network operators to offer these services to millions of subscribers. Using our client software, information appliance manufacturers can enhance their products, even those with limited memory and computing resources, by adding Internet capability. Our open platform also creates a uniform environment for developers to enhance existing content and create new Internet applications and services.

      As of December 31, 1999, we have licensed our server and client software to over 30 network operators and information appliance manufacturers. Our network operator customers include America Online, Cable & Wireless, Comcast, Cox Communications, MediaOne, NTL, StarTV, Shaw Communications and U S WEST. Our information appliance manufacturer customers include Acer, General Instrument, Hughes Network Systems, Pace Micro Technology and Philips Electronics. In addition, we have developed strategic alliances with leading technology vendors such as Cisco Systems, Inktomi, Lucent Technologies, Netscape, Oracle, Sun Microsystems and TiVo.

      Our principal executive offices are located at 2 Circle Star Way, San Carlos, California 94070 and our telephone number is (650) 701-4000. Our World Wide Web address is www.liberate.com. Information on our web site does not constitute part of this prospectus.

                               RECENT DEVELOPMENT

      In January 2000, we entered into a Merger Agreement and Plan of Reorganization to acquire SourceSuite for approximately 1,772,000 shares of our common stock, or approximately $190.5 million based on a common stock price of $107.53. The acquisition will be accounted for as a purchase. We intend to hire various individuals who provide services to SourceSuite. Also in connection with the acquisition, we expect to expense up to $4.0 million of acquired in-process research and development, which in the opinion of our management, has not reached technological feasibility and has no alternative future use. We also expect to record goodwill and other intangibles of up to $200.0 million to be amortized over an estimated economic life of three years.

                                  THE OFFERING


Common stock offered by Liberate.....................  2,890,000 shares
Common stock offered by the selling stockholders.....  5,610,000 shares
Common stock to be outstanding after
  this offering......................................  86,493,312 shares
Use of proceeds......................................  For general corporate purposes, including the expansion of our
                                                       research and development and services
                                                       capabilities and other working capital
                                                       requirements. See "Use of Proceeds."
Nasdaq National Market symbol........................  LBRT

      The table above is based on shares outstanding as of December 31, 1999 as adjusted to give effect to our two-for-one stock split effected on January 14, 2000. This table excludes:

     - 14,404,351 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans, and 2,120,266 additional shares of common stock available for issuance under these stock option plans;

     - 1,666,666 shares of common stock available for issuance under our 1999 employee stock purchase plan;

     - 1,536,662 shares of common stock issuable upon the exercise of warrants that have been earned by network operators;

     - Warrants to purchase up to an aggregate of 3,063,330 shares of our common stock that may be issued in the future if particular network operator customers satisfy commercial milestones; and

     - 1,772,000 shares of common stock to be issued in connection with the closing of our pending acquisition of SourceSuite.

                               ------------------

      Except as otherwise indicated, information in this prospectus is based on the following assumptions:

     - a two-for-one stock split of all outstanding shares of our common stock effected on January 14, 2000; and

     - no exercise of the underwriters' option to acquire additional shares to cover over-allotments of shares.

                               ------------------

      Our logo and certain titles and logos of our products mentioned in this prospectus are our service marks or trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               SIX MONTHS ENDED
                                                                                 NOVEMBER 30,
                                      YEARS ENDED MAY 31,                         (UNAUDITED)
                           ------------------------------------------   -------------------------------
                             1997       1998             1999             1998             1999
                           --------   --------   --------------------   --------   --------------------
                                                  ACTUAL    PRO FORMA               ACTUAL    PRO FORMA
                                                 --------   ---------              --------   ---------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenues...........  $    275   $ 10,272   $ 17,313   $  17,313   $  7,709   $ 11,362   $ 11,362
Gross margin.............       275      4,263      6,787       6,787      3,522       (439)      (439)
Total operating
  expenses...............    30,549    100,679     40,485     113,533     18,219     26,880     63,656
Loss from operations.....   (30,274)   (96,416)   (33,698)   (106,746)   (14,697)   (27,319)   (64,095)
Net loss.................   (18,989)   (94,391)   (33,053)   (106,101)   (13,990)   (25,030)   (61,806)
Pro forma basic net loss
  per share..............                        $  (0.58)  $   (1.82)  $  (0.25)  $  (0.32)  $  (0.78)
Shares used in computing
  pro forma basic net
  loss per share.........                          56,586      58,358     55,286     77,776     79,548

                                                                  NOVEMBER 30, 1999
                                                                     (UNAUDITED)
                                                          ----------------------------------
                                                                                  PRO FORMA
                                                           ACTUAL    PRO FORMA   AS ADJUSTED
                                                          --------   ---------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............................  $ 40,947   $ 40,947      $277,451
Working capital.........................................    85,859     81,970       318,474
Total assets............................................   154,433    346,932       583,436
Deferred revenues.......................................    34,350     34,350        34,350
Total stockholders' equity..............................   105,585    294,130       530,634

      See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

      The pro forma financial information reflects the acquisition of SourceSuite and is derived from, and should be read in conjunction with, the unaudited pro forma combined condensed financial statements of Liberate and SourceSuite and the corresponding notes, which are included elsewhere in this prospectus. In preparing the pro forma combined statement of operations data, the SourceSuite results of operations have been included as if the acquisition had occurred at the beginning of the earliest period presented. The pro forma combined balance sheet data has been prepared as if the acquisition had occurred as of November 30, 1999. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the beginning of the earliest period presented or at November 30, 1999, nor is it necessarily indicative of future operating results or our financial position following the acquisition of SourceSuite.

      The pro forma as adjusted consolidated balance sheet data gives effect to the net proceeds from the sale of the 2,890,000 shares of common stock offered in this offering by us, after deducting the underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE BUYING OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE INTENDED TO HIGHLIGHT RISKS THAT ARE SPECIFIC TO US AND ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES, SUCH AS THOSE THAT GENERALLY APPLY TO OUR INDUSTRY OR TO COMPANIES THAT HAVE RECENTLY UNDERTAKEN INITIAL PUBLIC OFFERINGS, ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING THE DISCUSSIONS SET FORTH IN "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS THAT ARE DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS
  DIFFICULT

    We were incorporated in April 1996 and began shipping our initial products to customers in the last quarter of fiscal 1997. Our limited operating history makes evaluation of our business and prospects difficult. Companies in an early stage of development frequently encounter heightened risks and unexpected expenses and difficulties. For us, these risks include the:

    - Limited number of network operators that have deployed products and services incorporating our technology;

    - Limited number of information appliance manufacturers that have incorporated our technology into their products;

    - Delays in deployment of high speed networks and Internet-enhanced services and applications by our network operator customers; and

    - Our unproven long-term business model, which depends on generating the majority of our revenues from royalty fees paid by network operators and information appliance manufacturers.

These risks, expenses and difficulties apply particularly to us because our market, the information appliance software market, is new and rapidly evolving.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE

    We incurred net losses of approximately $3.3 million in fiscal 1996, $19.0 million in fiscal 1997, $94.4 million in fiscal 1998, $33.1 million in fiscal 1999 and $25.0 million during the six months ended November 30, 1999. Our net losses of $94.4 million in fiscal 1998 included a $58.1 million charge related to acquired in-process research and development. As of November 30, 1999, we had an accumulated deficit of approximately $174.7 million. Since our inception, we have not had a profitable quarter and may never achieve or sustain profitability. Although our revenues increased from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999, we may not be able to sustain our historical revenue growth rates. We also expect to continue to incur increasing cost of revenues, research and development, sales and marketing and general and administrative expenses. If we are to achieve profitability given our planned expenditure levels, we will need to generate and sustain substantially increased license and royalty revenues; however, we are unlikely to be able to do so for the foreseeable future. As a result, we expect to incur significant and increasing losses and negative cash flows for the foreseeable future. In addition, from the beginning of fiscal 1997 through November 30, 1999, approximately 66% of our revenues have been derived from services provided by us and not from license and royalty fees paid by network operators and information appliance manufacturers in conjunction with the deployment of products and services incorporating our software products. If we are unable to derive a greater proportion of our revenues from these license and royalty fees, our losses will likely continue indefinitely.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE

    Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter. As a result, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance. Moreover, we expect to derive substantially all of our revenues for the near term from license fees and related consulting and support services. Over the longer term, to the extent deployments increase, we expect to derive an increasing portion of our revenues from royalties paid by network operators and information appliance manufacturers. If deployments do not increase or this transition otherwise does not occur, we are unlikely to be able to generate or sustain substantially increased revenue and our operating results will be seriously harmed.

    In the short term, we expect our quarterly revenues to be significantly dependent on a small number of relatively large orders for our products and services, which generally have a long sales cycle. As a result, our quarterly operating results may fluctuate significantly if we are unable to complete one or more substantial sales in any given quarter. In many cases, we recognize revenues from services on a percentage of completion basis. Our ability to recognize these revenues may be delayed if we are unable to meet service milestones on a timely basis. Moreover, because our expenses are relatively fixed in the near term, any shortfall from anticipated revenues could result in losses for the quarter.

    Although we have limited historical financial data, in the past we have experienced seasonality in our quarter ending August 31. These seasonal trends may continue to affect our quarter-to-quarter revenues.

THE MARKET FOR INFORMATION APPLIANCES IS NEW AND MAY NOT DEVELOP AS WE
  ANTICIPATE

    Because the information appliance market is newly emerging, the potential size of this new market opportunity and the timing of its development are uncertain. As a result, our profit potential is unproven. We are dependent upon the commercialization and broad acceptance by consumers and businesses of a wide variety of information appliances including, among others, television set-top boxes, game consoles, smart phones and personal digital assistants. Initial commercialization efforts in this industry have been primarily focused on television set-top boxes. Broad acceptance of all information appliances, particularly television set-top boxes, will depend on many factors. These factors include:

    - The willingness of large numbers of consumers to use devices other than personal computers to access the Internet;

    - The development of content and applications for information appliances;
      and

    - The emergence of industry standards that facilitate the distribution of content over the Internet to these devices.

    If the market for information appliances does not develop or develops more slowly than we anticipate, our revenues will not grow as fast as anticipated, if at all.

OUR SUCCESS DEPENDS ON NETWORK OPERATORS INTRODUCING, MARKETING AND PROMOTING PRODUCTS AND SERVICES FOR INFORMATION APPLIANCES BASED ON OUR TECHNOLOGY

    Our success depends on large network operators introducing, marketing and promoting products and services based on our technology. There are, however, only a limited number of large network operators worldwide. Moreover, only a limited number of network operators have introduced or are in the process of deploying products and services incorporating our technology and services for information appliances. In addition, none of our network operator customers is contractually obligated to introduce, market or promote products and services incorporating our technology, nor are any of our network operator customers contractually required to achieve any specific introduction schedule. Accordingly, even if a network operator initiates a customer trial of products incorporating our technology, that operator is under no obligation to continue its relationship with us or to launch a full-scale deployment of these products. Further, our agreements with network operators are not exclusive, so network operators with whom we have agreements may enter into similar license agreements with one or more of our competitors.

    Moreover, because the large scale deployment of products and services incorporating our technology by network operators is complex, time consuming and expensive, each deployment of these products and services requires our expertise to tailor our technology to the customer's particular product offering. This customization process requires a lengthy and significant commitment of resources by our customers and us. This commitment of resources may slow deployment, which could, in turn, delay market acceptance of these products and services. Unless network operators introduce, market and promote products and services incorporating our technology in a successful and timely manner, our software platform will not achieve widespread acceptance, information appliance manufacturers will not use our software in their products and our revenues will not grow as fast as anticipated, if at all.

IF INFORMATION APPLIANCE MANUFACTURERS DO NOT MANUFACTURE PRODUCTS THAT INCORPORATE OUR TECHNOLOGY, OR IF THESE PRODUCTS DO NOT ACHIEVE ACCEPTANCE, WE MAY NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS

    We do not manufacture hardware components that incorporate our technology. Rather, we license software technology to information appliance manufacturers. Accordingly, our success will depend, in part, upon our ability to convince a number of information appliance manufacturers to manufacture products incorporating our technology and the successful introduction and commercial acceptance of these products. Our efforts in this regard are significantly dependent on network operators deploying services using our server software.

    While we have entered into a number of agreements with information appliance manufacturers, none of these manufacturers is contractually obligated to introduce or market information appliances incorporating our technology, nor is any of them contractually required to achieve any specific production schedule. Moreover, our agreements with information appliance manufacturers are not exclusive, so information appliance manufacturers with whom we have agreements may enter into similar license agreements with one or more of our competitors. Our failure to convince information appliance manufacturers to incorporate our software platform into their products, or the failure of these products to achieve broad acceptance with consumers and businesses, will result in revenues that do not grow as fast as expected, if at all.

COMPETITION FROM BIGGER, BETTER CAPITALIZED COMPETITORS COULD RESULT IN PRICE REDUCTIONS, REDUCED GROSS MARGINS AND LOSS OF MARKET SHARE

    Competition in the information appliance software market is intense. Our principal competitors on the client software side include Microsoft, OpenTV and Spyglass. On the server side, our primary competitor is Microsoft. We expect additional competition from other established and emerging companies. We expect competition to persist and intensify as the information appliance market develops and competitors focus on additional product and service offerings. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles, reduced revenues and loss of market share.

    Many of our existing and potential competitors, particularly Microsoft, have longer operating histories, a larger customer base, greater name recognition and significantly greater financial, technical, sales and marketing and other resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, many of our competitors have well-established relationships with our current and potential customers. Moreover, some of our competitors, particularly Microsoft, have significant financial resources, which have enabled them in the past and may enable them in the future to make large strategic investments in our current and potential customers. Such investments may enable competitors to strengthen existing relationships or quickly establish new relationships with our current or potential customers. For example, as a result of an investment in AT&T, Microsoft obtained a nonexclusive licensing agreement under which AT&T will purchase at least 7.5 million licenses of Microsoft software for television set top boxes. Investments such as this may discourage our potential or current customers who receive the investment from deploying our information appliance software, regardless of their views of the relative merits of our products and services.

ORACLE'S OWNERSHIP OF OUR STOCK AND OTHER RELATIONSHIPS WITH US COULD LIMIT THE ABILITY OF OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED FOR A VOTE OF OUR STOCKHOLDERS

    Based on 86,493,312 shares outstanding on December 31, 1999, as adjusted for the 2,890,000 shares to be offered by us in this offering, Oracle will beneficially own 35,813,880, approximately 41.4% of our outstanding common stock following this offering. In addition, in May 1999, we entered into a voting agreement with Oracle, Comcast, Cox Communications and MediaOne. Under this agreement, among other things, Comcast, Cox and MediaOne have agreed to vote the shares of our common stock held by them in order to elect a representative designated by Oracle to our board of directors. Currently, two of our seven directors are directors and officers of Oracle. As a result, Oracle, acting both through our board of directors and through its ownership of our capital stock, may exert significant influence over us. This concentration of ownership could also have the effect of delaying or preventing a third party from acquiring control over us at a premium over the then current market price of our common stock.

    In addition, Oracle provides us with a distribution channel for our products in Asia/Pacific and assists us in providing our customers with support. We have also entered into several commercial, technological and financial arrangements with Oracle on which our business depends. If Oracle terminates these arrangements, if Oracle does not fulfill its obligations under these arrangements, if Oracle ever acts in a way that is adverse to our interests, or if we are no longer eligible to receive the benefits of these arrangements, we may need to find alternative distribution channel partners, seek alternative technologies for our products and services and find alternative financial resources.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES

    We currently derive, and we expect to continue to derive, a significant portion of our revenues from a limited number of customers. For the six months ended November 30, 1999, our five largest customers accounted for approximately 54% of our revenues, with Wind River Systems accounting for 18% of our total revenues and Cable & Wireless accounting for 14% of our total revenues. For the six months ended November 30, 1998, our five largest customers accounted for approximately 61% of our total revenues, with Wind River Systems accounting for 26% of our total revenues and Nintendo accounting for 11% of our total revenues. We expect that we will continue to be dependent upon a limited number of customers for a significant portion of our revenues in future periods, although the customers may vary from period to period. As a result, if we fail to successfully sell our products and services to one or more customers in any particular period, or a large customer purchases less of our products or services, defers or cancels orders, or terminates its relationship with us, our revenues could decline significantly.

OUR LENGTHY SALES CYCLE MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE

    We believe that the purchase of our products and services involves a significant commitment of capital and other resources by a customer. In many cases, the decision for our customers to use our products and services requires them to change their established business practices and conduct their business in new ways. As a result, we may need to educate our potential customers on the use and benefits of our products and services. In addition, our customers generally must consider a wide range of other issues before committing to purchase and incorporate our technology into their offerings. As a result of these and other factors, including the approval at a number of levels of management within a customer's organization, our sales cycle averages from six to twelve months and may sometimes be significantly longer. Because of the length of our sales cycle, we have a limited ability to forecast the timing and amount of specific sales.

    In addition, we base our quarterly revenue projections, in part, upon our expectation that specific sales will occur in a particular quarter. In the past, our sales have occurred in quarters other than those anticipated by us. If our expectations, and thus our revenue projections, are not accurate for a particular quarter, our actual operating results for that quarter could fall below the expectations of financial analysts and investors.

DEMAND FOR OUR PRODUCTS AND SERVICES WILL DECLINE SIGNIFICANTLY IF OUR SOFTWARE CANNOT SUPPORT AND MANAGE A SUBSTANTIAL NUMBER OF USERS

    Despite frequent testing of our software's scalability in a laboratory environment, the ability of our software platform to support and manage a substantial number of users in an actual deployment is uncertain. If our software platform does not efficiently scale to support and manage a substantial number of users while maintaining a high level of performance, demand for our products and services and our ability to sell additional products to our existing customers will be significantly reduced.

INTERNATIONAL REVENUES ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES; ACCORDINGLY, IF WE ARE UNABLE TO EXPAND OUR INTERNATIONAL OPERATIONS IN A TIMELY MANNER, OUR GROWTH IN INTERNATIONAL REVENUES WILL BE LIMITED

    International revenues accounted for approximately 48% of our total revenues for the six months ended November 30, 1999, and approximately 55% for the six months ended November 30, 1998. We anticipate that a significant portion of our revenues for the foreseeable future will be derived from sources outside the United States, especially as we increase our sales and marketing activities with respect to international licensing of our technology. Accordingly, our success will depend, in part, upon international economic conditions and upon our ability to manage international sales and marketing operations. To successfully expand international sales, we must establish additional foreign operations, hire additional personnel and increase our foreign direct and indirect sales forces. This expansion will require significant management attention and resources, which could divert attention from other aspects of our business. To the extent we are unable to expand our international operations in a timely manner, our growth in international sales, if any, will be limited.

    Moreover, substantially all of our revenues and costs to date have been denominated in U.S. dollars. However, expanded international operations may result in increased foreign currency payables. Although we may from time to time undertake foreign exchange hedging transactions to cover a portion of our foreign currency transaction exposure, we do not currently attempt to cover potential foreign currency exposure. Accordingly, any fluctuation in the value of foreign currency could seriously harm our ability to increase international revenues.

WE MAY HAVE TO CEASE OR DELAY PRODUCT SHIPMENTS IF WE ARE UNABLE TO OBTAIN KEY TECHNOLOGY FROM THIRD PARTIES

    We rely on technology licensed from third parties, including applications that are integrated with internally developed software and used in our products. Most notably, we license certain Java and Jini technologies from Sun Microsystems, VxWorks real time operating system from Wind River Systems, font technology from BitStream and multimedia architecture from RealNetworks. These third party technology licenses may not continue to be available to us on commercially reasonable terms, or at all, and we may not be able to obtain licenses for other existing or future technologies that we desire to integrate into our products. If we cannot maintain existing third party technology licenses or enter into licenses for other existing or future technologies needed for our products we would be required to cease or delay product shipments while we seek to develop alternative technologies.

WE DO NOT CURRENTLY HAVE LIABILITY INSURANCE TO PROTECT AGAINST THIRD PARTY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT COULD BE EXPENSIVE TO DEFEND

    We expect that, like other software product developers, we will increasingly be subject to infringement claims as the number of products and competitors developing information appliance software grows and the functionality of products in different industry segments overlaps. From time to time, we hire or retain employees or external consultants who have worked for independent software vendors or other companies developing products similar to those offered by us. These prior employers may claim that our products are based on their products and that we have misappropriated their intellectual property. We cannot guarantee that:

    - An infringement claim will not be asserted against us in the future;

    - The assertion of such a claim will not result in litigation;

    - We would prevail in such litigation; or

    - We would be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms, or at all.

    We currently do not have liability insurance to protect against the risk that licensed third party technology infringes the intellectual property of others. Any claims relating to our intellectual property, regardless of their merit, could seriously harm our ability to develop and market our products and manage our day-to-day operations because they could:

    - Be time consuming and costly to defend;

    - Divert management's attention and resources;

    - Cause product shipment delays;

    - Require us to redesign our products; or

    - Require us to enter into royalty or licensing agreements.

WE COULD SUFFER LOSSES AND NEGATIVE PUBLICITY IF OUR TECHNOLOGY CAUSES A FAILURE OF OUR NETWORK OPERATOR CUSTOMERS' SYSTEMS

    Our technology is integrated into the products and services of our network operator customers. Accordingly, a defect, error or performance problem with our technology could cause our customers' telecommunication, cable and satellite television or Internet service systems to fail for a period of time.

Any such failure will cause severe customer service and public relations problems for our customers. As a result, any failure of our network operator customers' systems caused by our technology could result in:

    - Delayed or lost revenue due to adverse customer reaction;

    - Negative publicity regarding us and our products and services; and

    - Claims for substantial damages against us, regardless of our responsibility for such failure.

Any claim could be expensive and require the expenditure of a significant amount of resources regardless of whether we prevail. We currently do not have liability insurance to protect against this risk.

OUR SUCCESS DEPENDS ON OUR ABILITY TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES BUT WE HAVE EXPERIENCED AND MAY IN THE FUTURE EXPERIENCE DELAYS IN COMPLETING DEVELOPMENT AND INTRODUCTION OF NEW SOFTWARE PRODUCTS

    The market for information appliance software is characterized by evolving industry standards, rapid technological change and frequent new product introductions and enhancements. Our technology enables network operators to deliver content and applications to information appliances over the Internet. Accordingly, our success will depend in large part upon our ability to adhere to and adapt our products to evolving Internet protocols and standards. Therefore, we will need to develop and introduce new products that meet changing customer requirements and emerging industry standards on a timely basis. In the past, we have experienced delays in completing the development and introduction of new software products. We may encounter such delays in the development and introduction of future products as well. In addition, we may:

    - Fail to design our current or future products to meet customer requirements;

    - Fail to develop and market products and services that respond to technological changes or evolving industry standards in a timely or cost effective manner; and

    - Encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS MAY HARM OUR COMPETITIVENESS

    Our ability to compete and continue to provide technological innovation is substantially dependent upon internally developed technology. We rely primarily on a combination of patents, trademark laws, copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. In addition, we have been awarded two patents and have 17 patent applications pending in the U. S. Patent & Trademark Office. Patents may not be issued from these or any future applications. Even if they are issued, these patents may not survive a legal challenge to their validity or provide significant protection for us.

    The steps we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of our proprietary information. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may also independently develop similar technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any failure by us to meaningfully protect our intellectual property could result in competitors offering products that incorporate our most technologically advanced features, which could seriously reduce demand for our products and services.

FAILURE TO MANAGE OUR GROWTH MAY SERIOUSLY HARM OUR ABILITY TO DELIVER PRODUCTS IN A TIMELY MANNER, FULFILL EXISTING CUSTOMER COMMITMENTS AND ATTRACT AND RETAIN NEW CUSTOMERS

    Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources, especially as more network operators and information appliance manufacturers incorporate our software into their products and services. This potential for rapid growth is particularly significant in light of the large customer bases of network operators and information appliance manufacturers and the frequent need to tailor our products and services to our customers' unique needs. To the extent we add several customers simultaneously or add customers whose product needs require extensive customization, we may need to significantly expand our operations. Moreover, we expect to significantly expand our domestic and international operations by, among other things, expanding the number of employees in professional services, research and development and sales and marketing.

    This additional growth will place a significant strain on our limited personnel, financial and other resources. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to implement additional management information systems, to further develop our operating, administrative, financial and accounting systems and controls, to hire additional personnel, to develop additional levels of management within the corporation, to locate additional office space in the United States and internationally and to maintain close coordination among our development, accounting, finance, sales and marketing, consulting services and customer service and support organizations. Failure to accomplish any of these requirements would seriously harm our ability to deliver products in a timely fashion, fulfill existing customer commitments and attract and retain new customers.

THE LOSS OF ANY OF OUR KEY PERSONNEL WOULD HARM OUR COMPETITIVENESS

    We believe that our success will depend on the continued employment of our senior management team and key technical personnel, none of whom, except Mitchell E. Kertzman, our President and Chief Executive Officer, and Coleman Sisson, our Chief Operating Officer, has an employment agreement with us. If one or more members of our senior management team or key technical personnel were unable or unwilling to continue in their present positions, these individuals would be very difficult to replace and our ability to manage day-to-day operations, develop and deliver new technologies, attract and retain customers, attract and retain other employees and generate revenues, would be seriously harmed.

OUR PLANNED EXPANSION OF OUR INDIRECT DISTRIBUTION CHANNELS WILL BE EXPENSIVE AND MAY NOT SUCCEED

    To date, we have sold our products and services principally through our direct sales force. In the future, we intend to expand the number and reach of our indirect channel partners, primarily overseas, through distribution agreements similar to the one we have with Oracle. The development of these indirect channels will require the investment of significant company resources, which could seriously harm our business if our efforts do not generate significant revenues. Moreover, we may not be able to attract indirect channel partners that will be able to effectively market our products and services. The failure to recruit indirect channel partners that are able to successfully market our products and services could seriously hinder the growth of our business.

WE MAY NEED TO MAKE ACQUISITIONS IN ORDER TO REMAIN COMPETITIVE IN OUR MARKET AND ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE

    In addition to our pending acquisition of SourceSuite, we may acquire other businesses in the future in order to remain competitive or to acquire new technologies. As a result of future acquisitions, we may need to integrate product lines, technologies, widely dispersed operations and distinct corporate cultures. In addition, the product lines or technologies of future acquisitions may need to be altered or redesigned in order to be made compatible with our software products or the software architecture of our customers. These integration efforts may not succeed or may distract our management from operating our existing business. Our failure to successfully manage future acquisitions could seriously harm our operating results. In addition, our stockholders would be diluted if we finance acquisitions by incurring convertible debt or issuing equity securities.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE SOURCESUITE INTO OUR BUSINESS OR ACHIEVE THE EXPECTED BENEFITS OF THE SOURCESUITE ACQUISITION

    Our acquisition of SourceSuite, if completed, will require integrating our business with theirs, including integrating product lines, technologies, widely dispersed operations and distinct corporate cultures. We may not be able to successfully assimilate the personnel, operations and customers of SourceSuite into our business. Additionally, we may fail to achieve the anticipated synergies from the acquisition of SourceSuite, including product development and other operational synergies. The integration process may further strain our existing financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from our core business objectives. In addition, we are not experienced in managing significant facilities or operations in geographically distant areas. We may not be able to retain various individuals who provide services to SourceSuite that we intend to hire in connection with this acquisition. Our failure to successfully manage the SourceSuite acquisition could seriously harm our operating results. In addition, the issuance of 1,772,000 shares of our common stock in connection with the closing of the SourceSuite acquisition will result in dilution to existing stockholders.

WE MAY INCUR NET LOSSES OR INCREASED NET LOSSES IF WE ARE REQUIRED TO RECORD A SIGNIFICANT ACCOUNTING EXPENSE RELATED TO THE ISSUANCE OF WARRANTS

    Under letter agreements with several network operators entered into in April and May 1999, we agreed to issue warrants to purchase up to an aggregate of 4,599,992 shares of our common stock that are exercisable if those network operators satisfy commercial milestones. In the event the milestones are met, we will be required to record a significant non-cash accounting expense over the estimated economic life of the arrangements with the network operators, which would be equal to the value of the warrants at the time the milestones are satisfied. If we are required to record non-cash accounting expenses related to these warrants, we could incur net losses or increased net losses for a given period and this could seriously harm our operating results and stock price. As of November 30, 1999, warrants to purchase up to 749,998 shares of our common stock were earned by four network operators for signing license agreements. In connection with these warrants, approximately $18,000 was recorded as a charge to operations during fiscal 1999 and approximately $1.1 million was recorded as a charge to operations during the first six months of fiscal 2000.

    In December 1999, additional warrants to purchase 786,664 shares of common stock at $6.90 per share were earned by two network operators in connection with their payment of prepaid royalty fees. The fair value of these warrants is estimated to be approximately $100.0 million, which will be amortized over the estimated economic life of these arrangements. A portion of these fully vested warrants, valued at approximately $27.5 million, was exercised in January 2000.

DEMAND FOR OUR PRODUCTS AND SERVICES WILL NOT INCREASE IF THE INTERNET DOES NOT CONTINUE TO GROW AND IMPROVE

    Acceptance of our software platform depends substantially upon the widespread adoption of the Internet for commerce, communications and entertainment. As is typical in the case of an emerging industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand for and acceptance of recently introduced Internet products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the consumer markets we target. The adoption of the Internet for commerce, communications and access to content and applications, particularly by those that have historically relied upon alternative means of commerce, communications and access to content and applications, generally requires understanding and acceptance of a new way of conducting business and exchanging information. Moreover, widespread application of the Internet outside of the United States will require reductions in the cost of Internet access to prices affordable to the average consumer.

    To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the amount of data transmitted by users, we cannot guarantee that the Internet infrastructure will be able to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in development or adoption of new standards or protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in, or insufficient availability of, telecommunications or similar services to support the Internet could also result in slower response times and could adversely impact use of the Internet generally. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure, standards, protocols or complementary products, services or facilities do not effectively support any growth that may occur, demand for our products and services will decline significantly.

INCREASING GOVERNMENT REGULATION COULD CAUSE DEMAND FOR OUR PRODUCTS AND SERVICES TO DECLINE SIGNIFICANTLY

    We are subject not only to regulations applicable to businesses generally, but also laws and regulations directly applicable to the Internet. Although there are currently few such laws and regulations, state, federal and foreign governments may adopt a number of these laws and regulations governing any of the following issues:

    - User privacy;

    - Copyrights;

    - Consumer protection;

    - Taxation of e-commerce;

    - The online distribution of specific material or content; and

    - The characteristics and quality of online products and services.

    We do not engage in e-commerce, nor do we distribute content over the Internet. However, one or more states or the federal government could enact regulations aimed at companies, like us, which provide software that facilitates e-commerce and the distribution of content over the Internet. The likelihood of such regulation being enacted will increase as the Internet becomes more pervasive and extends to more people's daily lives. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a reduction in growth occurs, demand for our products and services will decline significantly.

WE EXPECT OUR OPERATIONS TO CONTINUE TO PRODUCE NEGATIVE CASH FLOW; CONSEQUENTLY, IF WE CANNOT RAISE ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO FUND OUR CONTINUED OPERATIONS

    Since our inception, cash used in our operations has substantially exceeded cash received from our operations, and we expect this trend to continue for the foreseeable future. We expect that the net proceeds from this offering and our initial public offering will be sufficient to meet our working capital and capital expenditure needs for at least the 12 months following this offering. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

    - Develop or enhance our products and services;

    - Acquire complementary technologies, products or businesses;

    - Open new offices, in the United States or internationally;

    - Hire, train and retain employees; or

    - Respond to competitive pressures or unanticipated requirements.

PROVISIONS OF OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DETER TAKEOVERS AND PREVENT YOU FROM RECEIVING A PREMIUM FOR YOUR SHARES

    Provisions of our certificate of incorporation and bylaws as well as provisions of Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. Due to the potential volatility of our stock price, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

OUR STOCK PRICE COULD DECLINE BY SHARES BECOMING AVAILABLE FOR SALE IN THE
FUTURE

    A substantial number of shares of our common stock will become available for sale on the date of this prospectus, or within 90 days thereafter. For a more detailed discussion of shares becoming available for sale in the future, see "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the 2,890,000 shares of common stock in this offering are approximately $236.5 million assuming an offering price per share of $86.00, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. We will receive no proceeds from the exercise of the underwriters' over-allotment option. We will not receive any proceeds from the sale of shares by the selling stockholders.

    We intend to use the proceeds from this offering for general corporate purposes, including the expansion of our research and development and service capabilities and other working capital requirements. However, we currently have no specific plan for any of the proceeds. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending such uses, we will invest the proceeds of this offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

    Our common stock has been quoted on the Nasdaq National Market under the symbol "LBRT" since our initial public offering on July 27, 1999. The following table shows the high and low per share closing prices of our common stock for the periods indicated.

                                                                HIGH         LOW
                                                              ---------   ---------
FISCAL 2000
  First Fiscal Quarter (beginning July 27, 1999)............      13.50        7.69
  Second Fiscal Quarter.....................................      84.19       13.63
  Third Fiscal Quarter (through January 18, 2000)...........     128.53       69.06

    On January 18, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $86.00 per share. On December 31, 1999, there were approximately 253 holders of record of the common stock.

                                 CAPITALIZATION

    The following table sets forth the following information:

    - Our actual capitalization as of November 30, 1999;

    - The pro forma capitalization of Liberate as of November 30, 1999, giving effect to the pending acquisition of SourceSuite; and

    - Our pro forma as adjusted capitalization to give effect to the sale of 2,890,000 shares of common stock by us at an assumed public offering price of $86.00 per share, less the underwriting discounts and commissions and estimated offering expenses.

                                                                    AS OF NOVEMBER 30, 1999
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL     PRO FORMA   AS ADJUSTED
                                                              ---------   ---------   -----------
                                                                          (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term portion of capital leases.........................  $     486   $     502    $     502
                                                              ---------   ---------    ---------
Stockholders' equity:
  Convertible preferred stock, $.01 par value per share,
    20,000,000 shares authorized, no shares outstanding
    actual, pro forma and pro forma as adjusted.............         --          --           --
  Common stock, $.01 par value per share,
    200,000,000 shares authorized, 83,583,854 shares
    outstanding actual; 85,355,854 shares outstanding pro
    forma; 88,245,854 shares outstanding pro forma as
    adjusted................................................        836         854          882
  Contributed and paid-in capital...........................    282,885     473,412      709,888
  Deferred stock compensation...............................     (6,858)     (6,858)      (6,858)
  Warrants..................................................      3,687       3,687        3,687
  Stockholder notes receivable..............................       (198)       (198)        (198)
  Accumulated comprehensive income..........................        (25)        (25)         (25)
  Accumulated deficit.......................................   (174,742)   (176,742)    (176,742)
                                                              ---------   ---------    ---------
    Total stockholders' equity..............................    105,585     294,130      530,634
                                                              ---------   ---------    ---------
      Total capitalization..................................  $ 106,071   $ 294,632    $ 531,136
                                                              =========   =========    =========

    This table excludes the following shares:

    - 14,324,842 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans, and 2,239,166 additional shares of common stock available for issuance under these stock option plans;

    - 1,666,666 shares of common stock available for issuance under our 1999 employee stock purchase plan;

    - 749,998 shares of common stock issuable upon exercise of warrants that have been earned by network operators; and

    - Warrants to purchase up to an aggregate of an additional 3,849,994 shares of our common stock that may be issued if particular network operator customers satisfy commercial milestones.

                                    DILUTION

    On a pro forma basis as of November 30, 1999, after giving effect to the pending acquisition of SourceSuite, the pro forma net tangible book value of our common stock was approximately $94.9 million, or approximately $1.11 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of 2,890,000 shares of common stock offered by this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable, our net tangible book value at November 30, 1999 would have been approximately $331.4 million, or $3.76 per share. This represents an immediate increase in net tangible book value of $2.65 per share to existing stockholders and immediate dilution in net tangible book value of $82.24 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed public offering price per share.....................              $86.00
  Pro forma net tangible book value per share as of November
    30, 1999................................................   $1.11
  Increase per share attributable to new investors..........    2.65
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................                3.76
                                                                          ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................              $82.24
                                                                          ======

    This table excludes options to purchase 14,324,842 shares of our common stock and warrants to purchase 749,998 shares of our common stock that were earned prior to November 30, 1999 and will remain outstanding upon the completion of this offering. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. The consolidated statement of operations data for the years ended May 31, 1997, 1998 and 1999 and the consolidated balance sheet data at May 31, 1998 and 1999, are derived from audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the period from our inception on December 1, 1995 to May 31, 1996, and the consolidated balance sheet data at May 31, 1996 and 1997, are derived from audited consolidated financial statements not included in this prospectus. The consolidated financial statements as of and for the year ended May 31, 1998, have been restated to give retroactive effect to the change in accounting for our acquisition of Navio Communications, as explained in Note 3 to the Consolidated Financial Statements. The selected consolidated financial data at November 30, 1999 and for the six months ended November 30, 1998 and 1999 have been derived from unaudited condensed consolidated financial statements also included elsewhere in this prospectus and which, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results for the unaudited periods. The historical results are not necessarily indicative of results to be expected in any future period.

                                                 PERIOD FROM                                               SIX MONTHS ENDED
                                                  INCEPTION               YEARS ENDED MAY 31,                NOVEMBER 30,
                                             (DECEMBER 1, 1995)    ---------------------------------   -------------------------
                                               TO MAY 31, 1996       1997        1998        1999         1998          1999
                                             -------------------   --------   ----------   ---------   -----------   -----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                              (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License and royalty......................        $    --         $    231   $    4,162   $   5,281   $     2,537   $     3,482
  Service..................................             --               44        6,110      12,032         5,172         7,880
                                                   -------         --------   ----------   ---------   -----------   -----------
    Total revenues.........................             --              275       10,272      17,313         7,709        11,362

Cost of revenues:
  License and royalty......................             --               --        3,779       2,279         1,316         1,108
  Service..................................             --               --        2,230       8,247         2,871        10,693
                                                   -------         --------   ----------   ---------   -----------   -----------
    Total cost of revenues.................             --               --        6,009      10,526         4,187        11,801
                                                   -------         --------   ----------   ---------   -----------   -----------
Gross margin...............................             --              275        4,263       6,787         3,522          (439)
Operating expenses:
  Research and development.................          5,479           21,721       19,981      18,171         8,055        11,642
  Sales and marketing......................             --            7,805       14,407      11,730         5,403         6,918
  General and administrative...............             --            1,023        2,453       3,975         1,608         3,180
  Amortization of purchased intangibles....             --               --        4,563       6,084         3,042         3,042
  Amortization of warrants.................             --               --           --          18            --         1,069
  Restructuring charge.....................             --               --        1,175          --            --            --
  Amortization of deferred stock
    compensation...........................             --               --           --         507           111         1,029
  Acquired in-process research and
    development............................             --               --       58,100          --            --            --
                                                   -------         --------   ----------   ---------   -----------   -----------
    Total operating expenses...............          5,479           30,549      100,679      40,485        18,219        26,880
                                                   -------         --------   ----------   ---------   -----------   -----------
Loss from operations.......................         (5,479)         (30,274)     (96,416)    (33,698)      (14,697)      (27,319)
Interest and other income (expense), net...             --             (465)          10          59           149         2,338
                                                   -------         --------   ----------   ---------   -----------   -----------
Loss before income tax provision
  (benefit)................................         (5,479)         (30,739)     (96,406)    (33,639)      (14,548)      (24,981)
Income tax provision (benefit).............         (2,200)         (11,750)      (2,015)       (586)         (558)           49
                                                   -------         --------   ----------   ---------   -----------   -----------
Net loss...................................        $(3,279)        $(18,989)  $  (94,391)  $ (33,053)  $   (13,990)  $   (25,030)
                                                   =======         ========   ==========   =========   ===========   ===========
Basic net loss per share...................        $    --         $     --   $  (890.48)  $  (56.60)  $    (30.81)  $     (0.46)
Shares used in computing basic net loss per
  share....................................             --               --          106         584           454        54,780
Pro forma basic net loss per share.........                                                $   (0.58)  $     (0.25)  $     (0.32)
Shares used in computing pro forma basic
  net loss per share.......................                                                   56,586        55,286        77,776

                                                                                                             NOVEMBER
                                                                                MAY 31,                         30,
                                                              -------------------------------------------   -----------
                                                                1996       1997       1998        1999         1999
                                                              --------   --------   ---------   ---------   -----------
                                                                                   (IN THOUSANDS)
                                                                                                            (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    --    $    245   $  12,138   $  33,657    $  40,947
Working capital (deficit)...................................     (412)    (23,180)    (18,275)      6,308       85,859
Total assets................................................      487       4,441      30,812      68,182      154,433
Deferred revenues...........................................       --          45      23,868      38,787       34,350
Long-term debt and long-term portion of capital leases......       --          --       4,115       4,315          486
Accumulated deficit.........................................   (3,279)    (22,268)   (116,659)   (149,712)    (174,742)
Total stockholders' equity (deficit)........................       75     (19,256)     (6,136)     12,226      105,585

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Liberate is a leading provider of a comprehensive software platform for delivering Internet-enhanced content and applications to a broad range of information appliances, such as television set-top boxes, game consoles, smart phones and personal digital assistants. We began operations in December 1995 as a division of Oracle to develop server and client software for the consumer, corporate and educational markets. In April 1996, we were incorporated as a Delaware corporation. In August 1997, we acquired Navio Communications.

    Navio was a development stage company involved in designing Internet application and server software for the consumer market. In connection with the acquisition, we changed our strategic direction and restructured our operations. Prior to the acquisition, we focused on selling software to original equipment manufacturers of network computer products for corporate customers. Following the acquisition, we focused our development and marketing efforts on fewer products targeted primarily at the consumer information appliance market and aggressively pursued sales to a limited number of large network operators and information appliance manufacturers. As a result of this strategic shift, we significantly reduced our sales and engineering operations for corporate products and increased investment in the development of client and server software for the consumer market. In connection with the acquisition, we wrote off approximately $58.1 million of acquired in-process research and development in fiscal 1998. Purchased intangibles of approximately $18.3 million were recorded in connection with the acquisition and are being amortized on a straight-line basis over a useful life of three years. See "--Valuation of In-Process Research and Development."

    To more closely align our product offerings with this strategic shift in direction, we entered into an agreement with Sun Microsystems in May 1999 to transfer our NC Navigator and NC Administration Server technology to Sun while retaining the right to ship, support and maintain these products for existing customers using this technology. As part of this agreement, we will try to assign our existing agreements relating to this technology to Sun. If Sun chooses to assume these contracts and continues shipping the NC Navigator or NC Desktop products under these contracts, we will receive a commission on sales of these products. In addition, we have agreed not to compete in the corporate network computer market and, specifically, network computers intended to displace personal computers or terminals until May 2002. However, outside of this market, we intend to continue developing new products based on network computer technology. In fiscal 1999, sales of NC Navigator and NC Desktop products and related services accounted for $2.5 million of our total revenues. For the six months ended November 30, 1999, sales of NC Navigator and NC Desktop products and related services accounted for $1.5 million of our total revenues.

    We have also agreed with Sun to co-develop television set-top box technology. We will distribute the co-developed technology pursuant to a non-exclusive license with Sun. In addition, under this license, we have agreed to incorporate Sun's PersonalJava technology, television interface software and Jini technology in our software products and to pay Sun a royalty. Sun has also agreed to promote us as one of its preferred channel partners within the TV devices market. We believe this relationship will result in co-marketing and co-selling efforts with Sun of the jointly-developed technology on a worldwide basis.

    We began shipping our initial products and generating revenues in the last quarter of fiscal 1997. We generate revenues by licensing our server and client products and providing related services to network operators and information appliance manufacturers. Network operators generally pay up-front license fees for our server software. We recognize server license revenues upon final delivery of the licensed product, when collection is probable and when the fair market value and the fee for each element of the transaction is fixed and determinable. We also generate service revenues from maintenance provided in connection with server licenses. Maintenance fees typically represent a percentage of associated license fees.

    We license our client software and provide related services to both network operators and information appliance manufacturers. Information appliance manufacturers pay us royalties on a per unit basis. Typically, we recognize these royalty fees upon shipment of the device by the manufacturer. Network operators also pay per-subscriber royalty fees when information appliance owners activate the operators' service. Generally, network operators pay these royalty fees upon activation, either in the form of an up-front payment or on a subscription basis. Up-front royalty fees are recognized when a network operator reports to us that a user has activated the service. These network operators pay an additional per subscriber maintenance fee typically on an annual basis for the duration of the activation period. Subscription-based royalty fees are recognized quarterly when reported by the network operators. A portion of this subscription-based royalty fee is allocated to service revenues as maintenance and is also recognized quarterly. We generally negotiate the amount of up-front fees paid by network operators and royalties paid by information appliance manufacturers on a case-by-case basis. Our maintenance fees typically range from 17% to 30% of annual license fees and activation royalties.

    In addition to the maintenance services we offer in connection with our software licenses, which include upgrades and technical support, we provide comprehensive consulting, engineering and training services to network operators and information appliance manufacturers. Revenues generated from these services generally are recognized as the services are performed while maintenance fees are recognized ratably over the term of the maintenance contract. During the first six months of fiscal 2000, total service revenues were $7.9 million, representing 69% of our total revenues. We expect service revenues to continue to account for a significant portion of total revenues until customers begin deploying services and information appliances incorporating our software on a large scale. Any volume deployments should increase the portion of total revenues derived from the payment of royalty fees.

    In fiscal 1998, Wind River accounted for 16% of our total revenues and Thomson Multimedia accounted for 10% of our total revenues. In fiscal 1999, Wind River accounted for 23% of our total revenues and Cable & Wireless accounted for 10% of total revenues. During the first six months of fiscal 2000, Wind River accounted for 18% of our total revenues and Cable & Wireless accounted for 14% of total revenues. Revenues attributable to Wind River relate to a source code license we granted Wind River in December 1997. Wind River paid us a license fee of $10.0 million for this license which was recorded as deferred revenues and is being amortized over a 30-month period as license and royalty revenues and service revenues. Wind River has integrated this source code into their HTMLWorks and eNavigator products. Revenues attributable to Cable & Wireless in fiscal 1999 and for the first six months of fiscal 2000 relate to consulting services and training. Revenues from Thomson Multimedia related to a one-time paid-up software license. We expect that we will continue to be dependent upon a limited number of customers for a significant portion of our revenues in future periods, although the customers may vary from period to period.

    Deferred revenues consist primarily of payments received from customers for prepaid license and royalty fees and prepaid services for undelivered product and services. Deferred revenues increased from $45,000 at May 31, 1997 to $34.4 million at November 30, 1999. This increase resulted in part from our license to Wind River and prepayments from network operators. Other than the deferred revenues from the source code license to Wind River, deferred revenues can fluctuate significantly. These fluctuations are the result of:

    - When we record deferred revenues, which depends on the timing of large prepaid license and royalty fees and service contracts; and

    - When we recognize deferred revenues, which depends on when services are performed and when network operators and information appliance manufacturers deploy products and services based on our technology.

    International revenues accounted for approximately 77% of our total revenues in fiscal 1997, 50% of our total revenues in fiscal 1998, 51% of our total revenues in fiscal 1999 and 48% of our total revenues during the first six months of fiscal 2000. We anticipate international revenues to continue to represent a significant portion of total revenues.

    Under letter agreements with several network operators entered into in April and May 1999, we agreed to issue warrants to purchase up to an aggregate of 4,599,992 shares of our common stock that are exercisable if those network operators satisfy commercial milestones. In the event the milestones are met, we will be required to record a significant non-cash accounting expense over the estimated economic life of the arrangements with the network operators, which would be equal to the value of the warrants at the time the milestones are satisfied. As of November 30, 1999, warrants to purchase up to 749,998 shares of our common stock were earned by four network operators for signing license agreements.

    In December 1999, additional warrants to purchase 786,664 shares of common stock at $6.90 per share were earned by two network operators in connection with their payment of prepaid royalty fees. The fair value of these warrants is estimated to be approximately $100.0 million, which will be amortized over the estimated economic life of these arrangements. A portion of these fully vested warrants, valued at approximately $27.5 million, was exercised in January 2000.

    Since inception, we have incurred net losses of $174.7 million. These losses include a write-off of $58.1 million of acquired in-process research and development related to the Navio acquisition and $77.0 million of research and development expenditures. We anticipate incurring significant operating losses for the foreseeable future as we:

    - continue to invest in research and development and professional and engineering services to support new devices for our software platform and large-scale deployments by our network operator customers; and

    - record non-cash expenses related to the amortization of goodwill associated with our acquisition of SourceSuite and amortization of warrant expense associated with the issuance of performance warrants to various network operators.

    In January 2000, we entered into a Merger Agreement and Plan of Reorganization to acquire SourceSuite for approximately 1,772,000 shares of our common stock, or approximately $190.5 million based on a common stock price of $107.53. The acquisition will be accounted for as a purchase. We intend to hire various individuals who provide services to SourceSuite. Also in connection with the acquisition, we expect to expense up to $4.0 million of acquired in-process research and development, which in the opinion of our management, has not reached technological feasibility and has no alternative future use. We also expect to record goodwill and other intangibles of up to $200.0 million to be amortized over an estimated economic life of three years. In addition, in January 2000, we terminated negotiations involving our proposed acquisition of another company. Expenses related to this terminated acquisition are currently estimated to range from approximately $700,000 to $1.3 million and will be recorded in the third quarter of fiscal 2000.

RESULTS OF OPERATIONS

    Because we did not begin shipping products until the last quarter of fiscal 1997 and implemented significant changes in our operations following our restructuring in December 1997, we believe that annual and quarterly period-to-period comparisons of our operating results involving periods prior to May 31, 1998 are less meaningful than an analysis of recent annual and quarterly operating results. Accordingly, we are providing a discussion and analysis of our operating results that is primarily focused upon fiscal 1998, fiscal 1999 and the first six months of fiscal 2000. The following table lists, for the periods indicated, each line item as a percentage of total revenues:

                                                           YEARS ENDED              SIX MONTHS ENDED
                                                             MAY 31,                  NOVEMBER 30,
                                                  ------------------------------   -------------------
                                                    1997       1998       1999       1998       1999
                                                  --------   --------   --------   --------   --------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License and royalty...........................       84%        41%        31%        33%        31%
  Service.......................................       16         59         69         67         69
                                                  -------    -------    -------    -------    -------
    Total revenues..............................      100        100        100        100        100
Cost of revenues:
  License and royalty...........................       --         37         13         17         10
  Service.......................................       --         22         48         37         94
                                                  -------    -------    -------    -------    -------
    Total cost of revenues......................       --         59         61         54        104
                                                  -------    -------    -------    -------    -------
Gross margin....................................      100         41         39         46         (4)
Operating expenses:
  Research and development......................    7,899        195        105        104        102
  Sales and marketing...........................    2,838        140         68         70         61
  General and administrative....................      372         24         23         21         28
  Amortization of purchased intangibles.........       --         44         35         39         27
  Amortization of warrants......................       --         --         --         --          9
  Restructuring charge..........................       --         11         --         --         --
  Amortization of deferred stock compensation...       --         --          3          1          9
  Acquired in-process research and
    development.................................       --        566         --         --         --
                                                  -------    -------    -------    -------    -------
    Total operating expenses....................   11,109        980        234        235        236
                                                  -------    -------    -------    -------    -------
Loss from operations............................  (11,009)      (939)      (195)      (189)      (240)
Interest and other income (expense), net........     (169)        --         --          2         21
                                                  -------    -------    -------    -------    -------
Loss before income tax provision (benefit)......  (11,178)      (939)      (195)      (187)      (219)
Income tax provision (benefit)..................   (4,273)       (20)        (3)        (7)        --
                                                  -------    -------    -------    -------    -------
Net loss........................................   (6,905)%     (919)%     (192)%     (180)%     (219)%
                                                  =======    =======    =======    =======    =======

SIX MONTHS ENDED NOVEMBER 30, 1998 AND 1999

    REVENUES

    Total revenues increased 47% from $7.7 million for the six months ended November 30, 1998 to $11.4 million for the six months ended November 30, 1999.

    LICENSE AND ROYALTY. License and royalty revenues increased 37% from $2.5 million in the six months ended November 30, 1998 to $3.5 million six months ended November 30, 1999. This increase was due primarily to increased royalty revenues from network operators reflecting the initial trial and deployment of services based on our technology, as well as an increase in our customer base.

    SERVICE. Service revenues increased 52% from $5.2 million in the six months ended November 30, 1998 to $7.9 million in the six months ended November 30, 1999. This increase was due primarily to the continued expansion of our professional services organization created in the beginning of fiscal 1999. To a lesser extent, the increase was due to the overall increase in the level of billable custom-development projects.

    COST OF REVENUES

    Total cost of revenues increased 182% from $4.2 million in the six months ended November 30, 1998 to $11.8 million in the six months ended November 30, 1999. We anticipate that total cost of revenues will increase in dollar amounts in future periods as we provide continued services to support customer implementations and as we experience higher third party license costs as deployments increase.

    LICENSE AND ROYALTY. Cost of license and royalty revenues decreased 16% from $1.3 million in the six months ended November 30, 1998 to $1.1 million six months ended November 30, 1999. These amounts represented 52% and 32% of license and royalty revenues over the respective periods. The decrease in cost of license and royalty revenues in dollar amounts was due primarily to the full amortization of certain prepaid inbound licenses. We expect the cost of license and royalty revenues, as a percentage of license and royalty revenues, to fluctuate in future periods, but with a general decreasing trend. Amortization of certain third party costs will have the effect of decreasing license and royalty costs as a percentage of related revenues. However, introduction of new third party technology may offset the effect of the amortized costs or increase license and royalty cost as a percentage of related revenues.

    SERVICE. Cost of service revenues increased 272% from $2.9 million in the six months ended November 30, 1998 to $10.7 million in the six months ended November 30, 1999. These amounts represented 56% and 136% of service revenues over the respective periods. The increase in dollar amounts and as a percentage of service revenues was due primarily to our continued investment in our professional service organization, increased reliance on third party consultants, as well as an increase in the level of billable custom development projects, which were necessary to meet the growth in customer installation, training and deployment of our products. We expect cost of service revenues to increase in dollar amounts to the extent existing and new customers install and deploy our products. We also expect the cost of service revenues, as a percentage of service revenues, to fluctuate in future periods. These costs may increase in the near-term due to continued expansion of services as existing and new customers install and deploy our products and we continue to provide and support limited trial installations of our products at discounted prices to network operators in order to continue to increase our market share.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salary and other related costs for personnel and external consultants as well as costs related to outsourced development projects to support product development. Research and development expenses increased 45% from $8.1 million in the six months ended November 30, 1998 to $11.6 million in the six months ended November 30, 1999. These amounts represented 104% and 102% of total revenues over the respective periods. The increase in dollar amounts and as a percentage of total revenues was due primarily to higher personnel and related expenses resulting from increased staffing and an increase in outsourced development projects, in particular a project with General Instrument. During this period, research and development expenses associated with billable custom development projects and classified as cost of service revenues also increased. The classification of costs between research and development and cost of service revenues may fluctuate between categories depending on the level of projects that are billable at any point in time. We believe that continued investment in research and development is critical to attaining our strategic objectives. Consequently, we expect research and development expenses to increase significantly in dollar amounts in future periods. However, if revenues increase, we expect research and development expenses to decline as a percentage of total revenues in the long-term.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, facilities for regional offices, public relations, marketing materials and tradeshows. Sales and marketing expenses increased 28% from $5.4 million in the six months ended November 30, 1998 to $6.9 million in the six months ended November 30, 1999. These amounts represented 70% and 61% of total revenues over the respective periods. The increase in dollar amounts was due primarily to increased employee-related expenses as well as marketing communications and professional recruitment. We believe these expenses will increase in dollar amounts in future periods as we expand our direct sales and marketing efforts domestically and abroad. However, if revenues increase, we expect these costs to decrease as a percentage of total revenues in the long-term.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other related costs for legal, corporate development, human resource and finance employees, as well as attorney and other professional fees. General and administrative expenses increased 98% from $1.6 million in the six months ended November 30, 1998 to $3.2 million in the six months ended November 30, 1999. These amounts represented 21% and 28% of total revenues over the respective periods. The increase in dollar amounts and as a percentage of total revenues was due primarily to increased staffing, including the formation of our corporate development organization and the establishment of the infrastructure necessary to support our obligations as a public company. In addition, we increased spending for legal and accounting services. We believe these expenses will increase in dollar amounts as we continue to add personnel. However if revenues increase, we expect these costs to decrease as a percentage of total revenues in the long-term.

    AMORTIZATION OF PURCHASED INTANGIBLES. Purchased intangibles represent the purchase price of Navio in excess of identified tangible and intangible assets and is amortized over three years. In August 1997, we recorded approximately $18.3 million of purchased intangibles, which is being amortized on a straight-line basis over an estimated useful life of three years. We recorded approximately $3.0 million of amortization expense for each of the six months ended November 30, 1999 and 1998.

    AMORTIZATION OF WARRANTS. Warrant expense represents the amortization of warrants based on their estimated fair value, as determined using the Black-Scholes model, at the earlier of the grant date or the date it becomes probable that the warrants will be earned. In accordance with the Emerging Issues Task Force No. 96-18, the warrants will continue to be revalued in situations where they are granted prior to establishment of a performance commitment. In April and May 1999, we entered into agreements with several network operators that require us to issue warrants to purchase up to an aggregate of 4,599,992 shares of common stock if the network operators satisfy commercial milestones. As of November 30, 1999, we recorded warrants to purchase up to 749,998 shares of common stock as being earned by four network operators for signing license agreements. These warrants are expensed over their respective amortization periods. Amortization expense for the first six months of fiscal 2000 was $1.1 million. No amortization expense was recorded during the first six months of fiscal 1999. As of November 30, 1999, approximately $3.7 million of prepaid warrants have been recorded on the consolidated balance sheet, net of accumulated amortization of $1.1 million. We expect amortization expense for warrants to increase significantly as additional warrants are earned.

    AMORTIZATION OF DEFERRED STOCK COMPENSATION. Deferred stock compensation represents the difference between the estimated fair value of our common stock for accounting purposes and the option exercise price of such options at the grant date. In fiscal 1999, we began recording deferred stock compensation for stock options granted to employees and others. These amounts are amortized on a straight-line basis over the 48-month vesting period of such options. Amortization of deferred stock compensation was approximately $1.0 million for the six months ended November 30, 1999, compared to amortization of deferred stock compensation of $111,000 for the six months ended November 30, 1998. The majority of the stock option grants being amortized were granted in the latter half of fiscal 1999. As of November 30, 1999, we recorded deferred stock compensation related to additional stock option grants of approximately $1.3 million, net of terminations. We anticipate that deferred stock compensation expense will remain relatively stable from year to year, with decreases resulting from the effect of employee terminations. Beginning in fiscal 2003, we expect deferred stock compensation expense to decrease ratably from year to year through the first quarter of fiscal 2004.

    INTEREST AND OTHER INCOME, NET

    Net interest and other income includes interest income (net of interest expense) on our cash, cash equivalents and short-term investments partially offset by bank charges and losses on disposals of fixed assets. Net interest and other income increased from approximately $149,000 for the six months ended November 30, 1998, to $2.3 million for the six months ended November 30, 1999. Interest income on proceeds from our private placement offerings and initial public offering of common stock in the first half of fiscal 2000 was offset slightly by losses on disposals of fixed assets.

    INCOME TAX PROVISION (BENEFIT)

    Income tax provision (benefit) includes income tax benefit and foreign withholding tax expense. Income tax provision of approximately $49,000 for the six months ended November 30, 1999, consisted primarily of foreign withholding tax expense for royalty revenue. Income tax benefit of approximately $558,000 for the six months ended November 30, 1998 was comprised of the benefits received under a tax-sharing agreement with Oracle that provides for our consolidation into Oracle's tax group for certain state income tax payment purposes. Since the effective date of our initial public offering, upon which Oracle's ownership percentage was reduced to less than 50%, our results are no longer included in any of Oracle's consolidated state tax returns and we will no longer receive a tax benefit from Oracle. See Note 9 to Consolidated Financial Statements.

    FISCAL YEARS ENDED MAY 31, 1998 AND 1999

    REVENUES

    Total revenues increased 69% from $10.3 million in fiscal 1998 to $17.3 million in fiscal 1999.

    LICENSE AND ROYALTY. License and royalty revenues increased 27% from $4.2 million in fiscal 1998 to $5.3 million in fiscal 1999. This increase was due primarily to revenues related to our source code license agreement with Wind River increasing by $1.4 million in fiscal 1999 compared to fiscal 1998. To a lesser extent, this increase was due to a larger number of information appliances shipped by our licensees, which increased revenues by $1.2 million in fiscal 1999. This license and royalty increase was partially offset by decreased license revenues from other sources.

    SERVICE. Service revenues increased 97% from $6.1 million in fiscal 1998 to $12.0 million in fiscal 1999. Approximately $4.9 million of this increase was due to the creation of our professional services organization and an increase in engineering services provided to new and existing customers. To a lesser extent, the increase was due to higher maintenance revenues as a result of a larger number of server and client licensees.

    COST OF REVENUES

    Total cost of revenues increased 75% from $6.0 million in fiscal 1998 to $10.5 million in fiscal 1999.

    LICENSE AND ROYALTY. Cost of license and royalty revenues decreased 40% from $3.8 million in fiscal 1998 to $2.3 million in fiscal 1999. These amounts represented 91% of license and royalty revenues in fiscal 1998 and 43% of license and royalty revenues in fiscal 1999. The decrease in cost of license and royalty revenues in dollar amounts was due primarily to isolated costs of approximately $980,000 incurred in fiscal 1998 relating to payments made to support third-party sales of television set-top boxes and smart cards. In addition, several prepaid licenses were fully amortized during fiscal 1998.

    SERVICE. Cost of service revenues increased 270% from $2.2 million in fiscal 1998 to $8.2 million in fiscal 1999. These amounts represented 36% and 69% of service revenues over the respective periods. The increase in dollar amounts and as a percentage of cost of service revenues was due primarily to expenses of $3.6 million associated with the establishment and expansion of our professional services organization. To a lesser extent, the increase was due to increased expenses related to engineering services provided to new and existing customers and expenses associated with the establishment and expansion of our customer support organization.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses decreased 9% from $20.0 million in fiscal 1998 to $18.2 million in fiscal 1999. Our efforts following the Navio acquisition to focus on the development of fewer products resulted in lower average headcount which led to a decrease in expenses. To a lesser extent, research and development expenses decreased because we outsourced fewer development projects. Nevertheless, during this period, we also incurred expenses associated with the development of our core products. In May 1999, we entered into an agreement with General Instrument where we committed to pay up to $10.0 million over a three-year period for development services to be performed by General Instrument.

    SALES AND MARKETING. Sales and marketing expenses decreased 19% from $14.4 million in fiscal 1998 to $11.7 million in fiscal 1999. In connection with the refocusing of our product line as discussed above, we also realigned our sales efforts which resulted in a significant reduction in the number of sales and marketing personnel which reduced expenses.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 62% from $2.5 million in fiscal 1998 to $4.0 million in fiscal 1999. The increase was primarily due to increased staffing which resulted in higher expenses. To a lesser extent, the increase was due to higher legal and professional fees.

    RESTRUCTURING CHARGE. In the third quarter of fiscal 1998, we recognized a restructuring charge of $1.2 million resulting primarily from a reduction in workforce. This charge consisted primarily of severance payments and the accelerated vesting of options. At May 31, 1999, we had $266,000 remaining in accrued restructuring, related to severance payments that have not been paid out.

    AMORTIZATION OF WARRANTS. As of May 31, 1999, we issued or committed to issue warrants to purchase up to 416,666 shares of common stock to two network operators for satisfying commercial milestones. The fair value of the warrants was $1,522,000, of which $18,000 was charged to operations. The remaining balance of $1,504,000 has been recorded as an asset in the consolidated balance sheet and will be amortized over the greater of the warrants' respective performance periods, or as the royalties are earned under the license agreements between us and the network operators.

    AMORTIZATION OF DEFERRED STOCK COMPENSATION. Deferred stock compensation represents the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. In fiscal 1999, we recorded total deferred stock compensation of $7.1 million, net of terminations, in connection with stock options granted to employees and others. These amounts are amortized on a straight-line basis over the 48-month vesting period of such options. Approximately $507,000 of amortization expense was recorded during fiscal

1999. In June 1999, we recorded approximately $1.6 million of deferred stock compensation. No deferred stock compensation expense was recorded in fiscal 1998.

    ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. In connection with the Navio acquisition we expensed $58.1 million of acquired in-process research and development which, in the opinion of management, had not reached technological feasibility and had no alternative future use. See "--Valuation of In-Process Research and Development."

    INTEREST AND OTHER INCOME (EXPENSE), NET

    Net interest income increased from $10,000 in fiscal 1998 to $59,000 in fiscal 1999. Net interest income increased as a result of higher average cash balances.

    INCOME TAX PROVISION (BENEFIT)

    Our income tax benefit was $2.0 million in fiscal 1998 and $586,000 in fiscal 1999. The benefit for fiscal 1999 represents the estimated cash benefit we will receive from Oracle related to their utilization in the consolidated Oracle state tax returns of our state operating losses for fiscal 1999. The benefit was calculated pursuant to a tax allocation and indemnity agreement with Oracle which was effective after the Navio acquisition on August 11, 1997. Pursuant to this agreement, Oracle agreed to pay us the cash attributable to the tax savings from utilization of our operating losses.

    The benefit for fiscal 1998 consists of the estimated cash benefit pursuant to the above agreement plus the estimated assumed federal and state tax benefit Oracle received for the period from June 1, 1997 through August 11, 1997.

    As of May 31, 1999, we had federal and state net operating loss carryforwards of approximately $24.4 million which will expire at various dates, from 2003 to 2019, if not utilized. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Our ability to utilize net operating loss carryforwards on an annual basis will be limited as a result of a prior "ownership change" in connection with private sales of equity securities. We have provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding its realization. Our accounting for deferred taxes under Statement of Financial Accounting Standards No. 109 involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a full valuation allowance was required, management primarily considered factors such as our history of operating losses and expected future losses and the nature of our deferred tax assets.

    FISCAL YEARS ENDED MAY 31, 1997 AND 1998

    REVENUES

    Total revenues increased from $275,000 for fiscal 1997 to $10.3 million for fiscal 1998.

    LICENSE AND ROYALTY. License and royalty revenues increased from $231,000 for fiscal 1997 to $4.2 million for fiscal 1998. The increase in license and royalty revenues was due primarily to increased shipments of our initial products. We commenced shipment of our initial products in the last quarter of fiscal 1997.

    SERVICE. Service revenues increased from $44,000 for fiscal 1997 to $6.1 million for fiscal 1998. The increase was due primarily to an increase in services provided to network operators and information appliance manufacturers as a result of the introduction of our initial products in the last quarter of fiscal 1997.

    COST OF REVENUES

    There were no cost of revenues in fiscal 1997. Total cost of revenues increased to $6.0 million for fiscal 1998.

    LICENSE AND ROYALTY. Cost of license and royalty revenues was $3.8 million in fiscal 1998, representing 91% of license revenues. The increase in cost of license and royalty revenues in absolute dollars was due primarily to costs of $2.1 million associated with the initial amortization of prepaid third party license and support costs. To a lesser extent, the increase was due to isolated costs of approximately $980,000 incurred in fiscal 1998 relating to payments made to support third party sales of television set-top boxes and smart cards.

    SERVICE. Cost of service revenues was $2.2 million in fiscal 1998, representing 36% of service revenues. Although modest service revenues of $44,000 were recorded in fiscal 1997, related costs were not material. The increase in cost of service revenues was due to the creation of our customer support and engineering service organizations.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses decreased 8% from $21.7 million for fiscal 1997 to $20.0 million for fiscal 1998. The decrease in expenses in fiscal 1998 was due primarily to fewer outsourced development projects.

    SALES AND MARKETING. Sales and marketing expenses increased 85% from $7.8 million for fiscal 1997 to $14.4 million for fiscal 1998. The increase was primarily due to increased headcount and resulting salaries and, to a lesser extent, to other employee related expenses.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 140% from $1.0 million for fiscal 1997 to $2.5 million for fiscal 1998. The increase was primarily due to expenses related to increased personnel and employee-related costs following the acquisition of Navio and, to a lesser extent, costs incurred for legal and other professional service fees in fiscal 1998.

    INTEREST AND OTHER INCOME (EXPENSE), NET

    Net interest and other expense in fiscal 1997 of $465,000 was primarily attributable to interest payments to Oracle on inter-company advances. The conversion of these outstanding balances into equity in the first quarter of fiscal 1998, and higher average cash balances during the period, resulted in net interest income of $10,000 in fiscal 1998.

    INCOME TAX PROVISION (BENEFIT)

    Our income tax benefit was $11.8 million for fiscal 1997 and $2.0 million for fiscal 1998. The benefit for fiscal 1997 represents Oracle's assumed estimated federal and state tax benefit for the entire fiscal year. The benefit for fiscal 1998 represents amounts to be refunded to us from Oracle under the tax allocation and indemnity agreement and the estimated assumed federal and state tax benefit Oracle received for the period from June 1, 1997 to the date of the tax allocation and indemnity agreement. See Note 9 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth certain unaudited consolidated statements of operations data for each of our last six quarters. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the annual audited consolidated financial statements and, in our opinion, include all normally recurring adjustments necessary for a fair presentation of such information. These unaudited quarterly results should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The consolidated results of operations for any quarter are not necessarily indicative of the results for any future period.

                                                                                 QUARTERS ENDED
                                               ----------------------------------------------------------------------------------
                                               AUG. 31       NOV. 30,       FEB. 28,       MAY 31,       AUG. 31,       NOV. 30,
                                                 1998          1998           1999           1999          1999           1999
                                               --------      ---------      ---------      --------      ---------      ---------
                                                                                 (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License and royalty....................      $ 1,139        $ 1,398        $ 1,525       $  1,219      $  1,482       $  2,000
  Service................................        2,169          3,003          2,956          3,904         3,806          4,074
                                               -------        -------        -------       --------      --------       --------
    Total revenues.......................        3,308          4,401          4,481          5,123         5,288          6,074
                                               -------        -------        -------       --------      --------       --------
Cost of revenues:
  License and royalty....................          600            716            638            325           522            586
  Service................................        1,199          1,672          1,827          3,549         5,562          5,131
                                               -------        -------        -------       --------      --------       --------
    Total cost of revenues...............        1,799          2,388          2,465          3,874         6,084          5,717
                                               -------        -------        -------       --------      --------       --------
Gross margin.............................        1,509          2,013          2,016          1,249          (796)           357
                                               -------        -------        -------       --------      --------       --------
Operating expenses:
  Research and development...............        4,041          4,014          4,834          5,282         5,342          6,300
  Sales and marketing....................        2,145          3,258          2,673          3,654         3,216          3,702
  General and administrative.............          814            794            952          1,415         1,424          1,756
  Amortization of purchased
    intangibles..........................        1,521          1,521          1,521          1,521         1,521          1,521
  Amortization of warrants...............           --             --             --             18           359            710
  Amortization of deferred stock
    compensation.........................            7            104            282            114           504            525
                                               -------        -------        -------       --------      --------       --------
    Total operating expenses.............        8,528          9,691         10,262         12,004        12,366         14,514
                                               -------        -------        -------       --------      --------       --------
Loss from operations.....................       (7,019)        (7,678)        (8,246)       (10,755)      (13,162)       (14,157)
Interest and other income (expense),
  net....................................           81             68            (10)           (80)          697          1,641
                                               -------        -------        -------       --------      --------       --------
Loss before income tax provision
  (benefit)..............................       (6,938)        (7,610)        (8,256)       (10,835)      (12,465)       (12,516)
Income tax provision (benefit)...........         (271)          (287)          (329)           301            41              8
                                               -------        -------        -------       --------      --------       --------
Net loss.................................      $(6,667)       $(7,323)       $(7,927)      $(11,136)     $(12,506)      $(12,524)
                                               =======        =======        =======       ========      ========       ========
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License and royalty....................           34%            32%            34%            24%           28%            33%
  Service................................           66             68             66             76            72             67
                                               -------        -------        -------       --------      --------       --------
    Total revenues.......................          100            100            100            100           100            100
                                               -------        -------        -------       --------      --------       --------
Cost of revenues:
  License and royalty....................           18             16             14              7            10             10
  Service................................           36             38             41             69           105             84
                                               -------        -------        -------       --------      --------       --------
    Total cost of revenues...............           54             54             55             76           115             94
                                               -------        -------        -------       --------      --------       --------
Gross margin.............................           46             46             45             24           (15)             6
                                               -------        -------        -------       --------      --------       --------
Operating expenses:
  Research and development...............          122             91            108            103           101            104
  Sales and marketing....................           65             74             60             71            61             61
  General and administrative.............           25             18             21             28            27             29
  Amortization of purchased
    intangibles..........................           46             35             34             30            29             25
  Amortization of warrants...............           --             --             --             --             7             12
  Amortization of deferred stock
    compensation.........................           --              2              6              2            10              9
                                               -------        -------        -------       --------      --------       --------
    Total operating expenses.............          258            220            229            234           235            240
                                               -------        -------        -------       --------      --------       --------
Loss from operations.....................         (212)          (174)          (184)          (210)         (250)          (234)
Interest and other income (expense),
  net....................................            2              2             --             (2)           13             27
                                               -------        -------        -------       --------      --------       --------
Loss before income tax provision
  (benefit)..............................         (210)          (172)          (184)          (212)         (237)          (207)
Income tax provision (benefit)...........           (8)            (7)            (7)             6             1             --
                                               -------        -------        -------       --------      --------       --------
Net loss.................................         (202)%         (165)%         (177)%         (218)%        (238)%         (207)%
                                               =======        =======        =======       ========      ========       ========

LIQUIDITY AND CAPITAL RESOURCES

    Prior to the Navio acquisition, Oracle funded our operations primarily through inter-company advances, capital contributions and the purchase of equity securities. In connection with the acquisition of Navio, Oracle converted approximately $18.0 million of outstanding inter-company payables into Liberate equity. Following the Navio acquisition, we funded operations primarily through sales of convertible debt, sales of equity securities and prepaid customer licenses.

    Cash used in operating activities was $9.4 million for fiscal 1997, $2.2 million for fiscal 1998 and $6.5 million for fiscal 1999. Cash used in fiscal 1997 was primarily attributable to a net loss of $19.0 million, offset in part by an increase in accounts payable to Oracle of $18.7 million. Cash used in fiscal 1998 was primarily attributable to a net loss of $94.4 million, offset in part by an increase of $20.8 million in deferred revenues and $6.1 million in amortization and depreciation expenses and a $58.1 million write-off of in-process research and development related to our acquisition of Navio. Cash used in operating activities during fiscal 1999 was primarily due to a net loss of $33.1 million, offset in part by $7.4 million in amortization and depreciation expenses and an increase of $14.9 million in deferred revenues.

    Cash used in operations was approximately $34.0 million for the six months ended November 30, 1999. This increase was primarily due to a higher net loss, related primarily to increased staffing; an increase in restricted cash, accounts receivable and prepaid expenses and other current assets; and a decrease in deferred revenues for the six months ended November 30, 1999.

    We used $1.7 million of cash in investing activities during fiscal 1997 and $21.4 million of cash in investing activities during fiscal 1999. This cash was used primarily to fund capital expenditures and purchase short-term investments. Cash provided by investing activities of $1.2 million in fiscal 1998 consisted primarily of cash acquired in the acquisition of Navio, offset in part by purchases of property and equipment.

    Net cash used in investing activities was approximately $69.6 million for the six months ended November 30, 1999. This increase was primarily due to the purchase of short-term investments combined with purchases of property and and equipment for our new facilities.

    Net cash provided by financing activities was $11.4 million for fiscal 1997, $12.8 million for fiscal 1998 and $49.4 million for fiscal 1999. Cash provided by financing activities in fiscal 1997 and 1998 related primarily to proceeds from capital contributions from Oracle and from issuances of preferred stock and convertible notes payable. Cash generated from financing activities in fiscal 1999 is primarily related to the Series E preferred stock financing which occurred in May 1999.

    Net cash provided by financing activities was approximately $110.9 million for the six months ended November 30, 1999. The initial public offering and the private stock placement contributed $110.1 million of the increase in cash generated by financing activities since May 31, 1999.

    At November 30, 1999, we had $40.9 million in cash and cash equivalents and did not have any material commitments for capital expenditures. At November 30, 1999 we also had $84.8 million in short-term investments and $8.8 million in restricted cash. Under a development agreement entered into with General Instrument in April 1999, we are committed to pay $10.0 million in development fees for certain services to be performed by General Instrument. These fees will be paid out in quarterly installments over a three year period. During the first quarter of fiscal 2000, we signed an amendment to the Technology License and Distribution Agreement with Sun Microsystems. This amendment called for us to pay certain minimum royalties in exchange for the right to certain Sun technology and to maintain the status as a preferred vendor of Sun. Minimum guaranteed royalties of approximately $3.8 million are to be paid to Sun through the period ended December 31, 2004. Approximately $225,000 of expense related to this agreement was recorded for the six months ended November 30, 1999.

    We believe that the net proceeds of this offering and our initial public offering, together with cash and cash equivalents generated from operations, will be sufficient to meet our working capital requirements for at least the next 12 months. If our cash balances and cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to raise such additional funds through public or private equity or debt financings. If additional funds are raised through the issuance of debt securities, these securities could have certain rights, preferences, and privileges senior to holders of common stock, and the terms of such debt could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our stockholders. Additional financing may not be available at all and, if available, such financing may not be obtainable on terms favorable to us. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could seriously harm our business.

VALUATION OF IN-PROCESS RESEARCH AND DEVELOPMENT

    OVERALL VALUATION METHODOLOGY. We performed a valuation of Navio which was used as an aid in determining the fair value of the identifiable assets and in allocating the purchase price among the acquired assets, including the portion of the purchase price attributed to in-process research and development. Assets identified generally included in-process research and development, developed technology, assembled workforce, installed customer base and goodwill.

    The valuation technique employed in the appraisal was designed to properly reflect all intellectual property rights in the intangible assets, including core technology. The value of the developed technology was derived from direct sales of existing products including their contribution to in-process research and development. In this way, value was properly attributed to the engineering know-how embedded in the existing product that will be used in developmental products. The appraisal also considered the fact that the existing know-how diminishes in value over time as new technologies are developed and changes in market conditions render current products and methodologies obsolete.

    Assets were identified through on-site interviews with management and a review of data provided by Navio's and our management concerning the acquired assets, technologies in development, costs necessary to complete the in-process research and development, market potential, historical financial performance, estimates of future performance and the assumptions underlying these estimates.

    Purchased incomplete research and development projects were identified through extensive interviews and detailed analysis of development plans provided by management concerning the following:

    - Uniqueness of developmental work and the costs incurred;

    - Critical tasks required to complete the project;

    - Opportunities which were expected to arise from the project;

    - Degree of leverage of the new technology on legacy technology;

    - Risks associated with project completion;

    - Assessment of types of efforts involved, for example software development;

    - Length of time project was expected to be useful; and

    - Timing related to completion of projects and resources allocated to completion, including associated expenses.

    None of the in-process research and development value was associated with routine on-going efforts to enhance or otherwise improve on the qualities of the existing products. Navio's engineers were developing advanced, next generation technologies that involved creating product designs and disparate technologies to form superior products. The in-process research and development value was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from such projects and discounting the net cash flows back to their present value. The discount rate of 37.5% considers the uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology, and the uncertainty of technological advances that were indeterminable at that time.

    NATURE AND DESCRIPTION. The purchased in-process research and development consisted of three projects: NC Navigator, TV Navigator and DTV Navigator. The fair value assigned to each of these projects is as follows:

NC Navigator................................................  $13,700,000

TV Navigator................................................  $32,600,000

DTV Navigator...............................................  $11,800,000

The NC Navigator project was aimed at the development of Internet client software for network computers targeted at the corporate marketplace. NC Navigator was intended to allow network computers to access the Internet with the same look and feel of a Netscape web browser for personal computers. TV Navigator was focused on the development of a software product that was to enable the integration of the Internet with devices such as television set-top boxes, satellite systems and game consoles. DTV Navigator was intended to develop a software server that would allow television networks to provide Internet software and applications to consumers. This system also would enable television networks to broadcast Internet content. Each of these research and development projects was dependent on the development of unproven Internet technologies.

    STAGE OF COMPLETION. The appraisal included the valuation of each specific research and development project underway at the acquisition date. In the months leading up to the purchase, Navio had made significant progress in their research and development programs. However, due to the substantial time and effort necessary to produce these products in accordance with functional specifications, technological feasibility of the research and development projects had not yet been achieved. The acquired projects included Navio's Internet browser software. The efforts required to develop the purchased in-process technology of Navio into commercially viable products principally related to the completion of planning, designing, prototyping, verification and testing activities that were necessary to establish that the software could be produced to meet its design specifications, including functions, features and technical performance requirements. Anticipated completion dates for the projects in-process was approximately three to 36 months, at which time Navio expected to begin selling the developed software products. The primary risks of the research and development projects involved functionality, scalability and compatibility with software standards. The costs to complete NC Navigator, TV Navigator and DTV Navigator were estimated at $8 million, $19 million and $7 million, respectively.

    The resulting net cash flows from such projects were based on management's estimates of product revenues, operating expenses, research and development costs, and income taxes from such projects. The revenue projections used to value the in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by us and our competitors. Our projections may ultimately prove to be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. As a result, the underlying assumptions used to forecast revenues and costs to develop such projects may not transpire as estimated.

    Navio's development team had made significant technological and creative strides in the development of its experimental Internet technologies as of August 1997. Since its inception in February 1996, Navio incurred research and development costs of $2 million for NC Navigator, $5 million for TV Navigator and $2 million for DTV Navigator. As of the acquisition date, Navio was a development stage company with minimal product revenues and large net losses. Navio was entering the testing phase for two of its developmental products, NC Navigator 3.0 and TV Navigator 1.1. Historical revenues represented services and limited sales of a Netscape product sold as a test network computer browser on an experimental basis. This product was superseded by NC Navigator 3.0.

    ALTERNATIVE FUTURE USE. Before we made the decision not to capitalize the value ascribed to in-process research and development, the projects were evaluated individually to determine if technological feasibility had been achieved and if there were any alternative future uses. Such evaluation consisted of a specific review of the efforts, including the overall objectives of the project, progress toward the objectives and uniqueness of the development efforts.

    Navio's technical activities were concentrated on the development of new product knowledge having specific commercial objectives, and efforts were focused on translating those applied research findings and other scientific know-how into commercially viable software products. The acquired research and development was related to developing experimental Internet technologies for which no market existed at the time of the acquisition. Due to its specialized nature, the in-process research and development project had no alternative future use, either for re-deployment elsewhere in the business or in liquidation, in the event the project failed.

    CONTINUING EFFORTS. We expect that the remaining acquired in-process research and development will be successfully developed. However, we cannot guarantee that commercial viability of this project will be achieved. If this project is not successfully developed, our future revenues and profitability may be seriously harmed and the value of the intangible assets relating to the acquisition may become impaired. Commercial results will also be subject to uncertain market events and risks that are beyond our control, such as trends in technology, government regulations, market size and growth, and product introduction or other actions by competitors. Since acquiring Navio, we do not believe there have been significant departures from the planned efforts of the in-process research and development.

RECENT ACCOUNTING PRONOUNCEMENTS

    In fiscal 1999, we adopted Statement of Financial Accounting Standards, or SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires disclosures of total non-stockholder changes in equity in interim periods and additional disclosures of components of non-stockholder changes in equity on an annual basis. The adoption of SFAS No. 130 did not have a material effect on our financial disclosures.

    In fiscal 1999, we adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The adoption of SFAS No. 131 did not have a material effect on our financial disclosures.

    Effective June 1, 1999, we adopted Statement of Position, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." The adoption of SOP 98-5 did not have a material impact on our consolidated financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires us to value derivative financial instruments, including those used for hedging foreign currency exposures, at current market value with the impact of any change in market value being charged against earnings in each period. SFAS
No. 133 will be effective for and adopted by us in the first quarter of the fiscal year ending May 31, 2001. We anticipate that SFAS No. 133 will not have a material impact on our consolidated financial statements.

MARKET RISK DISCLOSURE

    INTEREST RATE RISK. As of November 30, 1999, our investments consisted of $10.6 million of short-term money market securities and $110.8 million of debt securities. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels as of November 30, 1999, the decline of the fair value of the portfolio would not be material.

    FOREIGN CURRENCY. We transact business in various foreign currencies and, accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. To date, the effect of changes in foreign currency exchange rates on revenues and operating expenses have not been material. Substantially all of our revenues are earned in U.S. dollars. Operating expenses incurred by our foreign subsidiaries are denominated primarily in European currencies. We currently do not use financial instruments to hedge these operating expenses. We intend to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis.

YEAR 2000 READINESS DISCLOSURE

    On January 1, 2000, computer systems and software products that were not upgraded to comply with "Year 2000" requirements could have failed or malfunctioned because they were not able to distinguish 21st century dates from 20th century dates. The scope of our Year 2000 readiness program included the review and evaluation of our IT and non-IT systems and the evaluation of the readiness of third parties and our client and server software products.

    Under our Year 2000 readiness program, we inventoried and tested our principal internal information technology systems for Year 2000 compliance. Although we continue to test our internal systems, we have experienced no material problems as a result of the Year 2000 changeover. However, because we and our customers are substantially dependent upon the proper functioning of our computer systems, a failure of our systems to be Year 2000 compliant could materially disrupt our operations, which could seriously harm our business.

    Under our Year 2000 readiness program, we also tested our client and server products to ensure that, when configured and used in accordance with the related documentation and our customer's hardware platform, they would not experience any problems as a result of the Year 2000 changeover. To date, we have not received any reports from our customers that they have experienced any material problems with our client and server software products as a result of the Year 2000 changeover.

    The Year 2000 problem may also affect third party software products that are incorporated into our client and server tools, applications and other software products that we modify and license to our customers. When we incorporate third party software products into our products, we generally discuss Year 2000 issues with these third parties and sometimes perform internal testing on their products. We do not, however, as a general matter guarantee or certify that the software licensed by these suppliers is Year 2000 compliant. Any failure by third parties to provide Year 2000 compliant software products that we incorporate into our products could result in financial loss, harm to our reputation, and liability to others and could seriously harm our business. To date, we have not encountered any material problems resulting from third party software products incorporated into our client and server products related to the Year 2000 changeover.

    As part of our Year 2000 readiness program, we inquired as to the Year 2000 readiness of our customers from time to time. Although we do not currently have extensive information concerning the Year 2000 compliance status of our customers, we have not received any reports from our customers of any material problems experienced by them on account of the Year 2000 changeover. Our current or potential customers may incur significant expense to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have to license our products.

    Because our Year 2000 compliance efforts were part of ongoing system upgrades, we have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. While we may incur additional costs related to Year 2000 compliance for administrative personnel to manage the continued testing, review and remediation, and outside vendor and contractor assistance, if necessary, we currently do not expect future Year 2000 compliance costs to be material. If we were to experience material problems and costs with Year 2000 compliance, such problems could seriously harm our business, including:

    - Operational disruptions and inefficiencies for us, our customers and vendors that provide us with internal systems that will divert management's time and attention and financial and human resources from ordinary business activities;

    - Business disputes and claims for pricing adjustments by our customers, some of which could result in litigation or contract termination; and

    - Harm to our reputation to the extent that our customer's products experience errors or interruptions of service.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    Liberate is a leading provider of a comprehensive software platform for delivering Internet-enhanced content and applications to a broad range of information appliances. Information appliances, which include television set-top boxes, game consoles, smart phones and personal digital assistants, are devices that are enhanced by Internet capability. Network operators, such as telecommunications companies, cable and satellite television operators and Internet service providers, or ISPs, can use our server software to deliver Internet-enhanced services to numerous information appliances and millions of consumers. Information appliance manufacturers can use our client software to Internet-enable their products. Our open platform also provides a uniform environment for developers to enhance existing content and create new Internet applications and services for delivery on multiple platforms. Our software platform is designed to enable network operators to provide consumers with universal access to these Internet-enhanced applications and services. To extend the functionality of our software platform, we have also developed strategic alliances with leading technology vendors such as Cisco Systems, Inktomi, Lucent Technologies, Netscape, Oracle, Sun Microsystems and TiVo. We also have established commercial relationships with several large network operators, such as America Online, Cable & Wireless, Comcast, Cox Communications, MediaOne, NTL, StarTV, Shaw Communications and U S WEST.

INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET

    The Internet is a global network of interconnected public and private networks that enables millions of people to communicate, collaborate, access information and conduct business electronically. International Data Corporation, or IDC, estimates that there were approximately 159 million worldwide users of the Internet at the end of 1998 and that the number of users will grow to approximately 410 million by the end of 2002. This growth encourages development of information and content on the Internet. Furthermore, additional users on the Internet increase the number of network connections. This increased connection among parties creates a more robust communications environment that enables new ways of interaction. Networked applications for information access and entertainment, such as e-mail and e-commerce, have already become an integral part of the daily lives of millions of consumers. The Internet has the potential to become even more pervasive among consumers and businesses worldwide, as new infrastructure technologies emerge to enable more universally available and higher speed communications and richer, more interactive services.

    NETWORK OPERATORS SEEK TO LEVERAGE THE GROWTH OF THE INTERNET

    Network operators seek to capitalize on revenue opportunities offered by rapidly growing Internet traffic across worldwide communications networks. To date, a limiting factor in consumer Internet usage has been the low transmission speeds associated with analog modems and standard phone lines. With the increasing availability of high speed technologies such as cable modems, high speed telecommunications networks and digital broadcast satellite, network operators can now offer transmission speeds over 50 times faster than standard analog modems. As the Internet challenges traditional channels of communications and media, network operators are investing billions of dollars to construct high speed network infrastructures. According to Paul Kagan Associates, the number of U.S. households with access to high speed delivery will grow from 19 million in 1998 to 51 million in 2002. Network operators intend to attract consumers by offering new voice, video and data services over these high speed networks. The richer Internet content and range of additional services that can be offered by network operators are expected to significantly improve user experiences and accelerate the adoption of the Internet among casual consumers.

    THE NEED FOR INCREASED ACCESSIBILITY TO THE INTERNET

    Since its inception, the Internet has been accessed primarily through personal computers, which are relatively complex and expensive. While the personal computer remains an important access device, Liberate believes users are increasingly looking to access the Internet from multiple, alternative devices. At the same time, network operators are seeking to provide greater Internet access to increase the value of traditional phone, satellite and cable-based services. In response to these needs, information appliances, a new category of low-cost devices designed to combine everyday user activities with Internet access, have been developed. These devices are characterized by their ease of use and flexible form factors, such as size, weight, shape, portability or mobility. Specific examples of information appliances include television set-top boxes, game consoles, smart phones and personal digital assistants. Liberate believes that in the short term, information appliances will be extensions of common consumer electronics products such as television sets and game consoles. Liberate expects that over the longer term, many new information appliances will be introduced, some of which will be derivatives of existing products while others may represent radically new designs. IDC estimates that the worldwide market for information appliances will grow at a compound annual growth rate of approximately 62% to become a $15 billion market by 2002.

    EMERGENCE OF THE TELEVISION AS A PLATFORM FOR INTERNET-ENABLED SERVICES

    Television provides one of the most attractive devices for network operators to deliver new Internet-enabled services. The television set has become a ubiquitous consumer product that people are comfortable using for entertainment and information. According to IDC, at the end of 1998, over 99 million out of 101 million households in the United States had at least one television set and many had multiple television sets. The display and sound capabilities of the television also make it ideally suited for Internet-enhanced, rich media services such as interactive program guides, e-commerce, communications, including e-mail and online discussion groups, and multi-user gaming. Cable, satellite and telecommunications operators are already aggressively expanding their high-speed digital networks to provide many new services to their subscribers through the television. IDC estimated that 15 million U.S. households had digital television service in 1998, and IDC expects that number to rise to over 37 million in 2002. Forrester Research projects that the market for enhanced television will be $11 billion in advertising and $7 billion in commerce by 2004.

    MARKET OPPORTUNITY FOR A COMPREHENSIVE SOFTWARE PLATFORM THAT ADHERES TO
     INDUSTRY STANDARDS

    Just as the development of the Internet required an infrastructure built upon a commonly accepted set of technology standards that linked personal computers to Web servers and other personal computers, the emerging convergence of voice, data, the Internet and related enhanced services requires a similar open infrastructure. A server software platform that adheres to industry standards enables network operators to expand their service offerings to a greater number of people and enables information appliance manufacturers to deliver a wide range of devices to network operators and consumers. Both network operators and information appliance manufacturers require a software platform that manages the delivery of Internet content and services to a large number of users employing many different devices. This software platform must consist of server software that is deployed throughout the network infrastructure and client software that can effectively operate over a wide range of low-cost devices that may be optimized for size, weight and power consumption. The software platform's ability to deliver new kinds of Internet-enabled services to any type of information appliance increases the value of the subscriber to the network operator.

THE LIBERATE SOLUTION

    Liberate provides a comprehensive software platform that enables the delivery of Internet-enhanced content and applications to a broad range of information appliances. Using the Liberate software platform, network operators can deliver a new generation of interactive digital content and applications to their subscribers. Manufacturers of information appliances use our software to add Internet capability to their products. In addition, network operators and information appliance manufacturers use the Liberate open platform cooperatively to create a uniform environment for developers to enhance existing content and create new Internet applications and services for delivery on multiple information appliances. Subscribers will be able to access these Internet-enhanced applications and services from anywhere at anytime.

    Our open software platform includes server and client products. Our software is designed to manage delivery of Internet content and applications to millions of users and allows the network operators to support a broad range of appliances using a single server software platform. Liberate's open server architecture can seamlessly integrate into major databases and existing billing systems, facilitating the deployment and maintenance of Internet services for a range of information appliances. Our client software is based on the Netscape Navigator source code and has been designed to run Internet applications on information appliances. Our client software can be implemented in many access devices, even ones that have limited memory and computing resources. In addition, it is highly portable, which enables it to run on many devices with differing capabilities. Also embedded in the client software is proprietary technology that enables information appliance manufacturers to deliver a high quality picture on a wide range of displays.

    [The graphic shows four icons of information appliances: an "Analog TV Set-top Box" with "TV Navigator," a "Digital Cable TV Set-top Box" with "TV Navigator," a "Game Console" with "eNavigator" and a "PDA" with "eNavigator." These icons are connected to a picture of the Connect Server by four lines. These lines are labeled "POTs," "Cable/Satellite," "xDSL" and "Wireless." The other side of the Connect Server is attached to a circle with "Internet" inside. The circle is connected by lines to three computer icons labeled: "Additional Content (news, ATVEF)," "Network Operator and third-party applications (program guide, VOD, e-commerce)" and "Liberate Applications (TV Mail, TV Chat)."]

    Key benefits of our platform for network operators include the following:

    OPPORTUNITY FOR INCREASED REVENUE AND PROFITABILITY PER
SUBSCRIBER. Liberate's platform allows network operators to maintain direct contact with their subscribers, giving network operators control over the value of their brand, the look and feel of their user interface and identity of their service. Network operators can generate additional revenues by offering enhanced voice and video services over their existing infrastructure. The deployment and maintenance of information appliances can generate incremental revenue from new services such as Internet-enhanced television, e-commerce, multi-user gaming and others yet to be developed. These differentiated services help reduce subscriber turnover and create a competitive advantage over other operators.

    ACCELERATED TIME TO REVENUE. Using the Liberate platform, network operators can quickly deploy Internet-enhanced services. Our products easily integrate into the network operators' existing subscriber management systems allowing for rapid installation. Liberate has developed several applications that network operators can use to rapidly introduce new services. In addition, Liberate provides comprehensive systems integration and implementation services and customer support to complement the flexible architecture of our server software.

    Key benefits of our platform for information appliance manufacturers include the following:

    POTENTIAL FOR LOWER COST DEVICES. Liberate's client software is designed to work efficiently in many types of information appliances. Our source code has been optimized to reduce the system resources required to run the client software. As a result, information appliance manufacturers can lower the cost of producing information appliances by using less powerful microprocessors, less memory and other more cost-effective components.

    MORE DESIGN FLEXIBILITY. Our client software is a highly flexible solution for the information appliance manufacturer. It is portable and currently supports five microprocessor architectures, eight operating systems and a wide variety of display technologies. In addition, our software can operate with multiple transport software protocols and run across multiple high and low speed networks. By using our client software, manufacturers can create new information appliances or turn existing devices into information appliances.

STRATEGY

    Our objective is to be the leading provider of a comprehensive software platform that enables the delivery of Internet content and applications to information appliances. In order to achieve this goal, Liberate must:

    EXTEND MARKET LEADERSHIP. We intend to continue targeting network operators that have large subscriber bases and information appliance manufacturers that are leaders in their markets. Our initial efforts have focused on achieving early design wins with operators of multiple cable and satellite television systems, ISPs, telecommunications companies and information appliance manufacturers in the television marketplace. We believe that these early design wins have helped to establish us as a market leader and will allow us to extend the platform to other markets.

    INVEST AGGRESSIVELY IN TECHNOLOGY. As of November 30, 1999, we have spent approximately $77.0 million on research and development to create our current software platform. Our software products are designed to be highly scalable, are portable and support a wide range of devices. We have built extensive expertise in technology for devices with limited memory and computing resources, Internet content display algorithms, scalable and server software components and multi-platform development. We intend to continue investing heavily in research and development to meet the network operators' and information appliance manufacturers' needs for more devices, and additional features and functionality.

    LEVERAGE AND EXPAND STRATEGIC ALLIANCES. We believe that forging relationships with key vendors is critical to promoting open standards and delivering a comprehensive solution to network operators and information appliance manufacturers. We work closely with major technology companies such as Netscape, Oracle and Sun Microsystems for the integration of core Internet browser and server components. In addition, we work with companies such as Cisco Systems, Inktomi and Lucent Technologies to ensure compatibility within the network operator's current and future network infrastructure. We are also working with companies such as General Instrument, Pace Micro Technology, Philips Electronics and Scientific Atlanta on integrating our software with digital set-top boxes, Web boxes and digital satellite architectures. We also integrate Internet technologies from other companies such as RealNetworks, TwoWay TV and Wink Communications. We intend to seek additional relationships to expand the scope of our customer reach and functionality.

    PROMOTE THE DEVELOPMENT OF INTERNET-ENHANCED SERVICES. We intend to continue developing additional core applications and are actively encouraging developers to build new content and applications using our software platform. In connection with this activity, we run a developer program called PopTV that provides our content and applications development kit to developers free of charge. Companies currently using our tools to develop content and applications include America Online, Discovery Channel, E! Entertainment, Excite@Home, NBC, Sony and The Weather Channel.

    DEVELOP, MAINTAIN AND ADHERE TO INDUSTRY STANDARDS. We are a recognized leader in developing and setting the next generation of standards for the information appliance infrastructure. We adhere to industry standards throughout our product line and we believe that support for standards strengthens our market position. In addition to incorporating existing standards such as Java, hypertext mark-up language, or HTML, and JavaScript, we have led industry consortiums to develop standards for information appliance services such as enhanced television, home networking and smartcards. Our active participation in setting these and other standards allows us to play an important role in defining and supporting standards for new market opportunities as they develop.

PRODUCTS AND TECHNOLOGY

    Liberate's information appliance software platform includes a full range of client and server products, tools and applications. Liberate offers network operators a suite of server solutions tailored to the cable, satellite, telecommunications and ISP markets. Liberate delivers three client products targeted for the needs of information appliance manufacturers in the television and embedded markets. Our tools and pre-configured applications allow network operators and information appliance manufacturers to offer a fully customizable client and server platform.

    The Liberate client and server software platform incorporates proprietary technology that we have developed to address the needs of network operators and information appliance manufacturers. This technology includes:

    - OPTIMIZED CLIENT TECHNOLOGY. Starting at 700Kb, Liberate offers one of the smallest, most efficient HTML and JavaScript engines available, which allows it to be used in a wide variety of information appliances.

    - PORTABLE CLIENT ARCHITECTURE. We have developed our client software with the flexibility to operate on a wide variety of information appliances. Our client software currently supports processors from, among others, ARM, Hitachi, IBM, Intel, MIPS and Sun Microsystems, and runs on multiple operating systems from, among others, Microsoft, Scientific Atlanta and Wind River Systems, as well as Linux.

    - INNOVATIVE DISPLAY TECHNOLOGY. Liberate has developed a proprietary display software called IQView. IQView optimizes Internet content for delivery on virtually any display device, without specialized graphics hardware.

    - EXPERTISE IN INTERNET TECHNOLOGY. Liberate has spent over two years developing fundamental expertise in working with Internet browser and server software. This enables Liberate to easily modify and enhance its client software with critical third-party technologies such as Java and Real Audio while maintaining compatibility with Internet standards.

    The following table provides a list of our principal products and a brief description of the features and benefits to our customers of each.

-------------------------------
PRODUCT                          FEATURES                               BENEFITS
---------------------------------------------------------------------------------------------------------------
                                           LIBERATE SERVER PRODUCTS
LIBERATE CONNECT                 Subscriber and application management  Network operators can control subscriber access to applications and
                                                                        services and can access subscriber data
                                                                        for efficient customer support
                                 Internet standard security             Network operators can offer subscribers
                                                                        and external e-commerce providers
                                                                        highly secure transactions
                                 Open standards integration interfaces  Network operators can seamlessly integrate Liberate servers with
                                                                        existing subscriber management systems
                                 Device management tools                Network operators can distribute
                                                                        software updates automatically and
                                                                        efficiently to all network devices and
                                                                        restore services rapidly in case of
                                                                        client or network failure
                                 Highly scalable architecture           Network operators can scale networks to
                                                                        support millions of subscribers by
                                                                        simply installing more servers on the
                                                                        system
LIBERATE MEDIACAST               Content and application broadcasting   Network operators can utilize existing
                                                                        network infrastructure to broadcast
                                                                        Internet content and interactive
                                                                        applications
                                 Multiple transport stream capability   Network operators can more fully
                                                                        utilize infrastructure assets by
                                                                        transmitting data over different
                                                                        networks
LIBERATE TRANSCODER              Reduced processing and memory load     Network operators can deliver rich
                                                                        Internet content and applications to a
                                                                        broad range of information appliances
                                 Internet content error checking        Network operators can ensure accurate
                                                                        rendering of HTML, image and audio
                                                                        content
LIBERATE SYSTEM MANAGER          Server and applications management     Network operators can manage and
                                                                        monitor all Liberate client and server
                                                                        systems throughout their network from a
                                                                        centralized workstation
                                 Internet browser-based interface       Network operators can manage their
                                                                        complete network from any Internet
                                                                        connected workstation
---------------------------------------------------------------------------------------------------------------
                                             LIBERATE APPLICATIONS
LIBERATE TV INFO                 XML-based architecture receives,       Network operators can combine and
                                 integrates and exports multiple TV     deliver TV program data and Internet
                                 and Internet data sources to multiple  data to various applications, including
                                 clients and applications               interactive program guides, channel
                                                                        bars and pay-per-view applications
LIBERATE TV MAIL                 TV-based e-mail application            Network operators can offer customized
                                                                        e-mail services using existing
                                                                        infrastructure
                                 Picture and video e-mail               Network operators are able to offer
                                                                        rich multimedia content which enhances
                                                                        the e-mail experience
LIBERATE TV CHAT                 Online discussion application          Network operators can promote
                                 integrated with TV programming         subscriber communities by supplementing
                                                                        existing TV programming with
                                                                        interactive online discussion
                                                                        capabilities

-------------------------------
PRODUCT                          FEATURES                               BENEFITS
---------------------------------------------------------------------------------------------------------------
                                           LIBERATE CLIENT PRODUCTS
LIBERATE TV NAVIGATOR FOR DTV    Small memory requirement, 700Kb        Information appliance manufacturers can
                                                                        reduce costs by reducing memory and
                                                                        processing component costs. Software
                                                                        runs on memory-constrained devices,
                                                                        including digital set-top boxes
                                 Integrated video and data path         Network operators can use existing high
                                                                        speed video delivery systems to deliver
                                                                        Internet-based interactive television
                                                                        content and applications, such as
                                                                        TV-based browsers and e-mail
                                 HTML and JavaScript support            Network operators can deliver standard
                                                                        Internet applications, content and
                                                                        services to their customer base
                                 Highly portable                        Information appliance manufacturers can
                                                                        easily add the Liberate software
                                                                        platform to a variety of existing and
                                                                        next-generation information appliances
                                 Customizable user interface            Network operators and information
                                                                        appliance manufacturers can brand and
                                                                        control the user interface associated
                                                                        with the service and of applications
                                                                        offered
LIBERATE TV NAVIGATOR FOR ISP    INCLUDES ALL OF THE FEATURES FOR TV
                                 NAVIGATOR FOR DTV LISTED ABOVE PLUS
                                 THESE FEATURES:
                                 Transport independent                  Network operators can deliver services
                                                                        through, among others, standard
                                                                        telephone, cable television and other
                                                                        telecommunications networks
                                 Broad language localization            Network operators can deliver services
                                                                        to a number of international markets
                                                                        including the Japanese and Chinese
                                                                        markets
LIBERATE ENAVIGATOR              Small memory requirements              Information appliance manufacturers can
                                                                        add a feature-rich Internet-based
                                                                        communications platform to highly
                                                                        memory-constrained information
                                                                        appliances, such as smart phones and
                                                                        personal digital assistants
                                 Rich development environment           Developers can rapidly integrate
                                                                        modular components to develop Internet
                                                                        applications for numerous devices
                                 HTML and JavaScript support, rich      Information appliance manufacturers can
                                 graphics engines and extensive font    enhance the interactivity of embedded
                                 libraries                              systems by utilizing proprietary
                                                                        hardware-independent graphics display
                                                                        capabilities
---------------------------------------------------------------------------------------------------------------
                                                LIBERATE TOOLS
LIBERATE CONTENT DEVELOPMENT     Tools and tutorials for creating       Developers can rapidly develop Internet
  KIT                            applications                           content and applications targeted to a
                                                                        television audience
LIBERATE TV NAVIGATOR FOR DTV    Real time emulator running on          Developers can avoid investing in
  SET-TOP EMULATOR               Windows 98                             expensive prototypes during the design
                                                                        and testing of applications
                                 Suite of integrated debugging tools    Developers can debug JavaScript and
                                                                        HTML-based code in an easy-to-use
                                                                        development environment

SERVICES

    Liberate provides a comprehensive set of consulting and engineering services to its customers. The deployment by network operators of Internet-enhanced services and the development by information appliance manufacturers of new products require a high level of customer service and support. We believe that our consulting and engineering services organizations are critical to the successful sale and deployment of our products. We typically charge customers on a time and materials basis for our services.

    CONSULTING SERVICES. As of November 30, 1999, Liberate's consulting services organization consisted of 14 full-time employees. This organization provides project management support, which includes service implementation guidance, product customization and product configuration support. To help ensure seamless product deployments, this organization works closely, often on site, with network operators to integrate, install and maintain our software.

    ENGINEERING SERVICES. As of November 30, 1999, Liberate's engineering services organization consisted of 49 full-time engineers. This organization provides project management and engineering assistance to information appliance manufacturers. In addition, this organization provides assistance with custom application development. We typically retain the rights to intellectual property developed by our engineering services organization.

    CUSTOMER SERVICE, SUPPORT AND TRAINING. As of November 30, 1999, Liberate's service and support organization consisted of 19 full-time employees that provide worldwide support and services. Outside of the United States, we often work with Oracle to augment our service capability. Liberate runs a worldwide technical training program for customers and developers. Curriculum and training classes are available for most Liberate products. See "Related Party Transactions--Transactions with Oracle."

SALES AND MARKETING

    Liberate sells products through its direct sales force and indirectly through Oracle and Wind River Systems. We intend to increase the number of indirect distribution partners. Our sales force, which consisted of 28 individuals on November 30, 1999, is organized into teams consisting of sales representatives and systems engineers. Currently, direct sales professionals are located in North America, Europe and Asia/Pacific. Liberate uses its direct sales force to target the customers that it believes provide the highest potential for service deployment and revenues.

    More specifically, Liberate sells its server products either directly to network operators or to system integrators who then resell to the network operators. Liberate sells its client products directly to information appliance manufacturers or to embedded operating system vendors who resell the client software to information appliance manufacturers. Information appliances containing our software platform are then distributed by the manufacturer to the end user either through a retail channel or through network operators.

    To complement the direct sales and distribution efforts, Liberate utilizes an integrated marketing approach focused on identifying customer needs, defining products and stimulating demand. Liberate participates in trade shows worldwide, arranges speaking engagements for key personnel, sponsors conferences and runs a developers program. An internal creative production group supports the marketing effort by helping to define the next generation of interfaces for Liberate products. Market research is used to test Liberate prototypes and products to help ensure ease-of-use and a high degree of customer satisfaction.

    [The graphic shows a box with "Liberate" inside. The box has arrows pointing left to a box with "Embedded OS Vendors" inside and another box with "Info. Appliance Manufacturers" inside. This box has arrows pointing right to a box with "Network Operators" inside and down to a box with "Channel" inside. This box has an arrow pointing down to a box with "End User" inside. The box with "Liberate" also has arrows pointing right to a box with "System Integrators" inside and the box with "Network Operators" inside. This box has an arrow pointing down to the box with "End User" in it.]

CUSTOMERS

    As of November 30, 1999, Liberate has achieved over 20 network operator design wins and information appliance manufacturers have shipped over 339,000 units that incorporate Liberate software. Liberate software is localized for a number of international markets and languages, including Chinese and Japanese. The following is a partial list of our customers, grouped according to industry, that we believe is representative of our overall customer base:

NETWORK OPERATORS

CABLE AND SATELLITE
Cable & Wireless
Comcast
Cox Communications
MediaOne
Shaw Communications
StarTV

HOTEL INTERACTIVE SERVICES
Guestlink International
LodgeNet Entertainment

INTERNET SERVICE PROVIDERS
America Online
DTI (Mitsubishi)

TELECOMMUNICATIONS
NTL
NTT
U S WEST

INFORMATION APPLIANCE MANUFACTURERS

WEB BOXES
Acer
Boca Research
Philips Electronics

DIGITAL SET-TOP BOXES
General Instrument
Hughes Network Systems
Next Level Communications
Pace Micro Technology
TiVo

COMPETITION

    Competition in the information appliance software market is intense. Our principal competitors on the client software side include Microsoft, OpenTV and Spyglass. On the server side, our primary competitor is Microsoft. We also expect additional competition from other established and emerging companies. We expect competition to persist and intensify as the information appliance market develops and competitors focus on additional product and service offerings. We believe that the principal competitive factors in our industry are the quality and breadth of product and service offerings, the ease and speed with which a product can be integrated into network operators' existing internal systems and deployed to network operators' customers, whether the software platform operates efficiently with numerous information appliances, financial resources, price, time-to-market and the effectiveness of sales and marketing efforts. We believe that we presently compete favorably with our competitors in these areas. However, the market for information appliances is evolving and we cannot be certain that we will compete successfully in the future. See "Risk Factors--Competition from Bigger, Better Capitalized Competitors Could Result in Price Reductions, Reduced Gross Margins and Loss of Market Share."

INTELLECTUAL PROPERTY

    Liberate seeks to protect its proprietary rights and its other intellectual property through a combination of copyrights, trademarks, patents and trade secret protection, as well as through contractual protections such as proprietary information agreements and nondisclosure agreements. However, we cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our proprietary information, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. See "Risk

Factors--Our Limited Ability to Protect Our Intellectual Property and Proprietary Rights May Harm Our Competitiveness."

EMPLOYEES

    As of November 30, 1999, we had 269 employees, including 103 in engineering, 55 in sales and marketing, 82 in services and 29 in administration. None of our employees is represented by a collective bargaining agreement. We have never experienced a work stoppage, and we consider our relations with our employees to be good.

    Our future operating results depend in significant part on the continued service of our key technical, sales and senior management personnel, none of whom, except Mitchell E. Kertzman and Coleman Sisson, are party to an employment agreement. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and senior management personnel. Competition for these personnel is intense, and we may not be able to retain the key members of our technical, sales and senior management staff or attract these personnel in the future. We have experienced difficulty in recruiting qualified technical, sales and senior management personnel, and we expect to experience these difficulties in the future. If we are unable to hire and retain qualified personnel in the future, our business could be seriously harmed.

FACILITIES

    Liberate leases approximately 78,000 square feet of office space for our headquarters in San Carlos, California, approximately 5,000 square feet of office space in Salt Lake City, Utah and an office suite in a business center in Bellevue, Washington. In connection with the relocation of our headquarters to San Carlos, California, we exercised our option to lease an additional 103,000 square feet of office space in San Carlos, California. We plan to sublease up to 51,000 square feet of this headquarters office space. In addition, Liberate leases approximately 1,100 square feet in London for its United Kingdom sales office. Liberate also leases approximately 45,000 square feet in Sunnyvale, California, which it subleases.

LITIGATION

    In December 1998, one of our former employees filed an action in the California Superior Court for the County of San Mateo against us for, among other things, unpaid commissions of approximately $1.5 million, constructive employment termination, intentional misrepresentation and negligent misrepresentation. In October 1999, the plaintiff amended his complaint against us, adding claims for damages for failure to pay wages under the California Labor Code and common law retaliation, and sought to impose a constructive trust on the allegedly withheld commissions and any enhancement in value of that money. We have conducted extensive discovery on these claims, which we believe to be without merit. In December 1999, we filed a motion for summary judgment/summary adjudication to dismiss all of the claims brought by the plaintiff. In January 2000, the Court dismissed eight of the ten claims brought against us leaving only the claims of intentional and negligent misrepresentation for trial. We continue to believe that these claims are without merit and that we have strong defenses to them. We intend to continue to vigorously defend this action as to the remaining claims.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors and other key employees of Liberate, and their ages as of December 31, 1999, are as follows:

NAME                                          AGE      POSITION
----                                        --------   --------
Mitchell E. Kertzman......................   50        President, Chief Executive Officer and Director
Nancy J. Hilker...........................   42        Vice President and Chief Financial Officer
David A. Limp.............................   33        Senior Vice President of Corporate Development
Coleman Sisson............................   42        Chief Operating Officer
Charles G. Tritschler.....................   34        Vice President of Marketing
Philip A. Vachon..........................   42        Senior Vice President of Worldwide Sales
Steven Weinstein..........................   44        Senior Vice President of Strategic Initiatives
Gordon T. Yamate..........................   44        Vice President, General Counsel and Secretary
David J. Roux (1)(2)......................   43        Chairman of the Board of Directors
James L. Barksdale(3).....................   56        Director
Charles Corfield(1)(3)....................   40        Director
Lawrence J. Ellison.......................   55        Director
Jeffrey O. Henley (1)(2)..................   55        Director
Thomas F. Nagel...........................   36        Director

------------------------

(1) Member of finance and audit committee.

(2) Member of compensation committee.

(3) Member of independent directors committee.

--------------------------------------------------------------------------------

    MITCHELL E. KERTZMAN has been President, Chief Executive Officer and a director of Liberate since November 1998. Prior to joining Liberate, Mr. Kertzman was a member of the board of directors of Sybase, a database company, from February 1995 until he joined Liberate. He served as Chairman of Sybase's board of directors since July 1997. Between February 1998 and August 1998, he also served as Co-Chief Executive Officer of Sybase. From July 1996 until February 1997 Mr. Kertzman served as Chief Executive Officer of Sybase and from July 1996 until July 1997 he also served as President of Sybase. Between February 1995 and July 1996, he served as an Executive Vice President of Sybase. In February 1995, Sybase merged with Powersoft Corporation, a provider of application development tools. Mr. Kertzman had served as Chief Executive Officer and a director of Powersoft since he founded it in 1974. He also served as President of Powersoft from April 1974 to June 1992. Mr. Kertzman also serves as a director of CNET.

    NANCY J. HILKER has been Vice President and Chief Financial Officer of Liberate since its merger with Navio in August 1997. Prior to the merger, she had served as Vice President and Secretary of Navio since July 1996. Prior to joining Navio, Ms. Hilker served in various capacities at IntelliCorp, a software company, from June 1991 to July 1996, most recently as Chief Financial Officer and Secretary. From October 1979 to June 1991, Ms. Hilker held various positions at Deloitte & Touche, an accounting firm, as a manufacturing and high technology specialist in the emerging business services group. Ms. Hilker is a Certified Public Accountant.

    DAVID A. LIMP has been Senior Vice President of Corporate Development since January 1999. Mr. Limp was our Vice President of Marketing from August 1997 to January 1999. From December 1996 to August 1997, Mr. Limp was Vice President of Marketing of Navio. Prior to joining Navio,

Mr. Limp served in various capacities at Apple Computer from July 1987 to November 1996, most recently as director of its North and South American PowerBook division.

    COLEMAN SISSON has been our Chief Operating Officer since November 1999. Prior to joining Liberate, Mr. Sisson was President and Chief Operating Officer of CyberSafe, a network security company, from July 1997 to November 1999. From August 1995 to July 1997, Mr. Sisson served as Senior Vice President and General Manager, Education Services Group, at Vanstar, a technology product and services company. From June 1992 to August 1995, Mr. Sisson served as Vice President, Worldwide Customer Services, at Powersoft, a provider of application development tools.

    CHARLES G. TRITSCHLER has been Vice President of Marketing since January 1999. Mr. Tritschler was our Director of Product Marketing from August 1997 to January 1999. From April 1997 to August 1997, Mr. Tritschler was Director of Product Marketing of Navio. Prior to joining Navio, Mr. Tritschler served in various capacities at Apple Computer from July 1988 to April 1997, most recently as Product Line Manager.

    PHILIP A. VACHON has been Senior Vice President of Worldwide Sales since January 1999. Before that he served as our Senior Vice President of Americas Sales from June 1997 to January 1999. Prior to joining Liberate, Mr. Vachon served in various capacities at Oracle, from March 1987 to June 1997, most recently as Vice President of Alliances. Prior to joining Oracle, Mr. Vachon worked at Applied Data Research, a database software company, from February 1984 to December 1986 in various sales and technical positions.

    STEVEN WEINSTEIN has been Senior Vice President of Strategic Initiatives since November 1999. Before that he served as our Senior Vice President of Product Development from March 1999 to November 1999. From August 1997 to March 1999, Mr. Weinstein was our Vice President of Product Development. From September 1996 to August 1997, Mr. Weinstein was Vice President of Product Development of Navio. Prior to joining Navio, Mr. Weinstein was the General Manager and Vice President of Production at Spectrum HoloByte/MicroProse, a computer game manufacturer, from July 1992 to September 1996. Prior to that, Mr. Weinstein served as Vice President of Software Engineering at Electronics for Imaging, a hardware and software company, from August 1991 to August 1992.

    GORDON T. YAMATE has been Vice President and General Counsel since March 1999 and has been Secretary since May 1999. Prior to joining Liberate, Mr. Yamate was associated with the law firm of McCutchen, Doyle, Brown & Enersen, LLP since September 1983, and had been a partner since June 1988.

    DAVID J. ROUX has been a director of Liberate since May 1996 and Chairman of the Board of Directors since October 1998. He previously served as our Chairman from October 1996 to September 1997. From February 1998 to November 1998, he served as the Chief Executive Officer and President of Liberate. Mr. Roux is currently a general partner of Silver Lake Partners, a private equity firm.
Mr. Roux held various management positions with Oracle from September 1994 until December 1998, most recently as Executive Vice President of Corporate Development. Before joining Oracle, Mr. Roux served as Senior Vice President, Marketing and Business Development at Central Point Software from April 1992 to July 1994. From October 1987 to April 1992, Mr. Roux served in various capacities at Lotus, a software company, most recently as Senior Vice President of the Portable Computing Group. Before joining Lotus, Mr. Roux co-founded and served as the Chief Executive Officer of Datext, a CD ROM publishing company, from June 1984 to October 1987.

    JAMES L. BARKSDALE has been a director of Liberate since August 1997, when Liberate acquired Navio. Mr. Barksdale served as a director of Navio from July 1996 until the merger with Liberate. Mr. Barksdale is currently a partner at The Barksdale Group. Mr. Barksdale served at Netscape from January 1995 to March 1999 as President and Chief Executive Officer. From January 1992 to January 1995, Mr. Barksdale served as President and Chief Operating Officer, and, as of September 1994, Chief

Executive Officer, of AT&T Wireless Services, formerly, McCaw Cellular Communications, a cellular telecommunications company. From April 1983 to January 1992, Mr. Barksdale served as Executive Vice President and Chief Operating Officer of Federal Express. Mr. Barksdale also serves as a director of 3Com, America Online, Robert Mondavi and Sun Microsystems.

    CHARLES CORFIELD has been a director of Liberate since December 1998.
Mr. Corfield has been a partner at both Whitman Capital and Mercury Capital, each a venture capital firm, since 1996. Mr. Corfield co-founded Frame Technology, a software company, in 1986 and served as a member of its board of directors and as its Chief Technology Officer until it was acquired by Adobe Systems in 1995.

    LAWRENCE J. ELLISON has been a director of Liberate since August 1997.
Mr. Ellison previously served as Liberate's Chairman from September 1997 to October 1998. Mr. Ellison has been Chief Executive Officer and a director of Oracle since he co-founded it in May 1977, and was President of Oracle until June 1996. Mr. Ellison has been Chairman of the Board of Oracle since June 1995 and was previously Chairman of the Board of Oracle from April 1990 until September 1992. Mr. Ellison also serves as a director of Apple Computer, SuperGen and Spring Group.

    JEFFREY O. HENLEY has been a director of Liberate since May 1996.
Mr. Henley has been Executive Vice President and Chief Financial Officer of Oracle since March 1991 and has been a director of Oracle since June 1995. Prior to joining Oracle, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991.

    THOMAS F. NAGEL has been a director of Liberate since January 2000.
Mr. Nagel has served in various capacities at Cox Communications, formerly Cox Entertainment, most recently as Vice President, Business Development, since September 1993.

BOARD OF DIRECTORS

    Liberate currently has authorized seven directors. The officers serve at the discretion of the Board. There are no family relationships among the directors and officers of Liberate.

BOARD COMMITTEES

    The finance and audit committee consists of Messrs. Corfield, Henley and Roux. The finance and audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions. The compensation committee consists of Messrs. Henley and Roux. The compensation committee administers our stock plans and makes decisions concerning salaries and incentive compensation for our employees. The independent directors committee consists of Messrs. Barksdale and Corfield. The independent directors committee considers and reviews all agreements between us and Oracle.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the compensation committee is currently an officer or employee of Liberate. Mr. Henley has not, at any time since the formation of Liberate, been an officer or employee of Liberate. Although Mr. Roux was formerly an officer of Liberate, he has not served as an officer or employee of Liberate at any time while serving on our compensation committee. Except for Mr. Henley, no member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

    We do not currently provide our directors with cash compensation for their services as members of the board of directors, although members are reimbursed for some expenses in connection with attendance at board and committee meetings. On December 11, 1998, we granted Messrs. Barksdale and Corfield each an option to purchase 83,332 shares of our common stock at an exercise price of $2.55 per share. At each annual stockholders' meeting, non-employee directors will receive automatic option grants under our 1999 equity incentive plan. See "Employee Stock Plans--1999 Equity Incentive Plan."

INDEMNIFICATION

    We have entered into indemnification agreements with each of our directors and executive officers. The form of indemnity agreement provides that we will indemnify against any and all expenses of the director or executive officer who incurred such expenses because of his or her status as a director or executive officer, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.

    Our certificate of incorporation and bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The certificate of incorporation provides that our directors shall not be personally liable to Liberate or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

    - For any breach of the director's duty of loyalty to us or our stockholders;

    - For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - In respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

    - For any transaction from which the director derives any improper personal benefit.

    Our certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

    - We are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law;

    - We may, in our discretion, indemnify other officers, employees and agents as provided by Delaware law;

    - To the fullest extent permitted by Delaware law, but subject to various exceptions, we are required to advance all expenses incurred by our directors and executive officers in connection with a legal proceeding;

    - The rights conferred in the bylaws are not exclusive;

    - We are authorized to enter into indemnification agreements with our directors, officers, employees and agents; and

    - We may not retroactively amend the bylaw provisions relating to indemnity.

    Our bylaws provide that we shall indemnify our directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

EXECUTIVE COMPENSATION

    The following table sets forth information regarding compensation for the fiscal year ended May 31, 1999 that we paid for services rendered by our current Chief Executive Officer, our four other executive officers who earned more than $100,000 during the fiscal year ended May 31, 1999 and a former executive officer.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                 ----------------------
                                                                         AWARDS
                                         ANNUAL COMPENSATION     ----------------------
                                        ----------------------         SECURITIES            ALL OTHER
                                        SALARY ($)   BONUS ($)   UNDERLYING OPTIONS (#)   COMPENSATION ($)
                                        ----------   ---------   ----------------------   ----------------
Mitchell E. Kertzman(1)...............   $162,611          --          3,333,332                   --
President and Chief Executive Officer

Nancy J. Hilker.......................    187,600     $30,000            116,664                   --
Vice President and Chief Financial
  Officer

David A. Limp.........................    189,683      30,000            166,666                   --
Senior Vice President of Corporate
  Development

Philip A. Vachon......................    512,282(2)       --            199,998                   --
Senior Vice President of Worldwide
  Sales

Steven Weinstein......................    190,517      10,000             50,000                   --
Senior Vice President of Strategic
  Initiatives

David J. Roux(3)......................    210,417      58,437          1,666,666               $2,600(4)
Former Chief Executive Officer

------------------------

(1) Mr. Kertzman became our President and Chief Executive Officer on November 16, 1998. His current annual salary is $300,000.

(2) Includes $313,537 in commissions.

(3) Mr. Roux was our Chief Executive Officer from February 1998 to November 1998, and all compensation in this table represents payments made by Oracle to Mr. Roux for this period for his services as an officer of Oracle and Liberate.

(4) Represents matching contributions to Mr. Roux's 401(k) plan account.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options during the fiscal year ended May 31, 1999, to each of the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during this period.

    The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The fair market value of our common stock was estimated by the board of directors on the basis of the purchase price paid by investors for shares of our preferred stock, the liquidation preferences and other rights, privileges and preferences associated with the preferred stock and an evaluation by the board of our revenues, operating history and prospects.

    The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed in accordance with rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The price in this offering is higher than the estimated fair market value on the date of grant, and the potential realizable value of the option grants could be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the price in this offering.

    The shares listed in the following table under "Number of Securities Underlying Options Granted" are subject to vesting. Upon completion of 12 months of service from the vesting start date, 25% of the option shares vest and the balance vest in a series of equal monthly installments over the next three years of service. Each of the options has a ten-year term, subject to earlier termination if the optionee's service with us ceases.

    Percentages shown under "Percent of Total Options Granted to Employees in the Last Fiscal Year" are based on an aggregate of 9,303,456 options granted to employees of Liberate under its 1996 Stock Option Plan and outside of this plan during the fiscal year ended May 31, 1999.

                                           INDIVIDUAL GRANTS
                       ---------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF                                                     ASSUMED ANNUAL RATES OF
                       SECURITIES     PERCENT OF TOTAL                              STOCK PRICE APPRECIATION FOR
                       UNDERLYING    OPTIONS GRANTED TO   EXERCISE                          OPTION TERM
                         OPTIONS      EMPLOYEES IN THE      PRICE     EXPIRATION   ------------------------------
NAME                     GRANTED      LAST FISCAL YEAR    ($/SHARE)      DATE           5%              10%
----                   -----------   ------------------   ---------   ----------   -------------   --------------
Mitchell E.
  Kertzman...........   3,333,332           35.8%           $2.55      10/15/08     $5,345,062      $13,546,805
Nancy J. Hilker......      33,332            0.4             2.25      07/09/08         47,165          119,526
                           83,332            0.9             3.75      04/02/09        196,526          498,037
David A. Limp........     166,666            1.8             3.75      04/02/09        393,058          996,085
Philip A. Vachon.....     116,666            1.3             2.55      01/04/09        187,075          474,136
                           83,332            0.9             3.75      04/02/09        196,526          498,037
Steven Weinstein.....      50,000            0.5             3.75      04/02/09        117,918          298,827
David J. Roux........   1,666,666           17.9             2.55      10/15/08      2,672,801        6,773,403

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table sets forth options exercised by each of the executive officers named in the Summary Compensation Table during the fiscal year ended May 31, 1999, and the number and value of securities underlying unexercised options that are held by these executive officers as of May 31, 1999.

    Amounts shown under the column "Value Realized" are equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

    Amounts shown under the column "Value of Unexercised In-the-Money Options at Fiscal Year End" are based on the fair market value of our common stock at May 31, 1999 as determined by our board of directors, $4.50 per share, less the exercise price payable for such shares. The fair market value of our common stock at May 31, 1999 was estimated by the board of directors on the basis of the purchase price paid by investors for shares of our preferred stock, taking into account the liquidation preferences and other rights, privileges and preferences associated with the preferred stock, and an evaluation by the board of our revenues, operating history and prospects. The price in this offering is higher than the estimated fair market value on May 31, 1999, and the value of unexercised options would be higher than the numbers shown in the table if the value were calculated by subtracting the exercise price from the price in this offering.

                                                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                            SHARES                  OPTIONS AT FISCAL YEAR END            FISCAL YEAR END
                           ACQUIRED      VALUE     -----------------------------   -----------------------------
NAME                      ON EXERCISE   REALIZED   EXERCISEABLE   UNEXERCISEABLE   EXERCISEABLE   UNEXERCISEABLE
----                      -----------   --------   ------------   --------------   ------------   --------------
Mitchell E. Kertzman....         --           --          --        3,333,332              --       $6,499,997
Nancy J. Hilker.........      4,400     $ 13,948     136,798          151,040        $526,387          225,155
David A. Limp...........     83,332      264,162      85,282          235,416         313,106          300,312
Philip A. Vachon........     18,750       50,063      29,856          268,056          93,047          502,817
Steven Weinstein........     19,936       63,086     200,828           84,376         766,183          125,159
David J. Roux...........    451,388      135,446      69,444        1,145,834         135,416        2,234,376

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    We entered into an employment agreement, dated October 12, 1998, with Mitchell E. Kertzman, our President and Chief Executive Officer. Mr. Kertzman's annual salary is $300,000, and he is eligible for an annual bonus of up to $200,000. His bonus for the first year of employment was guaranteed to be $200,000. We granted him an option to purchase 3,333,332 shares of our common stock. Upon his completion of 12 months of service, 25% of the option shares vested, and the balance of the option shares will vest in a series of equal monthly installments upon his completion of each of the following 36 months. If we experience a change in control, 50% of any unvested option shares will become vested upon the effective date of the change in control.

EMPLOYEE STOCK PLANS

    1999 EQUITY INCENTIVE PLAN

    SHARE RESERVE. Our board of directors adopted our 1999 equity incentive plan on May 17, 1999. Our stockholders have also approved this plan. The initial reserve under the 1999 equity incentive plan is equal to the number of shares of our common stock that remained available under our 1996 stock option plan at the time of our initial public offering (approximately 3,051,498 shares). On June 1 of each year, starting in 2000, the number of shares in the reserve will automatically increase by 5% of the total number of shares of common stock that are outstanding at that time or, if less, by 6,000,000 shares. In general, if options or shares awarded under the 1999 equity incentive plan are forfeited, then those options or shares will again become available for awards.

    ADMINISTRATION. A committee appointed by our board of directors will administer the 1999 equity incentive plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of our 1999 equity incentive plan. The committee has discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be, if any, and what the other features and conditions of each award will be. The committee may also reprice outstanding options and modify outstanding awards in other ways.

    ELIGIBILITY. The following groups of individuals are eligible to participate in the 1999 equity incentive plan:

    - Employees;

    - Members of our board of directors who are not employees; and

    - Consultants.

    TYPES OF AWARDS. The 1999 equity incentive plan provides for the following types of awards:

    - Options to purchase shares of our common stock;

    - Stock appreciation rights;

    - Restricted shares of our common stock; and

    - Stock units, sometimes called phantom shares.

    OPTIONS AND STOCK APPRECIATION RIGHTS. Options may be incentive stock options or nonstatutory stock options. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for all incentive stock options and nonstatutory stock options granted under the 1999 equity incentive plan may not be less than 100% and 85%, respectively, of the fair market value of our common stock on the option grant date. At the discretion of the committee, optionees may pay the exercise price by using:

    - Cash;

    - Shares of common stock that the optionee already owns;

    - A full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

    - An immediate sale of the option shares through a broker designated by us;
      or

    - A loan from a broker designated by us, secured by the option shares.

    Options and stock appreciation rights vest at the time or times determined by the compensation committee. In most cases, our options vest over the four-year period following the date of grant. Options and stock appreciation rights generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier. The 1999 equity incentive plan provides that no participant may receive options or stock appreciation rights covering more than 1,500,000 shares in the same year, except that a newly hired employee may receive options or stock appreciation rights covering up to 3,000,000 shares in the first year of employment.

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
    RESTRICTED SHARES. Restricted shares may be awarded under the 1999 equity incentive plan in return for:

    - Cash;

    - A full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

    - Services already provided to us; and

    - In the case of treasury shares only, services to be provided to us in the future.

    Restricted shares and stock units vest at the time or times determined by the compensation committee.

    AUTOMATIC OPTION GRANTS. The non-employee members of our board of directors will be eligible for option grants under the automatic option grant program. At the time of each of our annual stockholders' meetings, beginning in 2000, each non-employee director who will continue to serve as a board member following the meeting will automatically be granted a fully-vested option for 10,000 shares of our common stock. The exercise price of each option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, an immediate sale of the option shares through a broker designated by us or a loan from a broker designated by us, secured by the option shares. The options have a 10-year term, except that they expire 12 months after a director leaves the board of directors, if earlier.

    CHANGE IN CONTROL. If a change in control of Liberate occurs, the board of directors or the compensation committee has discretion to accelerate vesting of options and other awards. A change in control includes:

    - A merger of Liberate after which our own stockholders own 50% or less of the surviving corporation, or its parent company, and a stockholder who did not own any shares of Liberate immediately before the change in control owns 50% or more of Liberate after the change in control;

    - A sale of all or substantially all of our assets;

    - A proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

    - An acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to Liberate, such as a holding company owned by our stockholders.

However, Oracle's disposition of its securities, such that it holds less than 50% of Liberate, and/or its later increase in ownership to at least 50% of Liberate, will not in itself be deemed a change in control.

    AMENDMENTS OR TERMINATION. Our board of directors may amend or terminate the 1999 equity incentive plan at any time. If our board of directors amends the plan, stockholder approval will only be sought if required by an applicable law. The 1999 equity incentive plan will continue in effect indefinitely unless the board of directors decides to terminate the plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

    SHARE RESERVE AND ADMINISTRATION. Our board of directors adopted our 1999 employee stock purchase plan on May 17, 1999. Our stockholders have also approved this plan. Our 1999 employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. We have reserved 1,666,666 shares of our common stock for issuance under the plan. On June 1 of each year, starting in 2000, the number of shares in the reserve will automatically increase by 2% of the total number of shares of common stock then outstanding or, if less, 1,666,666 shares. The compensation committee of our board of directors will administer the plan.

    ELIGIBILITY. All of our employees are eligible to participate, if they are employed by us for more than 20 hours per week and for more than five months per year. Eligible employees may begin participating in the 1999 employee stock purchase plan at the start of any offering period. Each offering period lasts six months. Overlapping offering periods start on April 1 and October 1 of each year. However, the first offering period started on the date of our initial public offering, July 27, 1999, and will end on March 31, 2000.

    AMOUNT OF CONTRIBUTIONS. Our 1999 employee stock purchase plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's cash compensation. Purchases of our common stock will occur on March 31 and September 30 of each year. Each participant may purchase up to 1,500 shares on any purchase date, 3,000 shares per year. But the value of the shares purchased in any calendar year, measured as of the beginning of the offering period, may not exceed $25,000.

    PURCHASE PRICE. The price of each share of common stock purchased under our 1999 employee stock purchase plan will be 85% of the lower of:

    - The fair market value per share of common stock on the date immediately before the first day of the applicable offering period; or

    - The fair market value per share of common stock on the purchase date.

    In the case of the first offering period, the price per share under the plan will be 85% of the lower of:

    - The price per share to the public in our initial public offering, $8 per share; or

    - The fair market value per share of common stock on the purchase date.

    OTHER PROVISIONS. Employees may end their participation in the 1999 employee stock purchase plan at any time. Participation ends automatically upon termination of employment with Liberate. If a change in control of Liberate occurs, our 1999 employee stock purchase plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the 1999 employee stock purchase plan at any time. If our board of directors increases the number of shares of common stock reserved for issuance under the plan, except for the automatic increases described above, it must seek the approval of our stockholders.

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
                           RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH ORACLE

    From our inception until our acquisition of Navio Communications in August 1997, we were a wholly-owned subsidiary of Oracle. Following the Navio acquisition, Oracle remained our majority stockholder. After this offering, Oracle will beneficially own approximately 41.4% of our outstanding stock. In addition, two of our directors, Messrs. Ellison and Henley, are executive officers and directors of Oracle. We have entered into numerous transactions and arrangements with Oracle, including the following:

    FINANCINGS, LOANS AND INTER-COMPANY ARRANGEMENTS

    In May 1996, we sold 32 shares of our common stock to Oracle and in October 1996, we sold 28,333,300 shares of our Series A preferred stock to Oracle. The shares of preferred stock converted into an equal number of shares of our common stock upon the closing of our initial public offering. In exchange, we received an inter-company transfer of approximately $10.0 million and all of the tangible assets and some of the intangible assets of Oracle's network computer division, including the right to hire the employees of the division, intellectual property rights associated with the division and contractual relationships with suppliers, customers and contractors of the division. The aggregate value of the transfer, including cash, was estimated by our board of directors to be approximately $85 million.

    In May 1996, Oracle forgave an inter-company payable balance of approximately $5 million.

    In November 1996, Oracle transferred the assets, liabilities and personnel of a corporate division to us. At the time of this assignment, the assets and liabilities had a net book value of approximately $79,000. In July 1997, we transferred the assets, liabilities and personnel of this corporate division back to Oracle. At the time of this transfer, the assets and liabilities had a net book value of approximately $90,000.

    In July 1997, we entered into a convertible note purchase agreement with Oracle. Under this agreement, Oracle agreed to provide up to $10.0 million to us for general working capital purposes, as needed, in the form of convertible notes, and up to $19.2 million to fund our obligations under the put/ call and voting agreement, as discussed below. The convertible notes bear annual interest at 8% and are convertible, at Oracle's option, into shares of our stock. As of May 31, 1999, we had borrowed approximately $10.0 million under this arrangement and Oracle had converted $5.0 million of the indebtedness into 1,515,150 shares of our Series A-1 preferred stock. The shares of preferred stock converted into an equal number of shares of our common stock upon the closing of our initial public offering. In May 1999, we repaid the outstanding portion of the indebtedness, totalling approximately $5.0 million. We do not currently intend to borrow additional funds under this arrangement.

    From our inception until August 1997, Oracle funded our operations through an inter-company payable account. In connection with our acquisition of Navio in August 1997, Oracle converted approximately $18 million of outstanding inter-company payables into 5,454,544 shares of our Series A-1 preferred stock. The shares of preferred stock converted into an equal number of shares of our common stock upon the closing of our initial public offering. From inception until June 1, 1998, from time to time in the ordinary course of business, we and Oracle entered into inter-company transactions. Additionally, in fiscal 1998, Oracle contributed capital of approximately $8.1 million to us.

    In August 1997, we entered into a tax allocation and indemnity agreement with Oracle. This agreement provides for our consolidation into Oracle's tax group for income tax payment purposes. Under the agreement, our tax liability is computed as if we had filed a separate return for amounts due in certain state and local jurisdictions. As a member of Oracle's tax group, we are allocated our share of the aggregate tax liability of the group. The agreement provides that Oracle will indemnify us for penalties or other damages attributed to the failure of Oracle to make timely filings or to make timely or full payments, provided that we pay our allocated share and provide necessary information on a timely basis. Under the agreement, Oracle owes us, as of November 30, 1999, approximately $788,000 for use of tax losses related to fiscal 1998 and approximately $781,000 for use of tax losses related to fiscal 1999. Since the effective date of our initial public offering, upon which Oracle's ownership percentage was reduced to less than 50%, our results are no longer included in any of Oracle's consolidated state tax returns and we will no longer receive a tax benefit from Oracle.

    In August 1997, in connection with our acquisition of Navio, we entered into a put/call and voting agreement with Oracle and former Navio stockholders, including Netscape. Among other things, this agreement granted the former Navio stockholders the right, for a period of 60 days following the closing of the acquisition, to compel Oracle to purchase up to 50% of the shares received by them in the acquisition or 50% of the shares issuable under stock options assumed by us in the acquisition. As a result of the exercise of these put rights, Oracle purchased a total of 3,671,138 shares of our Series C preferred stock. Oracle subsequently converted these shares into shares of our Series C-1 preferred stock. The shares of preferred stock converted into an equal number of shares of our common stock upon the closing of our initial public offering.

    In May 1999, Wei Yen, our former president, sold 1,515,150 shares of our Series C preferred stock to Oracle for $3.30 per share, or an aggregate of approximately $5.0 million. Immediately after purchasing these shares from Dr. Yen, Oracle sold the shares to General Instrument for $3.30 per share, or an aggregate of approximately $5.0 million, under a purchase agreement among us, Oracle and General Instrument. The shares of preferred stock converted into an equal number of shares of our common stock upon the closing of our initial public offering.

    SERVICE ARRANGEMENTS

    From our inception until September 1997, Oracle performed various tax, treasury, risk management, employee benefits, legal, accounting and other general corporate services for us. The costs of these services were allocated to us, and had a value of approximately $1.3 million. We ceased obtaining these services from Oracle in September 1997.

    In December 1997, Oracle provided services to us in connection with development of our products. We paid Oracle approximately $62,000 for services provided under this arrangement.

    From December 1997 through November 1999, we have incurred expenses payable to Oracle of approximately $368,000 for services provided to us by a salesperson in Taiwan.

    From November 1997 to March 1998, we paid Oracle approximately $127,000 for services provided to us by two members of the Oracle North American sales force.

    In March 1998, we entered into a services agreement with Oracle. Under this agreement, Oracle provides professional services to some of our customers. As of November 30, 1999, we have incurred expenses totalling approximately $704,000 for services provided under the agreement.

    In August 1998, we entered into a technical support services agreement with Oracle. We amended this agreement in January 1999. Under this agreement, we and Oracle provide each other worldwide technical support services. We have made no payments to Oracle under the agreement, and have received, as of November 30, 1999, $63,000 from Oracle for services rendered pursuant to the agreement.

    Since inception, we have paid Oracle approximately $157,000 for services performed by Oracle to localize our products for the Japanese market.

    In a joint representation and defense agreement, we agreed with Oracle to jointly defend ourselves in a trademark infringement and unfair competition lawsuit brought by Network Computers against Oracle and us. In April 1998, our motion for summary judgment was granted and the case was dismissed. We paid Oracle approximately $105,000 for legal services in connection with our defense.

    TECHNOLOGY AGREEMENTS

    In September 1998, we entered into a technology license agreement with Oracle. Pursuant to the agreement, Oracle may promote, market and distribute sublicenses of our products through its worldwide distribution channels for a period of three years. As of November 30, 1999, we have been paid license fees totalling approximately $447,000 under the agreement.

    In fiscal 1999, we paid $243,000 for commissions due to Oracle Japan in conjunction with a sale of our software to Fujitsu. In addition, we paid $107,000 for commissions due to Oracle Belgium relating to a trial deployment agreement with Belgacom, one of our network operator customers.

    We have an agreement with Oracle pursuant to which we distribute our products under an OEM license agreement between Oracle and Netscape discussed below in "Transactions with Netscape and America Online."

    LEASES

    We previously leased office space in Redwood Shores, California from Oracle under a lease that provided for monthly payments of approximately $124,000. We terminated the lease in September 1999. We also previously leased furniture and equipment for our Redwood Shores office from Oracle under a lease entered into in September 1997, as amended, that obligated us to make monthly payments to Oracle of approximately $57,000. In addition, we previously contracted for Oracle to perform maintenance and repair services at our Redwood Shores office. Under the maintenance and repair services agreement, we incurred expenses for maintenance and repair services totalling approximately $318,000, $375,000, and $95,000 in fiscal 1998, 1999 and 2000, respectively. The furniture and equipment lease and the maintenance and repair services agreement were terminated simultaneously with the office lease.

    We previously leased office space in Salt Lake City, Utah from Oracle under a lease that provided for monthly payments of approximately $4,000. The lease terminated in February 1999. In April 1999, we entered into a new lease for office space in Salt Lake City, Utah with a third party. We will continue to lease furniture and equipment for our Salt Lake City office from Oracle under a new furniture lease that we signed with Oracle in March 1999, that provides for monthly payments of approximately $750.

    We lease office space in London, England from Oracle under a lease that provides for monthly payments of approximately $4,200. The lease terminates in October 2000.

    During the fourth quarter of fiscal 1999, we entered into a lease for our office space in San Carlos, California. In connection with us entering into this lease, Oracle provided a $10 million guaranty to our landlord. The guaranty was terminated after the closing of our initial public offering on July 27, 1999.

TRANSACTIONS WITH NETSCAPE AND AMERICA ONLINE

    After this offering, America Online will beneficially own approximately 8.0% of our outstanding stock. Netscape became a wholly-owned subsidiary of America Online, one of our customers, in March 1999. In connection with this merger, one of our directors, Mr. Barksdale, became a director of America Online.

    Prior to our acquisition of Navio, Navio's predecessor, TVSoft, sold shares of its common stock to Netscape in July 1996. In exchange for these shares of common stock, TVSoft entered into a source code license agreement with Netscape. We amended this agreement in April 1998 and September 1998. Under this agreement, Netscape granted a worldwide, nonexclusive, fully paid-up and nontransferable license to TVSoft for certain Netscape software, including Netscape Navigator. In connection with our acquisition of Navio, and under a letter agreement entered into in May 1997, Netscape consented to the assignment of this license from Navio to us. As a result of our acquisition of Navio in August 1997,

Netscape's shares of Navio common stock converted into 7,625,350 shares of our Series C preferred stock. The shares of preferred stock converted into an equal number of shares of our common stock upon the closing of our initial public offering.

    Under the letter agreement described in the preceding paragraph, Netscape and Oracle also agreed that our products would be distributed pursuant to an OEM license agreement between Netscape and Oracle. Under an amendment to the letter agreement, we have the right to use approximately $1.0 million in prepaid royalties with Netscape. As of November 30, 1999, we have used approximately $40,000 of these royalties. In addition, through November 30, 1999, we have paid Netscape approximately $325,000 in support fees under the letter agreement.

    Under a letter agreement executed in December 1997 in connection with the source code license agreement with Netscape and the April 1998 amendment to the source code license agreement, as of November 30, 1999, we have paid Netscape approximately $200,000 for the purchase of rights and licenses.

    We are co-sublessors of office space located in Sunnyvale, California with Netscape. Netscape and Navio originally leased the space in November 1996. Navio's rights and duties under the lease were assigned to us in connection with our acquisition of Navio. Subsequently, the property was subleased to a third party. The monthly lease payments are approximately $68,000 and we receive approximately $72,000 from our subtenant each month. The lease and sublease terminate in November 2001.

    We entered into a trial license and support agreement with America Online in July 1998, which terminated upon the execution of a technology license and support agreement entered into in August 1998. We also entered into a source code access agreement in August 1998, which also terminated upon the execution of the technology license and support agreement. In addition, we entered into a consulting services agreement in February 1999 with America Online, under which we are developing new features for our products. As of November 30, 1999, we have received payments from America Online under all of these agreements aggregating approximately $6.5 million.

OTHER TRANSACTIONS

    In May 1999, we sold 10,416,652 shares of our Series E preferred stock for $47.5 million, net of expenses, to several investors, including Comcast, Cox Communications and MediaOne. The shares of preferred stock converted into an equal number of shares of our common stock upon the closing of our initial public offering. In connection with this sale of stock, we entered into a voting agreement with Comcast, Cox Communications, MediaOne and Oracle. Pursuant to the voting agreement, Comcast, Cox Communications, MediaOne and Oracle agreed to vote the shares of our common stock held by them to elect a representative designated by Oracle and a single representative designated by Comcast, Cox Communications and MediaOne to our board of directors. In the voting agreement, we also agreed to create a three member advisory board to our board of directors consisting of one representative of each of Comcast, Cox Communications and MediaOne. The voting agreement will terminate on the earlier of:

    - A change in control of us;

    - July 27, 2002; or

    - The date on which Comcast, Cox Communications and MediaOne own less than 50% of the common stock issued upon conversion of the Series E preferred stock originally sold to each of them.

    In addition, we have entered into commercial agreements with Comcast, Cox Communications and MediaOne for the license of our software products. The agreements further provide that these network operators will have the right to test our software free of charge and without any commitment to deploy services using our technology. In addition, the agreements provide that, if certain commercial milestones are satisfied, we will issue each of these network operators warrants to purchase up to 2,799,996 shares of our common stock. As of November 30, 1999, we issued or committed to issue warrants to purchase up to 499,998 shares of common stock related to these agreements for achieving commercial milestones. In addition, under these agreements, these network operators are entitled to receive the benefits of any more favorable terms and conditions that we may grant to any other North American network operator in the future.

    In November 1999, Thomas F. Nagel was appointed to our board of directors. Mr. Nagel is currently Vice President of Business Development of Cox Communications. We entered into a license agreement with Cox Communications in July 1999 which includes a provision in which we agreed to grant Cox Communications warrants to purchase Liberate common stock as discussed above.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

    We entered into an employment agreement, dated October 12, 1998, with Mitchell E. Kertzman, our President and Chief Executive Officer. Mr. Kertzman's annual salary is $300,000, and he is eligible for an annual bonus of up to $200,000. His bonus for the first year of employment was guaranteed to be $200,000. We granted him an option to purchase 3,333,332 shares of our common stock. Upon his completion of 12 months of service, 25% of the option shares vested, and the balance of the option shares will vest in a series of equal monthly installments upon his completion of each of the following 36 months. If we experience a change in control, 50% of any unvested option shares will become vested.

    We entered into an employment offer letter, dated November 5, 1999, with Coleman Sisson, our Chief Operating Officer. This letter provides for the acceleration of vesting of 25% of the options granted to Mr. Sisson in the event that Liberate is acquired and Mr. Sisson is terminated without cause within twelve months of his hire date. In addition, the letter agreement provides for 6 months severance if Mr. Sisson's employment is terminated for any reason other than gross misconduct.

    We entered into an employment offer letter, dated March 12, 1999, with Gordon Yamate, our Vice President, General Counsel and Secretary, that provides for the acceleration of vesting of 25% of his unvested options if we experience a change in control before March 15, 2000.

    We entered into a settlement agreement, dated March 16, 1998, with Jerry W. Baker, our former Chief Executive Officer. Under this agreement, we paid
Mr. Baker a severance amount of $180,000, which represented six months of his base salary. In consideration for the severance payment, Mr. Baker agreed to release all claims against us.

    In October 1997, we entered into an employment agreement, as amended in February 1998, with Wei Yen, our former President. The amendment provided for the resignation of Dr. Yen from Liberate. Pursuant to the agreement, we agreed to terminate our right of repurchase as to his shares of Series C preferred stock. In addition, Dr. Yen received a severance payment of $820,000, payable in 24 equal monthly installments, beginning on February 27, 1998, and the forgiveness of indebtedness amounting to $576,000. In consideration for the severance payment and the loan forgiveness, Dr. Yen agreed to release all claims that he may have against us.

    We have granted options to our executive officers and directors. See "Management--Option Grants in Last Fiscal Year" and "Principal Stockholders."

    We have entered into an indemnification agreement with each of our executive officers and directors described in the "Management" section.
                            ------------------------

    We believe that the terms of all of the agreements and transactions discussed in this section were at least as favorable to us as those that could have been obtained or secured in arm's-length transactions.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information, as of December 31, 1999, with respect to shares beneficially owned by:

    - Each person who we know to be the beneficial owner of more than five percent of our outstanding shares of common stock;

    - Each of the executive officers named in the Summary Compensation Table;

    - Each of our directors;

    - All current executive officers and directors as a group; and

    - All other selling stockholders.

    The number of shares shown as beneficially owned by each stockholder is adjusted to reflect the sale of shares offered in this offering. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares within sixty days of the date as of which the information is provided, for example, upon exercise of an option or warrant. In computing the percentage ownership of any person, the number of shares is deemed to include the amount of shares beneficially owned by such person, and only that person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

    The percentage of beneficial ownership for the following table is based on 83,603,312 shares of common stock outstanding as of December 31, 1999 and 86,493,312 shares of common stock outstanding after the completion of this offering.

    In addition to the selling stockholders listed below, up to 728,921 additional shares may be sold by employees and other stockholders of Liberate and/or may be apportioned to the listed selling stockholders. The columns in the table below entitled "Number of Shares Being Offered" and "Shares Beneficially Owned After Offering" do not assume exercise of the underwriters' option to acquire additional shares to cover over-allotments of shares. We currently anticipate that the over-allotment option, if exercised, will consist solely of shares contributed by Oracle, Netscape, Comcast and Wind River. In addition, if the size of this offering is increased, we currently anticipate that any additional shares sold in this offering will be sold by Oracle, Netscape, Comcast and Wind River. The sale of additional shares by these selling stockholders upon the exercise of the over-allotment option or as a result of an increase in the size of this offering would further decrease the beneficial ownership in Liberate of these stockholders.

    Unless otherwise indicated, the address for each listed stockholder is:
c/o Liberate Technologies, 2 Circle Star Way, San Carlos, California, 94070. To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

                                             SHARES BENEFICIALLY
                                                 OWNED PRIOR          NUMBER      SHARES BENEFICIALLY
                                                 TO OFFERING        OF SHARES    OWNED AFTER OFFERING
                                            ---------------------     BEING      ---------------------
NAME OF BENEFICIAL OWNER                      NUMBER     PERCENT     OFFERED       NUMBER     PERCENT
------------------------                    ----------   --------   ----------   ----------   --------
Oracle Corporation(1).....................  39,649,546     47.4%     3,835,666   35,813,880     41.4%
Lawrence J. Ellison
Jeffrey O. Henley
  500 Oracle Parkway
  Redwood Shores, California 94065

Netscape Communications Corporation(2)....   7,649,655      9.1        737,671    6,911,984      8.0
James L. Barksdale
  c/o America Online
  22000 AOL Way
  Dulles, Virginia 20166

Mitchell E. Kertzman(3)...................   1,041,665      1.2         90,277      951,388      1.1

David J. Roux(4)..........................     833,332      1.0         76,388      756,944        *

Steven Weinstein(5).......................     226,864        *             --      226,864        *

David A. Limp(6)..........................     187,364        *             --      187,364        *

Nancy J. Hilker(7)........................     163,767        *             --      163,767        *

Philip A. Vachon(8).......................     102,079        *             --      102,079        *

Charles G. Tritschler(9)..................      58,589        *             --       58,589        *

Charles Corfield(10)......................      24,305        *             --       24,305        *

Thomas Nagel..............................       2,000        *             --        2,000        *

Coleman Sisson(11)........................          --        *             --           --        *

Gordon T. Yamate(12)......................          --        *             --           --        *

All executive officers and directors as a   49,939,166     58.4      4,740,002   45,199,164     51.1
  group (14 persons)......................

Comcast Corporation(13)...................   1,208,332      1.4        100,770    1,107,562      1.3
  1500 Market Street
  Philadelphia, Pennsylvania 19102

Wind River Systems, Inc...................     416,666        *         40,307      376,359        *
  600 Wind River Way
  Alameda, California 94501

Additional selling stockholders, each
  holding less than 1% of the outstanding
  common stock prior to this offering.....                     %                                    %

------------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1) Mr. Ellison, one of our directors, is the chief executive officer and chairman of the board of directors of Oracle. Mr. Henley, one of our directors, is an executive officer and a director of Oracle.
    Messrs. Ellison and Henley disclaim beneficial ownership of Oracle's shares.

(2) Amount shown includes 7,625,350 shares held of record by Netscape, and 24,305 shares issuable upon the exercise of stock options held by Mr. Barksdale exercisable within 60 days of December 31, 1999. In
    March 1999, Netscape became a wholly-owned subsidiary of America Online, one of our customers. In connection with the merger, Mr. Barksdale was elected to the board of directors of America Online. Mr. Barksdale disclaims beneficial ownership of the 7,625,350 shares held of record by Netscape. America Online has no pecuniary interest in any of the shares subject to options held by Mr. Barksdale.

(3) Consists of shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1999.

(4) Includes 243,056 shares issuable upon the exercise of stock options exercisable within 60 days of December 31, 1999.

(5) Includes 210,204 shares issuable upon the exercise of stock options exercisable within 60 days of December 31, 1999. Mr. Weinstein has transferred 4,000 shares to certain of his immediate family and other relatives and disclaims beneficial ownership of these shares.

(6) Includes 104,032 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1999.

(7) Includes 159,367 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1999. Ms. Hilker has transferred 4,394 shares to certain of her immediate family members and disclaims beneficial ownership of these shares.

(8) Includes 83,329 shares issuable upon the exercise of stock options exercisable within 60 days of December 31, 1999. Mr. Vachon has transferred 18,750 shares to certain of his immediate family and other relatives and disclaims beneficial ownership of these shares.

(9) Includes 39,195 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1999.

(10) Consists of shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1999.

(11) On November 5, 1999 Mr. Sisson was granted an option to purchase 450,000 shares. This option is not yet exercisable.

(12) On April 2, 1999, Mr. Yamate was granted an option to purchase 125,000 shares. This option is not yet exercisable.

(13) Includes 166,666 shares issuable upon exercise of a warrant.

                          DESCRIPTION OF CAPITAL STOCK

    On the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.01 par value. The following description is intended to be a summary and does not describe all provisions of our certificate of incorporation or bylaws or Delaware law applicable to Liberate. For a more thorough understanding of the terms of our capital stock, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is part.

COMMON STOCK

    As of December 31, 1999, there were 83,603,312 shares of common stock outstanding that were held of record by approximately 253 stockholders. As of December 31, 1999, there are 14,404,351 shares of common stock subject to outstanding options, 4,172,537 of which were then exercisable. There will be 86,493,312 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and assuming no exercise, after December 31, 1999, of outstanding options or warrants, after giving effect to the sale of the shares of common stock to the public in this offering. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of the liquidation, dissolution, or winding up of Liberate, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable. See "Dividend Policy."

PREFERRED STOCK

    On the closing of this offering, 20,000,000 shares of preferred stock will be authorized and no shares will be outstanding. The board of directors has the authority to issue the preferred stock in one or more series and to fix its rights, preferences, privileges and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Liberate without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently do not plan to issue any of the preferred stock.

REGISTRATION RIGHTS

    After this offering, the holders of approximately 63,158,646 shares of our common stock and rights to acquire common stock will be entitled to rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of common stock in the registration. Additionally, if we meet certain revenue and income milestones, some of these holders are also entitled to demand registration rights, which allow them to require us on one occasion to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use all reasonable efforts to effect such registration. In addition, if the holders of at least 40% of our common stock issued upon conversion of our Series E preferred stock so request, they will have two rights to demand registration, provided that such offering is for an aggregate offering of at least $20 million. Further, holders may require us to file an unlimited number of additional registration statements on Form S-3 at our expense. All of these registration rights terminate in August 2004 and are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following an offering of our securities, including this offering.

WARRANTS

    In April and May 1999, we entered into letter agreements with several network operators that require us to issue warrants to purchase up to an aggregate of 4,599,992 shares of our common stock that are exercisable if those network operators satisfy commercial milestones. As of December 31, 1999, we have issued or committed to issue warrants to purchase up to 1,536,662 shares of common stock to six network operators for achieving commercial milestones. As of December 31, 1999, warrants to purchase 3,063,330 shares of our common stock can still be earned under the terms of the letter agreements with the network operators. The warrants, if issued, will terminate on various dates, between May 31, 2000, for the earliest warrants, and a date five years from the vesting date of the warrants for the latest warrants, which vesting date is contingent upon different prepayment or deployment milestones.

CONVERTIBLE PROMISSORY NOTE

    In November 1997, we entered into a cooperation agreement with Intel and a convertible promissory note purchase agreement with Middlefield Ventures, an affiliate of Intel. Pursuant to the convertible note purchase agreement, we issued a promissory note to Middlefield in the amount of $4.0 million in November 1997. The note bore interest at 5% per year. This note converted into 843,880 shares of our common stock upon the closing of our initial public offering. If we meet specific development milestones in connection with the cooperation agreement, Middlefield will fund two additional notes under the agreement, each with principal of $4.0 million.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS
  AND DELAWARE LAW

    CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The vote of at least 75% of the voting power of our capital stock is required to amend certain of the provisions of our certificate of incorporation. In addition, the bylaws provide that our stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of our capital stock. These provisions of the certificate of incorporation and bylaws may have the effect of deterring hostile takeovers or delaying changes in our management.

    DELAWARE TAKEOVER STATUTE. We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents Delaware corporations, such as us, whose securities are listed on the Nasdaq National Market from engaging in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an "interested stockholder." For purposes of Section 203, a "business combination" includes a merger or consolidation involving Liberate and the interested stockholder and the sale of 10% or more of Liberate's assets. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of Liberate and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of Section 203.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

    Upon completion of this offering, we will have outstanding
86,493,312 shares of common stock, based on shares outstanding as of December 31, 1999, as well as the 1,772,000 shares to be issued in connection with our acquisition of SourceSuite. Of these shares, 8,500,000 shares to be sold by us and the selling stockholders in this offering, 9,775,000 shares if the underwriters' over-allotment option is exercised in full, as well as the 13,402,100 shares sold in our initial public offering, are freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of Liberate, as that term is defined in Rule 144 under the Securities Act.

    The remaining 64,591,212 shares outstanding upon completion of this offering will be "restricted securities"as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

    Pursuant to "lock-up" agreements entered into in connection with our initial public offering in July 1999, all the executive officers, directors and stockholders of Liberate agreed not to dispose of their shares for a period of 180 days following the initial public offering; provided, however, that Credit Suisse First Boston Corporation has the right, in its sole discretion, to release all or any portion of the shares subject to the lock-up agreements at any time and without notice. For example, in January 2000, Credit Suisse First Boston Corporation released a portion of these shares, which were held by our employees, from the lock-up agreements. As of January 18, 2000, an aggregate of approximately 350,215 shares had been so released from the lock-up agreements, none of which were held by Mitchell Kertzman, our Chief Executive Officer. All of the stockholders participating in this partial release of the lock-up agreements have entered into additional lock-up agreements pursuant to which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of our common stock, other than the shares to be sold by these stockholders in this offering, for a period of 90 days from January 18, 2000. In addition, the other selling stockholders in this offering have also entered into lock-up agreements that extend for a period ending 90 days from the date of this prospectus. Credit Suisse First Boston Corporation may in its sole discretion, at any time without notice, release all or any portion of the shares subject to these lock-up agreements.

    Taking into account the lock-up agreements, and assuming Credit Suisse First Boston Corporation does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

    - Upon completion of this offering, the 8,500,000 shares sold in the
      offering, as well as approximately       shares outstanding prior to the
      offering, will be immediately available for sale in the public market.

    - On April 17, 2000, approximately       shares will be eligible for sale
      upon the expiration of the 90-day lock-up period in connection with the early release of the lock-up from the initial public offering, subject in some cases, to volume, manner of sale and other limitations under Rule 144.

    - The remaining       shares will be eligible for sale upon the expiration
      of the 90-day lock-up period following this offering, subject, in certain cases, to volume, manner of sale and other limitations under Rule 144.

    Following the expiration of the lock-up period, shares issued upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. In general, under Rule 144, after the expiration of the lock-up period, a person who has beneficially owned restricted securities for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - 1% of the then-outstanding shares of common stock, or

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about Liberate. Under Rule 144(k), a person who has not been our affiliate at any time during the three months before a sale and who has beneficially owned the shares proposed to be sold for at least two years can sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    We have filed, a registration statement on Form S-8 to register approximately 20,948,102 shares of common stock reserved for issuance under the Navio 1996 stock plan, the Liberate 1996 stock option plan, the 1999 equity incentive plan, the 1999 employee stock purchase plan and certain additional option agreements. Shares issued under the foregoing stock and option plans, after the filing of the registration statement on Form S-8, may be sold in the open market, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.

    In addition, following this offering, the holders of approximately 63,158,646 shares of outstanding common stock will, under some circumstances, have rights to require us to register their shares for future sale. For a description of the registration rights we have granted see "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the underwriting
agreement dated             , 2000, we and the selling stockholders have agreed
to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Chase H&Q, Dain Rauscher Incorporated and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective number of shares of common stock:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Credit Suisse First Boston Corporation......................
Chase H&Q...................................................
Dain Rauscher Incorporated..................................
U.S. Bancorp Piper Jaffray Inc..............................
                                                              ---------
    Total...................................................
                                                              =========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    Several of the selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,275,000 additional shares from us at the public offering price less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the public offering, the offering price and concession and discount to dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting discounts and
  commissions paid by us................    $                $                $                $
Expenses payable by us..................    $                $                $                $
Underwriting discounts and commissions
  paid by the selling stockholders......    $                $                $                $

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus. These restrictions do not prohibit us from issuing employee stock options and common stock issuable upon the exercise of employee stock options outstanding on the date of this prospectus or from issuing common stock pursuant to our employee stock purchase plan.

    Our officers, directors and non-employee selling stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus. In addition, all but two of our officers and the employee selling stockholders have entered into similar lock-up agreements for a period of 90 days from January 18, 2000.

    We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

    Our common stock is traded on The Nasdaq National Market under the symbol "LBRT."

    The representatives on behalf of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

    - In "passive" market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

    In May 1999, individuals and entities affiliated with Chase H&Q purchased an aggregate of 43,744 shares of our Series E preferred stock for a total purchase price of approximately $210,000, or $4.80 per share, and have agreed not to sell, pledge, transfer or hypothecate their shares before July 27, 2000. The shares of preferred stock converted into an equal number of shares of common stock upon the closing of our initial public offering. In May 1999, a venture capital fund managed by an entity affiliated with Chase H&Q also purchased an aggregate of 164,582 shares of our Series E preferred stock for a total purchase price of approximately $790,000, or $4.80 per share, and has agreed not to sell, pledge, transfer or hypothecate 1,646 shares of such Series E preferred stock before July 27, 2000. The shares of preferred stock converted into an equal number of shares of common stock upon the closing of our initial public offering.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling stockholders and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws,
(ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that a purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order
BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements and schedule of Liberate Technologies and its subsidiaries included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing. Reference is made to the report of Arthur Andersen LLP, which includes an explanatory paragraph with respect to the change in accounting for the acquisition of Navio as discussed in note 3 of the notes to the consolidated financial statements.

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1996, and for the period from inception, February 12, 1996, to December 31, 1996, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in
Note 1 to the financial statements. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The combined financial statements of the Virtual Modem Business of Source Media at December 31, 1998 and 1997, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by us in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by us in this offering, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement and the exhibits and schedules filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the Commission. These reports and other information may also be obtained without charge at a Web site maintained by the Commission. The address of the site is http://www.sec.gov.

                             LIBERATE TECHNOLOGIES
                         INDEX TO FINANCIAL STATEMENTS

                        LIBERATE TECHNOLOGIES
AUDITED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................     F-2
Consolidated Balance Sheets.................................     F-3
Consolidated Statements of Operations and Comprehensive
  Loss......................................................     F-4
Consolidated Statements of Stockholders' Equity (Deficit)...     F-5
Consolidated Statements of Cash Flows.......................     F-6
Notes to Consolidated Financial Statements..................     F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheet........................    F-27
Condensed Consolidated Statements of Operations.............    F-28
Condensed Consolidated Statements of Cash Flows.............    F-29
Notes to Condensed Consolidated Financial Statements........    F-30
             VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.
Report of Independent Auditors..............................    F-34
Combined Balance Sheets as of December 31, 1998 and 1997 and
  September 30, 1999 (unaudited)............................    F-35
Combined Statements of Operations and Comprehensive Income
  for the years ended December 31, 1998 and 1997 and the
  nine months ended September 30, 1999 (unaudited)..........    F-36
Combined Statements of Cash Flows for the years ended
  December 31, 1998 and 1997 and the nine months ended
  September 30, 1999 (unaudited)............................    F-37
Combined Statements of Intercompany Equity for the years
  ended December 31, 1998 and 1997 and the nine months ended
  September 30, 1999 (unaudited)............................    F-38
Notes to Combined Financial Statements......................    F-39
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
OF LIBERATE TECHNOLOGIES AND SOURCESUITE (VIRTUAL MODEM)....    F-46
                     NAVIO COMMUNICATIONS, INC.
AUDITED FINANCIAL STATEMENTS
Report of Independent Auditors..............................    F-52
Balance Sheets..............................................    F-53
Statement of Operations.....................................    F-54
Statement of Stockholders' Equity...........................    F-55
Statement of Cash Flows.....................................    F-56
Notes to Financial Statements...............................    F-57

UNAUDITED INTERIM FINANCIAL STATEMENTS......................    F-66

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
OF LIBERATE TECHNOLOGIES AND NAVIO COMMUNICATIONS, INC......    F-70

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Liberate Technologies:

    We have audited the accompanying consolidated balance sheets of Liberate Technologies (a Delaware corporation, formerly known as Network Computer, Inc.) and subsidiaries as of May 31, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the three years in the period ended May 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liberate Technologies and subsidiaries as of May 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1999 in conformity with generally accepted accounting principles.

    As explained in Note 3 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for its acquisition of Navio Communications, Inc.

                                                             ARTHUR ANDERSEN LLP

San Jose, California
June 24, 1999 (except with
respect to the matters
discussed in Note 13, as to
which the date is July 26, 1999)

                             LIBERATE TECHNOLOGIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     MAY 31,
                                                              ---------------------
                                                                1998        1999
                                                              ---------   ---------
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  12,138   $  33,657
  Short-term investments....................................     --          19,751
  Accounts receivable, net of allowance for doubtful
    accounts of $278 in 1998 and $247 in 1999...............        820         644
  Receivable from affiliate.................................     --             482
  Prepaid expenses and other current assets.................      1,600       3,415
                                                              ---------   ---------
    Total current assets....................................     14,558      57,949
PROPERTY AND EQUIPMENT, net.................................      1,915       2,269
OTHER ASSETS:
  Advanced royalties........................................        570         279
  Purchased intangibles, net................................     13,691       7,606
  Other.....................................................         78          79
                                                              ---------   ---------
    Total assets............................................  $  30,812   $  68,182
                                                              =========   =========

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   1,455   $   1,643
  Accounts payable to affiliate.............................      1,252      --
  Accrued liabilities.......................................      4,411       8,911
  Accrued payroll and related expenses......................      1,795       2,248
  Deferred revenues.........................................     23,868      38,787
  Note payable to affiliate.................................         52          52
                                                              ---------   ---------
    Total current liabilities...............................     32,833      51,641
LONG-TERM DEBT..............................................      4,115       4,315
                                                              ---------   ---------
    Total liabilities.......................................     36,948      55,956
                                                              ---------   ---------
COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock, $0.01 par value, aggregate
    liquidation preferences of $186,182 at May 31, 1999
    Authorized--259,749,900 shares
    Outstanding--53,997,646 shares and 65,955,398 shares at
      May 31, 1998 and 1999, respectively;..................        540         660
  Common stock, $0.01 par value
    Authorized--407,500,000 shares
    Outstanding--426,656 shares and 1,234,344 shares at
      May 31, 1998 and 1999, respectively...................          4          12
  Contributed and paid-in-capital...........................    109,990     166,643
  Deferred stock compensation...............................     --          (6,579)
  Warrants..................................................     --           1,522
  Stockholder notes receivable..............................        (26)       (348)
  Accumulated other comprehensive income....................         15          28
  Accumulated deficit.......................................   (116,659)   (149,712)
                                                              ---------   ---------
    Total stockholders' equity (deficit)....................     (6,136)     12,226
                                                              ---------   ---------
    Total liabilities and stockholders' equity (deficit)....  $  30,812   $  68,182
                                                              =========   =========

   The accompanying notes are an integral part of these consolidated balance sheets.

                             LIBERATE TECHNOLOGIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             AND COMPREHENSIVE LOSS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEARS ENDED MAY 31,
                                                              ----------------------------------
                                                                1997        1998         1999
                                                              --------   ----------   ----------
REVENUES:
  License and royalty.......................................  $    231   $    4,162   $    5,281
  Service...................................................        44        6,110       12,032
                                                              --------   ----------   ----------
      Total revenues........................................       275       10,272       17,313
                                                              --------   ----------   ----------
COST OF REVENUES:
  License and royalty.......................................     --           3,779        2,279
  Service...................................................     --           2,230        8,247
                                                              --------   ----------   ----------
      Total cost of revenues................................     --           6,009       10,526
                                                              --------   ----------   ----------
      Gross margin..........................................       275        4,263        6,787
                                                              --------   ----------   ----------
OPERATING EXPENSES:
  Research and development..................................    21,721       19,981       18,171
  Sales and marketing.......................................     7,805       14,407       11,730
  General and administrative................................     1,023        2,453        3,975
  Amortization of purchased intangibles.....................     --           4,563        6,084
  Amortization of warrants..................................     --          --               18
  Amortization of deferred stock compensation...............     --          --              507
  Restructuring charge......................................     --           1,175       --
  Acquired in-process research and development..............     --          58,100       --
                                                              --------   ----------   ----------
      Total operating expenses..............................    30,549      100,679       40,485
                                                              --------   ----------   ----------
      Loss from operations..................................   (30,274)     (96,416)     (33,698)
  INTEREST AND OTHER INCOME (EXPENSE), net..................      (465)          10           59
                                                              --------   ----------   ----------
      Loss before income tax benefit........................   (30,739)     (96,406)     (33,639)
  INCOME TAX BENEFIT........................................   (11,750)      (2,015)        (586)
                                                              --------   ----------   ----------
      Net loss..............................................   (18,989)     (94,391)     (33,053)
  FOREIGN CURRENCY TRANSLATION ADJUSTMENT...................        (4)          19           13
                                                              --------   ----------   ----------
      Comprehensive loss....................................  $(18,993)  $  (94,372)  $  (33,040)
                                                              ========   ==========   ==========
  BASIC NET LOSS PER SHARE..................................  $  --      $  (890.48)  $   (56.60)
                                                              ========   ==========   ==========
  SHARES USED IN COMPUTING BASIC NET LOSS PER SHARE.........     --             106          584
                                                              ========   ==========   ==========
  PRO FORMA BASIC NET LOSS PER SHARE........................                          $    (0.58)
                                                                                      ==========
  SHARES USED IN COMPUTING PRO FORMA BASIC NET LOSS
    PER SHARE...............................................                              56,586
                                                                                      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LIBERATE TECHNOLOGIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CONVERTIBLE
                                     PREFERRED STOCK           COMMON STOCK       CONTRIBUTED     DEFERRED
                                  ----------------------   --------------------   AND PAID-IN       STOCK
                                    SHARES       AMOUNT     SHARES      AMOUNT      CAPITAL     COMPENSATION    WARRANTS
                                  -----------   --------   ---------   --------   -----------   -------------   ---------
BALANCE, MAY 31, 1996...........      --         $--              32    $--        $  3,354        $--           $ --
  Issuance of convertible
    preferred stock to
    affiliate...................   28,333,300       284       --         --          11,128         --             --
  Translation loss..............      --          --          --         --          --             --             --
  Refund of contributed
    capital.....................      --          --          --         --         (11,750)        --             --
  Net loss......................      --          --          --         --          --             --             --
                                  -----------    ------    ---------    -----      --------        -------       -------
BALANCE, MAY 31, 1997...........   28,333,300       284           32     --           2,732         --             --
  Value of options assumed in
    acquisition.................      --          --          --         --          18,234         --             --
  Issuance of convertible
    preferred stock.............   24,411,020       244       --         --          81,491         --             --
  Contribution of capital from
    affiliate...................      --          --          --         --           8,080         --             --
  Stock options exercised.......    1,253,326        12      426,624        4           590         --             --
  Acceleration of option
    vesting.....................      --          --          --         --             365         --             --
  Stockholder note repayment....      --          --          --         --          --             --             --
  Translation gain..............      --          --          --         --          --             --             --
  Refund of contributed
    capital.....................      --          --          --         --          (1,502)        --             --
  Net loss......................      --          --          --         --          --             --             --
                                  -----------    ------    ---------    -----      --------        -------       -------
BALANCE, MAY 31, 1998...........   53,997,646       540      426,656        4       109,990         --             --
  Stock options exercised.......    1,541,100        16      807,688        8         2,181         --             --
  Issuance of convertible
    preferred stock, net of
    issuance costs of $2,510....   10,416,652       104       --         --          47,386         --             --
  Deferred stock compensation
    related to stock options....      --          --          --         --           7,086         (7,086)        --
  Amortization of deferred stock
    compensation................      --          --          --         --          --                507         --
  Issuance of warrants..........      --          --          --         --          --             --             1,522
  Translation gain..............      --          --          --         --          --             --             --
  Net loss......................      --          --          --         --          --             --             --
                                  -----------    ------    ---------    -----      --------        -------       -------
BALANCE, MAY 31, 1999...........   65,955,398    $  660    1,234,344    $  12      $166,643        $(6,579)      $ 1,522
                                  ===========    ======    =========    =====      ========        =======       =======

                                                                                        TOTAL
                                  STOCKHOLDER   ACCUMULATED OTHER                   STOCKHOLDERS'
                                     NOTES        COMPREHENSIVE      ACCUMULATED       EQUITY
                                  RECEIVABLE      INCOME (LOSS)        DEFICIT        (DEFICIT)
                                  -----------   ------------------   ------------   -------------
BALANCE, MAY 31, 1996...........   $ --              $--              $  (3,279)      $     75
  Issuance of convertible
    preferred stock to
    affiliate...................     --              --                  --             11,412
  Translation loss..............     --                    (4)           --                 (4)
  Refund of contributed
    capital.....................     --              --                  --            (11,750)
  Net loss......................     --              --                 (18,989)       (18,989)
                                   --------          --------         ---------       --------
BALANCE, MAY 31, 1997...........     --                    (4)          (22,268)       (19,256)
  Value of options assumed in
    acquisition.................     --              --                  --             18,234
  Issuance of convertible
    preferred stock.............        (34)         --                  --             81,701
  Contribution of capital from
    affiliate...................     --              --                  --              8,080
  Stock options exercised.......         (2)         --                  --                604
  Acceleration of option
    vesting.....................     --              --                  --                365
  Stockholder note repayment....         10          --                  --                 10
  Translation gain..............     --                    19            --                 19
  Refund of contributed
    capital.....................     --              --                  --             (1,502)
  Net loss......................     --              --                 (94,391)       (94,391)
                                   --------          --------         ---------       --------
BALANCE, MAY 31, 1998...........        (26)               15          (116,659)        (6,136)
  Stock options exercised.......       (322)         --                  --              1,883
  Issuance of convertible
    preferred stock, net of
    issuance costs of $2,510....     --              --                  --             47,490
  Deferred stock compensation
    related to stock options....     --              --                  --             --
  Amortization of deferred stock
    compensation................     --              --                  --                507
  Issuance of warrants..........     --              --                  --              1,522
  Translation gain..............     --                    13            --                 13
  Net loss......................     --              --                 (33,053)       (33,053)
                                   --------          --------         ---------       --------
BALANCE, MAY 31, 1999...........   $   (348)         $     28         $(149,712)      $ 12,226
                                   ========          ========         =========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LIBERATE TECHNOLOGIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   YEARS ENDED MAY 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(18,989)  $(94,391)  $(33,053)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Write-off of acquired in-process research
        and development.....................................     --        58,100      --
      Depreciation and amortization.........................       470      6,070      7,367
      Amortization of warrants..............................     --         --            18
      Provision for doubtful accounts.......................         1        329        220
      Loss on disposal of fixed assets......................     --            71         --
      Non-cash compensation expense.........................     --           365        507
      Non-cash tax benefit..................................   (11,750)    (1,502)        --
      Changes in operating assets and liabilities,
        net of acquisition:
          (Increase) decrease in accounts receivable........      (255)         9        (45)
          Increase in prepaid expenses and other
            current assets..................................       (18)      (957)      (311)
          (Increase) decrease in other assets...............    (2,168)     1,601        290
          Increase in accounts payable......................     1,040        141        188
          Increase (decrease) in accounts payable to
            affiliate.......................................    18,723      5,529     (1,734)
          Increase in accrued liabilities...................     2,591        961      4,500
          Increase in accrued payroll and related
            expenses........................................       886        586        453
          Increase in deferred revenues.....................        45     20,786     14,919
          Increase in interest payable......................     --           115        200
                                                              --------   --------   --------
            Net cash used in operating activities...........    (9,424)    (2,187)    (6,481)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (1,739)      (923)    (1,635)
  Purchase of short-term investments........................     --         --       (19,751)
  Proceeds from sale of fixed assets........................     --           170      --
  Cash acquired in Navio acquisition........................     --         1,970      --
                                                              --------   --------   --------
            Net cash provided by (used in) investing
              activities....................................    (1,739)     1,217    (21,386)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net...............     --           161      1,535
  Proceeds from issuance of convertible preferred stock,
    net.....................................................    11,000        603     47,838
  Contribution of capital...................................       412      8,080      --
  Proceeds from notes payable...............................     --         4,000      5,000
  Repayment of note payable.................................     --         --        (5,000)
                                                              --------   --------   --------
            Net cash provided by financing activities.......    11,412     12,844     49,373
                                                              --------   --------   --------
EFFECT OF EXCHANGE RATES ON CASH............................        (4)        19         13
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       245     11,893     21,519
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     --           245     12,138
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $    245   $ 12,138   $ 33,657
                                                              ========   ========   ========
SUPPLEMENTAL NON-CASH ACTIVITIES:
  Conversion of intercompany payable to convertible
    preferred stock.........................................  $  --      $ 23,000   $  --
                                                              ========   ========   ========
  Deferred stock compensation...............................  $  --      $  --      $  7,086
                                                              ========   ========   ========
  Stockholder notes receivable..............................  $  --      $     36   $    322
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             LIBERATE TECHNOLOGIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS OF THE COMPANY:

    Liberate Technologies (the "Company"), formerly known as Network
Computer, Inc., was incorporated on April 24, 1996, and is a provider of a comprehensive software platform for delivering internet-enhanced content and applications to a broad range of information appliances, such as television set-top boxes, game consoles, smart phones and personal digital assistants. In December 1995, the Company began operations as a division of Oracle Corporation ("Oracle") developing technology for use in the network computer. On May 31, 1999, Oracle owned 58% of the outstanding shares of the Company and the Company was a consolidated entity of Oracle.

    On August 11, 1997, the Company completed the acquisition of Navio Communications, Inc. ("Navio"), a development stage entity which was in the process of developing consumer Internet applications software (the "acquisition"). The acquisition was recorded under the purchase method of accounting and, therefore, the results of operations of Navio and the fair value of the acquired assets and liabilities were included in the Company's consolidated financial statements beginning on the acquisition date (see
Note 3).

    During fiscal 1998, the Company commenced shipment of its principal products and emerged from the development stage. Although the Company is no longer in the development stage, the Company continues to be subject to the risks and challenges associated with companies in a comparable stage of development, including: dependence on key individuals; key suppliers and customers; competition from substitute products and from larger companies; successful marketing of its products and acceptance of its technology; successful development of product enhancements on a continuing basis; and the need for adequate financing to support future growth.

    In May 1999, the Company entered into an agreement with Sun Microsystems ("Sun") to transfer their NC Navigator and NC Administration Server software to Sun while retaining the right to ship, support and maintain these products for existing customers using this technology. Although the Company does not intend to actively pursue new sales opportunities in the corporate network computer market, outside of this market they intend to continue developing new products based on this technology. For the year ended May 31, 1999, sales of these products and related services accounted for $2.5 million of total revenues. Sun has also agreed to co-develop television set-top box technology with the Company, which will be distributed pursuant to a non-exclusive license with Sun.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

RECLASSIFICATIONS

    We reclassified certain amounts for previous years to conform with the fiscal 1999 presentation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements

                             LIBERATE TECHNOLOGIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist principally of money market accounts.

SHORT-TERM INVESTMENTS

    The Company classifies its short-term investments as "held-to-maturity" given the Company's positive intent and ability to hold the investments to maturity. Held-to-maturity securities are carried at amortized cost, which approximates the fair market value. As of May 31, 1999, short-term investments consisted entirely of commercial paper, maturing at various dates through August 1999.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. As of May 31, 1998 and 1999, approximately 85% and 80% of accounts receivable were concentrated with four and two customers, respectively. The Company performs ongoing credit evaluations of its customers' financial condition, and the risk of loss with respect to its accounts receivables is further mitigated by the fact that the Company's customer base is comprised of well established companies. The Company provides reserves for credit losses which, to date, have been insignificant.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to five years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful lives of the improvements using the straight-line method.

FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's subsidiaries is the local currency. Accordingly, all assets and liabilities are translated into U.S. dollars at the current exchange rate as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the financial statements are reported as a separate component of stockholders' equity.

    Foreign currency transaction gains and losses are included in other income (expense) and have not been material.

SOFTWARE DEVELOPMENT COSTS

    Under the criteria set forth in Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility

                             LIBERATE TECHNOLOGIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

of the product, which the Company has defined as the completion of beta testing of a working product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

REVENUE RECOGNITION

    Effective June 1, 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance on applying generally accepted accounting principles for recognizing revenue on software transactions. The adoption of SOP 97-2 did not have a material impact on the Company's financial position, results of operations or cash flows. In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9 "Modification of SOP 97-2. Software Revenue Recognition With Respect to Certain Transactions." SOP 98-9 is effective for fiscal years beginning on or before March 15, 1999. The Company believes that the adoption of SOP 98-9 will not have a material effect on the Company's results of operations or financial condition.

    License revenues consist principally of up front license fees earned from the licensing of the Company's software and royalty fees earned upon the shipment of, or activation of products which incorporate, the Company's software. Revenues from up front software license agreements are recognized when delivery has occurred, collection of the receivable is probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. Revenue is deferred in cases where the license arrangement calls for the future delivery of products or services for which the Company does not have vendor-specific objective evidence to allocate a portion of the total fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements are delivered or vendor-specific objective evidence of the undelivered elements becomes available. If license arrangements include the rights to unspecified future products, revenue is recognized over the contractual or estimated economic term of the arrangement. Royalty revenues are recognized when reported to the Company after shipment of or activation of the related products. Prepaid royalties are deferred and recognized when reported.

    Service revenues consist of consulting services, training and maintenance, which includes updates and technical support. Consulting service and training revenues are generally recognized as services are performed. Maintenance revenue is recognized ratably over the term of the agreement. In instances where software license agreements include a combination of consulting services, training, and maintenance, these separate elements are unbundled from the arrangement based on the element's relative fair value.

                             LIBERATE TECHNOLOGIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    The percentage of sales to significant customers is as follows:

                                                   YEARS ENDED MAY 31,
                                            ---------------------------------
                                              1997        1998        1999
                                            ---------   ---------   ---------
Customer A................................    *            16%         23%
Customer B................................    *           *            10%
Customer C................................    *            10%        *
Customer D................................     16%        *           *

    * Less than 10%

DEFERRED REVENUES

    Deferred revenues consists principally of payments received from customers for future services, prepaid royalties and license fees for undelivered product.

COMPREHENSIVE INCOME

    In fiscal 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires companies to report a new, additional measure of income on the income statement or to create a new financial statement that shows the new measure of income. Comprehensive income includes foreign currency translation gains and losses and unrealized gains and losses on equity securities that have been previously excluded from net income and reflected instead in equity. The Company has reported the components of comprehensive income on its statement of operations.

SEGMENT REPORTING

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. SFAS 131 is effective for Liberate's year ending May 31, 1999. Liberate operates solely in one segment, the development, manufacturing and sale of information appliance software for consumer, corporate and educational marketplaces. As of May 31, 1998 and 1999, the Company's long-term assets are located primarily in the United States. The Company's revenues by geographic area are as follows (in thousands):

                                                          YEARS ENDED MAY 31,
                                                     ------------------------------
                                                       1997       1998       1999
                                                     --------   --------   --------
United States......................................    $ 62     $ 5,137    $ 8,542
Japan..............................................      17       3,280      4,393
England............................................      10         682      2,517
Canada.............................................      82         346        587
Other..............................................     104         827      1,274
                                                       ----     -------    -------
Consolidated.......................................    $275     $10,272    $17,313
                                                       ====     =======    =======

    Export sales consist of sales to customers in foreign countries. During the years ended May 31, 1997, 1998 and 1999, export sales were 77%, 50% and 51% of total revenues, respectively.

                             LIBERATE TECHNOLOGIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

COMPUTATION OF BASIC NET LOSS PER SHARE AND PRO FORMA BASIC NET LOSS PER SHARE

    Historical net loss per share has been calculated under SFAS No. 128 "Earnings per Share." Basic net loss per share on a historical basis is computed using the weighted average number of shares of common stock outstanding. No diluted loss per share information has been presented in the accompanying consolidated statements of operations since potential common shares from conversion of preferred stock, stock options, and warrants are antidilutive.

    Pro forma basic net loss per share has been calculated assuming the conversion of preferred stock into an equivalent number of common shares, as if the shares had converted on the dates of their issuance. It also assumes the conversion of the outstanding convertible long-term debt (see Note 11) into common stock, as if the debt had converted upon its original issuance date.

RESTRUCTURING CHARGE

    A restructuring charge of $1.2 million was recorded in the fiscal year ended May 31, 1998. Approximately $1 million of this charge related to severance payments associated with the termination of two executive officers. The remaining charge of approximately $200,000 was for severance payments and the acceleration of stock option vesting related to the termination of 20 employees, primarily in the sales group. All terminations and termination benefits were communicated to the affected employees prior to period end. At May 31, 1999, $266,000 was remaining in accrued liabilities in the accompanying balance sheet which will be paid out in fiscal 2000. All other severance payments have been made and actual payments made approximated the original estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. The Company is required to adopt SOP 98-5 for the year ended May 31, 2000. The adoption of SOP 98-5 is not expected to have a material impact on the Company's consolidated financial statements.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to value derivative financial instruments, including those used for hedging foreign currency exposures, at current market value with the impact of any change in market value being charged against earnings in each period. SFAS No. 133 will be effective for and adopted by the Company in the first quarter of the fiscal year ending May 31, 2001. The Company anticipates that SFAS No. 133 will not have a material impact on its consolidated financial statements.

3. ACQUISITION OF NAVIO COMMUNICATIONS, INC.:

    Effective August 11, 1997, the Company acquired Navio. In connection with the acquisition, the Company issued 17,441,322 shares Series B and C convertible preferred stock and stock options to acquire 6,315,780 shares Series C convertible preferred stock in exchange for all of the outstanding common stock, preferred stock and options to purchase shares of Navio common stock. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Navio have been

                             LIBERATE TECHNOLOGIES

3. ACQUISITION OF NAVIO COMMUNICATIONS, INC.: (CONTINUED)

included in the consolidated financial statements commencing on the date of acquisition. The fair market value of the equity securities issued in the acquisition was approximately $77.1 million.

    In connection with the acquisition, the Company originally wrote off approximately $75.6 million of acquired in-process research and development (IPR&D) which, in the opinion of management, had not reached technological feasibility and had no alternative future use. Subsequent to the Securities and Exchange Commission's letter to the American Institute of Certified Public Accountants, dated September 9, 1998, regarding its views on IPR&D, the Company has revised the purchase price allocations and restated its financial statements. As a result, the Company has made adjustments to decrease the amounts previously expensed as IPR&D in fiscal 1998 and increase purchased intangibles by a similar amount.

    The effect of this adjustment on the previously reported May 31, 1998 consolidated financial statements is as follows (in thousands):

                                                        AS REPORTED   AS RESTATED
                                                        -----------   -----------
Amortization of purchased intangibles.................   $     200      $ 4,563
Acquired in-process research and development..........   $  75,554      $58,100
Loss before income tax benefit........................   $ 109,772      $96,406

    The adjustment had no impact on the reported income tax benefit.

    After the adjustment discussed above, the Company wrote off approximately $58.1 million of acquired in-process research and development which, in the opinion of management, had not reached technological feasibility and had no alternative future use. Purchased intangibles, representing purchase price in excess of identified tangible and intangible assets, of approximately
$18.3 million were recorded and are being amortized on a straight-line basis over a useful life of three years. Accumulated amortization was approximately $4.6 million and $10.7 million at May 31, 1998 and 1999, respectively.

    The value assigned to acquired in-process research and development was determined by identifying research projects in areas for which technological feasibility has not been established. The value was determined by estimating the costs to develop the acquired in-process technology into commercially viable products, estimating the resulting net cash flows from such projects, and discounting the net cash flows back to their present values. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the acquired in-process technology. If these projects are not successfully developed, future revenue and profitability of the Company may be adversely affected. Additionally, the value of the other purchased intangible assets may be impaired.

    In connection with the acquisition, net assets acquired were as follows (in thousands):

Purchased intangibles, including in-process technology......  $76,354
Property, plant and equipment and other noncurrent assets...    1,752
Cash, receivables and other current assets..................    3,715
Current liabilities assumed.................................   (4,133)
                                                              -------
  Net assets acquired.......................................  $77,688
                                                              =======

                             LIBERATE TECHNOLOGIES

3. ACQUISITION OF NAVIO COMMUNICATIONS, INC.: (CONTINUED)

    In connection with the acquisition, for up to 60 days after the closing date, certain former common stockholders of Navio had the right to put to Oracle up to 50% of the preferred shares they received, and shares issuable under stock options assumed by the Company in the acquisition, for a price of $3.35 per share. A total of 3,818,496 shares of Series C convertible preferred stock for approximately $12.8 million in proceeds were put to Oracle under this arrangement.

    Additionally, there is a call option held by Oracle to purchase all of the Series B and Series C convertible preferred stock at a to-be-determined buy-out price. The buy-out price is determined as follows: (1) if exercised prior to December 31, 1999, the price would be 120% of the per share price determined by an independent third party valuation of the Company's shares, or (2) if exercised after December 31, 1999, the per share price determined by an independent third party valuation of the Company's shares. The option must be exercised in whole for all shares of Series B and Series C preferred stock subject to such call option.

    The call option will terminate upon a change in control of the Company or upon an initial public offering of at least $20.0 million.

    The following table presents the unaudited pro forma results assuming that the Company had merged with Navio at the beginning of fiscal year 1997. Net income has been adjusted to exclude the write-off of acquired in-process research and development of $58.1 million and includes amortization of purchased intangibles of approximately $6.1 million for both of the years ended May 31, 1997 and 1998. This information may not necessarily be indicative of the future combined results of operations of the Company.

                                                        YEARS ENDED MAY 31,
                                                       ---------------------
                                                         1997        1998
                                                       ---------   ---------
                                                       (IN THOUSANDS, EXCEPT
                                                        PER SHARE AMOUNTS)
Revenues.............................................  $  1,090    $  11,065
Net loss.............................................  $(35,300)   $ (42,227)
Basic net loss per share.............................  $  --       $ (398.37)

4. PROPERTY AND EQUIPMENT:

    At May 31, 1998 and 1999, property and equipment consisted of the following (in thousands):

                                                              MAY 31,
                                                       ---------------------
                                                         1998        1999
                                                       ---------   ---------
Computer equipment...................................   $ 2,881     $ 4,060
Software.............................................       561         816
Furniture and equipment..............................       209         225
Leasehold improvements...............................       280         465
                                                        -------     -------
                                                          3,931       5,566
Less: Accumulated depreciation and amortization......    (2,016)     (3,297)
                                                        -------     -------
                                                        $ 1,915     $ 2,269
                                                        =======     =======

                             LIBERATE TECHNOLOGIES

5. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

    The Company has various operating leases (including building, furniture and equipment and maintenance agreements) that expire at various times through 2009. Future minimum lease payments relating to these agreements as of May 31, 1999, are as follows (in thousands):

FISCAL YEAR
-----------
2000............................................   $ 4,260
2001............................................     4,699
2002............................................     4,784
2003............................................     3,377
2004............................................     2,733
Thereafter......................................    15,487
                                                   -------
                                                   $35,340
                                                   =======

    Rent expense under the Company's operating leases for the years ended
May 31, 1997, 1998 and 1999 were approximately $582,000, $2,031,000 and
$2,240,000 respectively. The above future minimum lease payments include a commitment of approximately $72,000 per month expiring on November 30, 2001, which has been sub-leased at an amount greater than the monthly commitment and is offset against rent expenses in the consolidated statements of operations.

    On April 27, 1999, the Company entered into a ten-year facility lease for its new corporate headquarters. Total commitments over the 10-year operating lease life are approximately $28.0 million. Oracle has provided a $10.0 million guarantee to the landlord. The guarantee can be terminated upon the Company completing an IPO with net proceeds of at least $40.0 million and providing an Irrevocable Letter of Credit covering ten months rent and operating costs. Also, the Company can eliminate the Irrevocable Letter of Credit by achieving certain financial benchmarks. The Company has also entered into an agreement for non-penalty, early termination of the Company's current facility and equipment leases with Oracle Corporation, due to expire on September 17, 2002. Commitments under the Oracle leases, subsequent to May 31, 1999, total approximately
$7.2 million.

GENERAL INSTRUMENT CORPORATION

    In April 1999, the Company entered into a Manufacturer's Representative Agreement and a Development Agreement with General Instrument Corporation ("GI"). Under the developer's agreement, the Company committed to pay GI
$10.0 million in development fees for certain services to be performed by GI. These fees will be paid out in quarterly installments over a three-year period. Under the manufacturer's agreement, the Company agreed to pay to GI a "commission" on all GI terminals deployed by network operators with the Company's products on them. However, the commissions only become effective after specific sales thresholds are met. Prior to attaining those thresholds, no commissions are due to GI on these sales. In connection with this commission, GI has committed to the Company that certain volumes of GI terminals will be sold. After the three year period is over, GI may be required to pay the Company for any shortfall of terminal sales below committed volume levels. In addition to this arrangement, the Company has also entered into a Series C Preferred Stock Purchase Agreement dated by and between the Company, GI and Oracle pursuant to which Oracle sold GI 1,515,150 shares of the Company's Series C Preferred Stock.

                             LIBERATE TECHNOLOGIES

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

LEGAL MATTERS

    The Company is a defendant in various legal matters arising in the normal course of business. In the opinion of management, after consultation with legal counsel, the ultimate resolution of these matters is not expected to have a material effect on these consolidated financial statements.

6. CONVERTIBLE PREFERRED STOCK:

    On October 1, 1996, the Company issued 28,333,300 shares of Series A convertible preferred stock to Oracle in exchange for a cash payment of $10.0 million, a contribution of tangible assets and certain intangible assets including intellectual property rights and contractual relationships with suppliers, customers and contractors. The issuance of these shares was recorded at the carryover basis of the contributed assets plus the cash received.

    In connection with the acquisition of Navio (see Note 3), the Company issued Series B and C convertible preferred stock and authorized the issuance of Series A-1 and C-1 convertible preferred stock. In addition, on November 12, 1997, the Company obtained financing from a third party investor of $4 million. The financing was obtained through issuance of convertible notes which are convertible, at the option of the holder, into Series D preferred stock at $4.74 per share (see Note 11).

    In May 1999, the Company issued 10,416,652 shares of Series E convertible preferred stock at $4.80 per share for net proceeds to the Company of approximately $47.5 million.

    The Company has authorized the total number of shares of each series of convertible preferred stock with rights, preferences and restrictions described below:

DESIGNATED AND OUTSTANDING SHARES OF PREFERRED STOCK

                                                       OUTSTANDING AT MAY 31, 1999
                                           SHARES     -----------------------------
                                         DESIGNATED      SHARES          AMOUNT
                                         ----------   ------------   --------------
Series A preferred stock...............  84,999,900    28,333,300     $ 11,412,000
Series A-1 preferred stock.............  25,500,000     6,969,694       23,000,000
Series B preferred stock...............  14,000,000     4,641,516       15,663,000
Series C/C-1 preferred stock...........  96,000,000    15,594,236       44,156,000
Series D preferred stock...............   8,000,000            --               --
Series E preferred stock...............  31,250,000    10,416,652       47,490,000
                                                       ----------     ------------
                                                       65,955,398     $141,721,000
                                                       ==========     ============

RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK

    (a) Series A, A-1, B, C, C-1, D and E convertible preferred stock have a liquidation preference of $3.00, $3.30, $3.30, $0.83, $4.74, and $4.80 per share plus declared but unpaid dividends on each such share, respectively. Additionally, Series A, A-1, B, D and E convertible preferred stock are senior in liquidation to Series C and C-1 convertible preferred stock and common stock. Series C and C-1 convertible preferred stock are senior in liquidation to common stock.

    (b) Each holder of Series A, A-1, B, D and E convertible preferred stock is entitled to receive non-cumulative dividends at the rate of $0.30, $0.33, $0.33, $0.47 and $0.48 per share,

                             LIBERATE TECHNOLOGIES

6. CONVERTIBLE PREFERRED STOCK: (CONTINUED)

       respectively, per annum, payable quarterly, when and as declared by the Board of Directors, prior to payment of dividends on common stock, Series C preferred stock or Series C-1 preferred stock. Holders of Series C and C-1 convertible preferred stock do not have stated dividends.

    (c) The holder of each share of Series A, A-1, B, C-1, D and E convertible preferred stock is entitled to the full voting rights and powers and shall have the right to one vote for each share of common stock into which such convertible preferred stock could be converted. The holders of Series C convertible preferred stock do not have the right to vote for the election or removal of directors of the Company, but may vote on all other matters.

    (d) Each share of Series A, A-1, B, C-1, D and E preferred stock will be convertible, at the option of the holder, into one share of Series A common stock. Each share of Series C preferred stock will be convertible, at the option of the holder, into (i) one share of Series C-1 preferred stock or (ii) one share of Series A or B common stock. The conversion ratio is determined by dividing $3.30 for each share of Series A, A-1, B, C and C-1 preferred stock, $4.74 for each share of Series D preferred stock and $4.80 for each share of Series E preferred stock by the conversion price. The initial conversion price for Series A, A-1, B, C and C-1 preferred stock is $3.30 per share. The initial conversion price for Series D preferred stock is $4.74 per share, and Series E preferred stock is $4.80 per share. The conversion rate is subject to adjustment upon the occurrence of certain events.

    (e) Each share of Series A, A-1, B, C-1, D and E preferred stock will be automatically converted into one share of Series A common stock upon the sale of Series A common stock in a public offering pursuant to a registration statement under the Securities Act of 1933, as amended with net proceeds of greater than $20.0 million and a price to the public of at least $6.00 per share (as adjusted for stock splits, stock dividends, combinations and similar events). Each share of Series C preferred stock will also be automatically converted into one share of Series A common stock in the same public offering provided that, if the conversion of such shares would result in a filing requirement on behalf of a holder of Series C preferred stock pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), as amended, all shares of Series C preferred stock held by such holder shall automatically be converted into shares of Series B common stock. Each share of Series A and A-1 preferred stock shall automatically be converted into shares of Series A common stock at the conversion price at the time in effect for each such share of preferred stock on the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A and A-1 preferred stock, voting together as a class. Each share of Series B, C, C-1, D and E preferred stock shall automatically be converted into shares of Series A common stock at the conversion price at the time in effect for each such share of preferred stock on the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series B, C, C-1, D and E preferred stock, voting together as a class, provided, that no shares of Series B preferred stock or of Series E preferred stock shall be so converted without the prior written consent or agreement of eighty-one percent (81%) of the outstanding shares of the Series B preferred stock or Series E preferred stock (excluding shares of Series B preferred stock or Series E preferred stock held by Oracle Corporation or its affiliates), as the case may be, voting as separate classes, and provided, further that if the conversion of such shares of Series C preferred stock would result in a filing requirement on

                             LIBERATE TECHNOLOGIES

6. CONVERTIBLE PREFERRED STOCK: (CONTINUED)

       behalf of a holder of Series C preferred stock pursuant to the HSR Act, all shares of Series C preferred stock held by such holder shall automatically be converted into shares of Series B common stock.

    (f) Holders of a certain number of each class of the preferred stock are required to consent to any action that: (i) alters or changes the rights, preferences or privileges of that class of Preferred Stock;
       (ii) increases the authorized number of shares of preferred stock;
       (iii) creates any class of stock with preferences or priorities superior to or on a parity with the preferences and priority of the preferred stock; or (iv) affects the sale of all or substantially all of the assets of the Company, or any consolidation or merger, or any sale of more than 50% of the Company's capital stock.

7. COMMON STOCK:

    The Company has authorized the total number of shares of common stock with rights, preferences and restrictions described below:

DESIGNATED SHARES OF COMMON STOCK

Series A common stock..........................  365,000,000 shares
Series B common stock..........................   42,500,000 shares
                                                 -----------
                                                 407,500,000
                                                 ===========

    At May 31, 1999, the Company has reserved the following shares of authorized but unissued shares of common stock for future issuance:

Conversion of Series A preferred stock.........   28,333,300
Conversion of Series A-1 preferred stock.......    6,969,694
Conversion of Series B preferred stock.........    4,641,516
Conversion of Series C/C-1 preferred stock.....   15,594,236
Notes convertible into Series D preferred
  stock........................................    2,510,546
Conversion of Series E preferred stock.........   10,416,652
Employee stock purchase plan...................    1,666,666
Warrants.......................................    4,599,992
Stock options..................................   17,537,796
                                                 -----------
                                                  92,270,398
                                                 ===========

RIGHTS, PREFERENCES AND RESTRICTIONS OF COMMON STOCK

    (a) Each share of Series B common stock shall be convertible, at the option of the holder, into one share of Series A common stock, at any time after issuance.

    (b) Each share of Series B common stock will automatically be converted into one share of Series A common stock upon the sale of Series A common stock in a public offering pursuant to a registration statement under the Securities Act of 1933, with net proceeds of greater than $20.0 million; provided, that if the conversion of such shares would result in a filing

                             LIBERATE TECHNOLOGIES

7. COMMON STOCK: (CONTINUED)

       requirement on behalf of a holder of Series B common stock pursuant to the HSR Act, such conversion shall not occur unless and until the expiration or termination of all waiting and review periods (and any extensions thereof) applicable thereto under the HSR Act at which time such conversion shall occur.

    (c) The holders of each share of Series A and B common stock are entitled to the full voting rights and powers equal to one vote for each share of Series A or B common stock held. The holders of Series B common stock do not have the right to vote for the election or removal of directors of the Company, but may vote on all other matters.

WARRANT AGREEMENTS

    In April and May of 1999, the Company entered into letter agreements with several network operators that require the Company to issue warrants to purchase up to an aggregate of approximately 4,599,992 shares of common stock if the network operators satisfy commercial milestones. Warrants to purchase up to 416,666 shares of common stock have an exercise price of $4.80 per share, warrants to purchase up to 4,083,326 shares of common stock, if issued, will have an exercise price of $6.90 per share and warrants to purchase up to 100,000 shares of common stock, if issued, will have an exercise price of either $4.80 or $6.90 per share, depending on whether commitments are made by the warrant holders. In the event the milestones are met, the Company would be required to record a significant non-cash expense based upon the value of the warrants at the time the milestones are satisfied. The value of the warrants will be estimated using the Black-Scholes model as of the earlier of the grant date or the date that it becomes probable that the warrants will be earned. Pursuant to the requirements of Emerging Issues Task Force No. 96-18, the warrants will continue to be revalued in situations where they are granted prior to establishment of a performance commitment.

    As of May 31, 1999, warrants to purchase 416,666 shares of common stock at $4.80 per share have been issued under the terms of these agreements, all of which are fully vested. The fair value of the warrants recorded as of May 31, 1999, was approximately $1,522,000, of which $18,000 was charged to operations and the remaining balance of $1,504,000 was recorded as an intangible asset and is included in other current assets in the accompanying consolidated balance sheet. The asset will be amortized over the greater of the warrants' respective performance period or as royalties are earned under the respective software license agreements with the network operators.

8. STOCK PLANS:

OPTIONS ASSUMED FROM NAVIO

    In connection with the Company's acquisition of Navio, each outstanding option to purchase shares of Navio common stock was automatically converted into an option to purchase Series C convertible preferred stock of the Company based upon the conversion ratio.

    Options assumed are immediately exercisable, and the shares of stock issued upon exercise are subject to repurchase, at the original purchase price, by the Company, upon the termination of the option holders service to the Company. The Company's repurchase right expires generally at the rate of 25% of the original grant, commencing 12 months after the date of grant or employment, and in monthly increments over the following 36 months.

    At May 31, 1999, 2,105,444 options were outstanding at a weighted average exercise price of $0.57, of which 901,404 options were vested.

                             LIBERATE TECHNOLOGIES

8. STOCK PLANS: (CONTINUED)

NETWORK COMPUTER, INC. 1996 STOCK OPTION PLAN

    On October 1, 1996, the Company adopted the Network Computer, Inc. 1996 Stock Option Plan (the "Plan"). The Plan, as amended, provides for the grant of both incentive and non-qualified stock options to employees, consultants and directors for the purchase of up to 11,666,666 shares of Series A common stock. Incentive stock options may only be granted to employees.

    The exercise price of incentive stock options cannot be less than the fair market value of the common stock on the grant date, as determined by the board of directors. The Plan also provides for holders of non-qualified options to purchase shares at not less than 85% of the fair market value on the grant date. The term of the incentive and non-qualified stock options is generally ten years from the date of grant or a shorter term as provided in the option agreement. Options generally vest over four years.

    The Company accounts for outstanding stock options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). In accordance with APB No. 25, no compensation expense has been recognized related to options granted to employees except as discussed below in "Deferred Stock Compensation", as all employee options were granted with an exercise price equal to the fair market value of the underlying stock. If compensation cost had been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net loss would have been as follows (in thousands):

                                                      YEARS ENDED MAY 31,
                                                 ------------------------------
                                                   1997       1998       1999
                                                 --------   --------   --------
Net loss--as reported..........................  $(18,989)  $(94,391)  $(33,053)
                                                 ========   ========   ========
Net loss--pro forma............................  $(19,013)  $(94,415)  $(36,446)
                                                 ========   ========   ========

    Pursuant to the provisions of SFAS No. 123, the fair value of options granted was estimated on the grant date using the Black-Scholes option pricing model and the following assumptions:

                                                    YEARS ENDED MAY 31,
                                          ---------------------------------------
                                             1997          1998          1999
                                          -----------   -----------   -----------
Risk-free interest rate.................        5.98%         5.56%         4.75%
Average expected life of option.........  2.83 years    2.83 years    3.97 years
Dividend yield..........................           0%            0%            0%
Volatility of common stock..............           0%            0%           70%
Weighted average fair value of options
  granted...............................  $      0.02   $      0.08   $      4.32

                             LIBERATE TECHNOLOGIES

8. STOCK PLANS: (CONTINUED)

    Stock option activity under the Network Computer, Inc. 1996 Option Plan is summarized below:

                                         OPTIONS
                                        AVAILABLE      OPTIONS     WEIGHTED AVERAGE
                                        FOR GRANT    OUTSTANDING    EXERCISE PRICE
                                        ----------   -----------   ----------------
Balance at May 31, 1996...............      --           --            --

  Authorized..........................   5,000,000       --            --
  Granted.............................  (2,333,264)   2,333,264         $0.30
  Cancelled...........................      66,662      (66,662)        $0.30
                                        ----------   ----------         -----
Balance at May 31, 1997...............   2,733,398    2,266,602         $0.30

  Granted.............................  (2,631,924)   2,631,924         $1.69
  Exercised...........................      --         (426,624)        $0.38
  Cancelled...........................   1,610,492   (1,610,492)        $0.60
                                        ----------   ----------         -----
Balance at May 31, 1998...............   1,711,966    2,861,410         $1.40

  Authorized..........................   6,666,666       --            --
  Granted.............................  (4,303,458)   4,303,458         $3.21
  Exercised...........................      --         (356,300)        $1.08
  Cancelled...........................     655,612     (655,612)        $1.70
                                        ----------   ----------         -----
Balance at May 31, 1999...............   4,730,786    6,152,956         $2.65
                                        ==========   ==========         =====

    Additionally, on October 15, 1998, the Company issued non-qualified stock options outside of the Plan to an executive officer and to an outside director for the purchase of 4,999,998 shares of the Company's common stock at a price of $2.55 per share. As of May 31, 1999, options to purchase 451,388 shares had been exercised and 4,548,610 shares were still outstanding. The options vest over four years and have a term of ten years.

    A summary of all outstanding options, including those assumed in connection with the Navio acquisition, to purchase common stock and preferred stock at May 31, 1999 is as follows:

                                    OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
                  --------------------------------------------------------   -------------------------------------
                                           WEIGHTED
                                           AVERAGE
   RANGE OF       NUMBER OUTSTANDING      REMAINING       WEIGHTED AVERAGE   NUMBER EXERCISABLE   WEIGHTED AVERAGE
EXERCISE PRICES   AS OF MAY 31, 1999   CONTRACTUAL LIFE    EXERCISE PRICE    AS OF MAY 31, 1999    EXERCISE PRICE
---------------   ------------------   ----------------   ----------------   ------------------   ----------------
$0.18    $0.30         1,292,868             7.52              $0.22              1,076,684            $0.20
$0.84    $1.08         1,572,038             7.91              $ .90              1,346,096            $ .86
$1.95    $2.25         2,057,142             8.86              $2.08                324,134            $1.97
$2.55    $2.85         5,572,402             9.41              $2.57                 87,304            $2.55
$3.75    $4.50         2,312,560             9.85              $3.81                  1,500            $3.75
                      ----------             ----              -----             ----------            -----
                      12,807,010             9.03              $2.21              2,835,718            $ .79
                      ==========             ====              =====             ==========            =====

                             LIBERATE TECHNOLOGIES

8. STOCK PLANS: (CONTINUED)

DEFERRED STOCK COMPENSATION

    In connection with the grant of certain stock options to employees during the year ended May 31, 1999, the Company recorded deferred compensation of $7.1 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of stockholders' equity and amortized ratably over the vesting period of the applicable options (generally four years). Approximately $507,000 was expensed during the year ended May 31, 1999, and the balance will be expensed ratably over the period the options vest. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services. In addition, the Company will record additional deferred stock compensation of approximately $1.6 million for June 1999 stock option grants. This amount will be expensed over the option vesting period of four years.

1999 EQUITY INCENTIVE PLAN

    On May 17, 1999, the board of directors approved the adoption of the Company's 1999 Equity Incentive Plan (the "1999 Plan"), subject to stockholder approval. The types of awards that may be made under the 1999 Plan are options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. Any shares not yet issued under the Company's 1996 Stock Option Plan as of the date of the Company's initial public offering will be available for grant under the 1999 Plan. The exercise price for incentive stock options may not be less than 100% of the fair market value of the Company's common stock on the date of grant (85% for nonstatutory options). No options have been granted under the 1999 Plan as of May 31, 1999.

1999 EMPLOYEE STOCK PURCHASE PLAN

    On May 17, 1999, the board of directors approved the adoption of the Company's 1999 Employee Stock Purchase (the "1999 Purchase Plan"), subject to stockholder approval. A total of 1,666,666 shares of common stock has been reserved for issuance under the 1999 Purchase Plan, plus, commencing on June 1, 2000, annual increases equal to the lesser of 1,666,666 shares, 2% of the outstanding common shares on such date or a lesser amount determined by the board of directors. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of base cash compensation. No more than 1,500 shares may be purchased by each employee on any purchase date. Each offering period will have a maximum duration of 6 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the initial public offering and will end on March 31, 2000.

9. INCOME TAXES:

    The Company and Oracle have entered into a tax sharing agreement effective August 12, 1997. Under the terms of the agreement, the Company is responsible for its share of Oracle's consolidated tax liability, computed as if the Company had filed a separate return. Further, if the Company would have no tax due on a separate return basis and the inclusion of the Company's tax operating losses reduces Oracle's consolidated tax liability, Oracle will pay to the Company the tax savings generated by

                             LIBERATE TECHNOLOGIES

9. INCOME TAXES: (CONTINUED)

including the Company in its consolidated tax return. Oracle is not required to reimburse the Company for the tax savings obtained by Oracle prior to August 12, 1997. Oracle realized a tax savings of approximately $11.8 million and $1.4 million for the year ended May 31, 1997, and the period from June 1, 1997 to August 11, 1997, respectively. These amounts are reflected as a tax benefit in the accompanying statement of operations and a corresponding refund of contributed capital to Oracle in the accompanying consolidated statement of stockholders' equity (deficit). Subsequent to the acquisition of Navio on August 12, 1997, the Company is no longer included in Oracle's consolidated Federal Tax Returns. For the period from August 12, 1997 to May 31, 1998, and for the fiscal year ended May 31, 1999, Oracle will realize state and local tax savings of approximately $788,000 and $781,000, respectively. These amounts are reflected as a receivable from affiliate in the accompanying consolidated balance sheets.

    Income taxes have been calculated on a separate company basis pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes". The components of the benefit for income taxes are as follows (in thousands):

                                                                     YEARS ENDED MAY 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Current:
  Federal...................................................   $10,100     $1,303      $--
  State.....................................................     1,650        987         781
  Foreign...................................................     --          (275)       (195)
                                                               -------     ------      ------
    Total benefit...........................................   $11,750     $2,015      $  586
                                                               =======     ======      ======

    The (provision) benefit for income taxes differs from the amounts which would result by applying the applicable statutory Federal income tax rate to income before taxes, as follows (in thousands):

                                                                     YEARS ENDED MAY 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Benefit at Federal statutory rate...........................   $10,700    $ 33,755    $ 11,774
State income taxes, net of Federal benefit..................     1,750       5,500       1,917
Change in valuation allowance...............................      (198)    (15,162)    (10,926)
Nondeductible write-off of in-process research
  and development...........................................     --        (20,335)      --
Nondeductible goodwill amortization.........................     --         (1,610)     (2,129)
Other.......................................................      (502)       (133)        (50)
                                                               -------    --------    --------
    Total benefit...........................................   $11,750    $  2,015    $    586
                                                               =======    ========    ========

                             LIBERATE TECHNOLOGIES

9. INCOME TAXES: (CONTINUED)

    Components of the net deferred tax asset are as follows (in thousands):

                                                         MAY 31,
                                            ---------------------------------
                                              1997        1998        1999
                                            ---------   ---------   ---------
Net operating losses......................    $--       $  4,573    $  8,546
Temporary differences.....................      198        9,998      16,306
Tax credits...............................    --             789       1,434
                                              -----     --------    --------
Total deferred tax asset..................      198       15,360      26,286
Valuation allowance.......................     (198)     (15,360)    (26,286)
                                              -----     --------    --------
Total net deferred tax asset..............    $--       $  --       $  --
                                              =====     ========    ========

    A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding realization of the asset including limited operating history of the Company, the lack of profitability to date and the uncertainty over future operating profitability.

    At May 31, 1999, the Company had federal net operating loss carryforwards of approximately $24.4 million and tax credits totaling $1.4 million. The federal net operating loss carryforwards expire at various dates through 2003 and 2019. Under current tax law, net operating loss carryforwards available to offset future operating income in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests.

10. RELATED PARTY TRANSACTIONS:

TRANSACTIONS WITH ORACLE

    Prior to September 1997, the Company's parent, Oracle, performed certain services and incurred certain costs for the benefit of the Company. Services provided included tax, treasury, risk management, employee benefits, legal, accounting and other general corporate services. The costs of the services provided by Oracle have been allocated to the Company based upon the relative headcount of the Company to the total consolidated headcount of Oracle. The charges for these services totaled approximately $1,000,000 and $250,000 for the years ended May 31, 1997 and 1998, respectively. In the opinion of management, the method of allocating the costs is reasonable and the cost of the services allocated to the Company is not significantly different from the costs that would have been incurred had the Company performed these functions. Commencing in September 1997, the Company ceased obtaining these services from Oracle.

    Prior to the Company's acquisition of Navio, Oracle had provided cash flow to fund the Company's operations through an intercompany payable account. In fiscal 1998, in connection with the acquisition of Navio, Oracle converted approximately $18.0 million of outstanding intercompany payables into 5,454,544 shares of the Company's Series A-1 preferred stock. Additionally, in fiscal 1998, Oracle contributed capital of approximately $8.1 million to the Company.

    The Company has entered into a Convertible Note Purchase Agreement dated July 23, 1997 with Oracle. Pursuant to the Convertible Note Purchase Agreement, Oracle agreed to provide up to $10.0 million to the Company for general working capital purposes, as needed, in the form of convertible notes. The convertible notes bear interest at 8% per annum and are convertible at Oracle's

                             LIBERATE TECHNOLOGIES

10. RELATED PARTY TRANSACTIONS: (CONTINUED)

option into shares of the Company's Series A-1 preferred stock, which is currently $3.30 per share. As of May 31, 1999, the Company has drawn down approximately $10.0 million under such arrangement. During fiscal 1998, Oracle converted $5.0 million of such indebtedness into 1,515,150 shares of the Company's Series A-1 Convertible preferred stock. In May 1999, the Company paid the remaining $5.0 million to Oracle.

    The Company has entered into real property leases with Oracle for its corporate headquarters and for certain of its field offices pursuant to which the Company is obliged to make monthly rental payments to Oracle of approximately $124,000 and approximately $4,000, respectively. The Company also leases furniture and equipment for its corporate headquarters and for its Salt Lake City facilities from Oracle pursuant to leases that obligate the Company to make monthly rental payments to Oracle of approximately $57,000 and approximately $2,700, respectively. In addition, the Company has contracted for Oracle to perform maintenance at its corporate headquarters. The Company has also entered into another real property agreement with Oracle for its UK operations pursuant to which the Company is obligated to make quarterly rental payments to Oracle of approximately $12,000.

    In connection with the Company's acquisition of Navio, the Company, Oracle and certain of the former Navio stockholders entered into a Put/Call and Voting Agreement dated August 11, 1997 (the "PCV Agreement"). The PCV Agreement, among other things, (i) grants Oracle an irrevocable option to purchase all of the shares of Series B preferred stock and Series C preferred stock of the Company or securities issuable upon conversion thereof held by the former Navio stockholders, including Netscape, who are parties to the PCV Agreement,
(ii) contains a tag-along provision that is triggered in certain change-of-control situations and (iii) contains a voting agreement that provides for the election of four Oracle designees to the Company's board of directors.

    In connection with the acquisition of Navio, certain former Navio stockholders had the right for a period of 60 days following the closing of the acquisition to compel Oracle to purchase up to 50% of the shares received by them in the acquisition or issuable under stock options assumed by the Company in the acquisition (the "Put"). Pursuant to the Put, a total of 3,818,496 shares of the Company's Series C preferred stock were put to Oracle for approximately $12.8 million. Oracle subsequently converted such shares into shares of the Company's Series C-1 preferred stock.

    On November 19, 1997, the Company's Board of Directors waived the Company's right of first offer with respect to 663,074 shares of Series B preferred stock offered for sale by Sony Corporation. Subsequently, such shares were acquired by Oracle.

    The Company has entered into a Services Agreement dated March 5, 1998 with Oracle. Pursuant to the Services Agreement, Oracle provides professional services to certain of the Company's customers.

    The Company has entered into a Technology License Agreement with Oracle in fiscal 1998. Pursuant to the Technology License Agreement, Oracle may promote, market and distribute sublicenses of the Company's products through its worldwide distribution channels for a period of three years.

    During fiscal 1999, the Company paid approximately $243,000 for commissions to Oracle Japan related to license of software.

                             LIBERATE TECHNOLOGIES

10. RELATED PARTY TRANSACTIONS: (CONTINUED)

TRANSACTIONS WITH NETSCAPE

    As a result of the acquisition of Navio in August 1997, Netscape became a stockholder of the Company. As of May 31, 1999, Netscape owned approximately 11% of the outstanding common and preferred stock of the Company.

    Navio entered into a Source Code License Agreement with Netscape ("Netscape Source Code License") dated July 9, 1996, as amended on April 6, 1998 and September 28, 1998. In connection with the Company's acquisition of Navio and pursuant to a letter agreement dated May 16, 1997, Netscape consented to the assignment of the Netscape Source Code License from Navio to the Company. Pursuant to such letter agreement, Netscape and Oracle also agreed that the Company's products would be distributed pursuant to an OEM License Agreement by and between Netscape and Oracle dated October 17, 1996.

    Pursuant to this agreement, the Company has the right to use approximately $1.0 million in prepaid royalties with Netscape. The Company has also paid Netscape approximately $200,000 for the purchase of certain rights and licenses.

    The Company and Netscape, which has merged with America Online ("AOL"), are also co-sublessors of real property located in Sunnyvale, California. Netscape and Navio originally leased the property in November 1996, and Navio's rights and duties under the lease were assigned to the Company in connection with the Company's acquisition of Navio. Subsequently, the property was subleased to a third party. The lease terminates in November 2001.

    The Company recognized 1% and 10%, or approximately $139,000 and $1.7 million of total revenues from revenue transactions with related parties during the fiscal years ended May 31, 1998 and 1999, respectively. No amounts were recognized in fiscal 1997.

11. THIRD PARTY FINANCING AGREEMENTS:

    On November 12, 1997, the Company entered into a Convertible Promissory Note (the "Notes") Purchase and Cooperation Agreement (the "Agreement") with a third party investor (the "Investor").

    The Agreement is for the sale of up to three $4.0 million Notes that are convertible into Series D convertible preferred stock. The Notes bear interest at the lesser of 5% or the maximum interest rate permitted under applicable Federal and state laws, which will be converted to stock if the notes are converted. The principal amount and accrued interest outstanding under each Note is due five years from the date of issuance unless converted or accelerated in the event of an initial public offering, a merger or an asset sale. During the year ended May 31, 1998, the Company sold the first Note of $4.0 million which is convertible, at the option of the holder (or automatically on the consummation of an initial public offering), into Series D convertible preferred stock at $4.74 per share. Should the Company issue the second and third Note, the conversion price will be the lower of $4.74 or the price of subsequent preferred stock based on the preceding preferred round.

    In the Agreement, the investor agreed to fund $3.0 million of the Company's non-recurring engineering ("NRE") efforts through December 31, 1999. The Company recognizes the NRE revenue as services are performed and recognized approximately $72,000 and $871,000 of revenue during the years ended May 31, 1998 and 1999, respectively. In consideration of the funding, the Company agreed to pay the investor a royalty for each license of the Company's software incorporating that technology,

                             LIBERATE TECHNOLOGIES

11. THIRD PARTY FINANCING AGREEMENTS: (CONTINUED)

up to a maximum of $3.9 million. The obligation to pay the royalty terminates 4 years after the first commercial shipment of hardware implementing the Company's software.

12. RETIREMENT PLAN

    The Company has a retirement plan under Section 401(k) of the Internal Revenue Code. Under the retirement plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. The Company may make contributions to the plan at the discretion of the Board of Directors. To date, no such contributions have been made by the Company.

13. SUBSEQUENT EVENT

REVERSE STOCK SPLIT

    In May 1999, the Company's Board of Directors approved a one-for-six reverse stock split of the Company's outstanding shares of common and preferred stock which was declared effective on July 26, 1999. All share and per share information included in the accompanying consolidated financial statements and notes have been adjusted retroactively to reflect this reverse stock split.

PRIVATE PLACEMENT WITH LUCENT TECHNOLOGIES

    In June 1999, the Company entered into a stock purchase agreement with Lucent Technologies ("Lucent") under which, contingent upon and immediately following consummation of the sale of shares in the IPO, Lucent agreed to invest $12.5 million in a private placement of shares of the Company's common stock at a price per share equal to 96% of the IPO price. Lucent has agreed not to sell, transfer, encumber or otherwise dispose of any of the shares of common stock acquired in the private placement in a public or private sale for a period of 180 days following the closing of the IPO.

STOCK SPLIT (UNAUDITED)

    On December 21, 1999 the Company announced a two-for-one stock split in the form of a stock dividend which was declared effective January 14, 2000. The stock split will increase the number of shares of Liberate's common stock outstanding to approximately 83,600,000 shares. All share and per share information included in the accompanying consolidated financial statements and notes have been adjusted retroactively to reflect the effect of this split.

                             LIBERATE TECHNOLOGIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                   UNAUDITED

                                                              NOVEMBER 30,
                                                                  1999
                                                              ------------
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  40,947
  Short-term investments....................................       84,829
  Accounts receivable, net..................................        2,031
  Receivable from affiliate, net............................          753
  Prepaid warrants..........................................        2,600
  Prepaid expenses and other current assets.................        3,061
                                                                ---------
    Total current assets....................................      134,221
PROPERTY AND EQUIPMENT, NET.................................        6,106
OTHER ASSETS:
  Advanced royalties........................................          676
  Purchased intangibles, net................................        4,563
  Restricted cash...........................................        8,788
  Other.....................................................           79
                                                                ---------
    Total assets............................................    $ 154,433
                                                                =========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $   1,316
  Accrued payroll and related expenses......................        2,639
  Accrued liabilities.......................................        9,766
  Short-term portion of capital leases......................          239
  Note payable to affiliate.................................           52
  Deferred revenues.........................................       34,350
                                                                ---------
    Total current liabilities...............................       48,362
Long-term portion of capital leases.........................          486
                                                                ---------
    Total liabilities.......................................       48,848
                                                                ---------

COMMITMENTS AND CONTINGENCIES (NOTE 5)

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value, 200,000,000 shares
    authorized, 83,583,854 shares outstanding...............          836
  Contributed and paid-in capital...........................      282,885
  Deferred stock compensation...............................       (6,858)
  Warrants..................................................        3,687
  Stockholder notes receivable..............................         (198)
  Accumulated other comprehensive income....................          (25)
  Accumulated deficit.......................................     (174,742)
                                                                ---------
    Total stockholders' equity..............................      105,585
                                                                ---------
    Total liabilities and stockholders' equity..............    $ 154,433
                                                                =========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                             LIBERATE TECHNOLOGIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                             AND COMPREHENSIVE LOSS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   UNAUDITED

                                                               SIX MONTHS ENDED
                                                                 NOVEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
REVENUES:
  License and royalty.......................................  $  3,482   $  2,537
  Service...................................................     7,880      5,172
                                                              --------   --------
    Total revenues..........................................    11,362      7,709
                                                              --------   --------
COST OF REVENUES:
  License and royalty.......................................     1,108      1,316
  Service...................................................    10,693      2,871
                                                              --------   --------
    Total cost of revenues..................................    11,801      4,187
                                                              --------   --------
    Gross margin............................................      (439)     3,522
                                                              --------   --------
OPERATING EXPENSES:
  Research and development..................................    11,642      8,055
  Sales and marketing.......................................     6,918      5,403
  General and administrative................................     3,180      1,608
  Amortization of purchased intangibles.....................     3,042      3,042
  Amortization of warrants..................................     1,069         --
  Amortization of deferred stock compensation...............     1,029        111
                                                              --------   --------
    Total operating expenses................................    26,880     18,219
                                                              --------   --------
    Loss from operations....................................   (27,319)   (14,697)
Interest and other income, net..............................     2,338        149
                                                              --------   --------
    Loss before income tax provision (benefit)..............   (24,981)   (14,548)
Income tax provision (benefit)..............................        49       (558)
                                                              --------   --------
    Net loss................................................   (25,030)   (13,990)
Foreign currency translation adjustment.....................       (53)        (1)
                                                              --------   --------
    Comprehensive loss......................................  $(25,083)  $(13,991)
                                                              ========   ========

Basic and diluted net loss per share........................  $  (0.46)  $ (30.81)
                                                              ========   ========
Shares used in computing basic and diluted net loss per
  share.....................................................    54,780        454
                                                              ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                             LIBERATE TECHNOLOGIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                   UNAUDITED

                                                               SIX MONTHS ENDED
                                                                 NOVEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(25,030)  $(13,990)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     3,868      3,693
    Amortization of warrants................................     1,069         --
    Provision for doubtful accounts.........................       203        180
    Loss on disposal of property and equipment..............       600         --
    Non-cash compensation expense...........................     1,029        111
    Changes in operating assets and liabilities:............
      Increase in accounts receivable.......................    (1,590)      (338)
      Increase in receivable from affiliate, net............      (271)    (1,378)
      Increase in prepaid expenses and other current
       assets...............................................    (1,150)      (209)
      (Increase) decrease in other assets...................      (397)       118
      Increase in restricted cash...........................    (8,788)        --
      Decrease in accounts payable..........................      (327)      (158)
      Increase in accrued liabilities.......................       855      1,195
      Increase (decrease) in accrued payroll and related
       expenses.............................................       391       (575)
      Increase (decrease) in deferred revenues..............    (4,437)     4,855
      Increase in interest payable..........................        --        100
                                                              --------   --------
        Net cash used in operating activities...............   (33,975)    (6,396)
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (4,474)      (455)
  Purchase of short-term investments........................   (65,078)        --
                                                              --------   --------
        Net cash used in investing activities...............   (69,552)      (455)
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from initial public offering, net................    97,970         --
  Proceeds from private placement, net......................    12,125         --
  Proceeds from exercise of stock options...................       838         85
  Principal payments on capital lease obligations...........       (63)        --
                                                              --------   --------
        Net cash provided by financing activities...........   110,870         85
                                                              --------   --------
Effect of exchange rates on cash............................       (53)        (1)
                                                              --------   --------
Net increase (decrease) in cash and cash equivalents........     7,290     (6,767)
Cash and cash equivalents, beginning of period..............    33,657     12,138
                                                              --------   --------
        Cash and cash equivalents, end of period............  $ 40,947   $  5,371
                                                              ========   ========
SUPPLEMENTAL NON-CASH ACTIVITIES:
    Conversion of debt and accrued interest to equity.......  $  4,343   $     --
                                                              ========   ========
    Issuance of warrants for common stock in connection with
     network operator agreements............................  $  2,165   $     --
                                                              ========   ========
    Deferred stock compensation.............................  $  1,307   $  2,530
                                                              ========   ========
    Stockholder notes receivable............................  $     23   $      5
                                                              ========   ========
    Equipment acquired under capital leases.................  $    788   $     --
                                                              ========   ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                             LIBERATE TECHNOLOGIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   UNAUDITED

NOTE 1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements include the accounts of Liberate Technologies ("Liberate" or "the Company") and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated. These financial statements have been prepared by Liberate, without audit, and reflect all adjustments, which in the opinion of management are necessary to present fairly the financial position and the results of operation for the interim periods. These financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. However, they omit certain information and footnote disclosures necessary to conform to generally accepted accounting principles. These statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included elsewhere herein and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission since July 27, 1999. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

NOTE 2. OFFERINGS OF COMMON STOCK

    On August 2, 1999, Liberate completed an initial public offering in which it sold 12,500,000 shares of common stock at $8 per share. Liberate sold an additional 902,100 shares of common stock at $8 per share related to the exercise of the underwriters' overallotment. The total aggregate proceeds from these transactions were $107.2 million. Underwriters' discounts and other related costs were $9.2 million, resulting in net proceeds of $98.0 million. The net proceeds were predominately held in cash equivalents, short-term investments and restricted cash at November 30, 1999. Shortly before the offering, Liberate recorded a one-for-six reverse stock split of its outstanding preferred and common stock. Upon the close of the offering, all of Liberate's preferred stock, par value $0.01 per share, automatically converted into 66,178,670 shares of common stock. Immediately following the closing of the offering, Liberate sold 1,627,604 shares of common stock in a private placement to Lucent Technologies for an aggregate of $12.1 million. In addition, following the closing of the offering, the Company issued 843,880 shares of common stock to Middlefield Ventures, an affiliate of Intel, in connection with the cancellation of a convertible promissory note in the amount of $4.0 million payable by Liberate to Middlefield. Related to this transaction, the accrued interest on the convertible promissory note was charged to additional paid-in capital. During the six months ended November 30, 1999, the Company issued 520,528 shares of common stock to employees, external consultants and other service providers for the exercise of stock options.

NOTE 3. SEGMENT INFORMATION

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. SFAS 131 was effective for the Company's year ending May 31, 1999. The Company operates solely in one segment--the development, manufacturing and sale of information appliance software for consumer, corporate and educational marketplaces. As of November 30, 1999, the Company's long-term assets were located primarily in the United States.

                             LIBERATE TECHNOLOGIES

                                   UNAUDITED

NOTE 3. SEGMENT INFORMATION (CONTINUED)

    The Company's revenues by geographic area are as follows:

                                                              SIX MONTHS ENDED
                                                                NOVEMBER 30,
                                                             -------------------
                                                               1999       1998
(IN THOUSANDS)                                               --------   --------
United States..............................................  $ 5,904     $3,467
Japan......................................................    1,812      2,255
England....................................................    2,167        852
Canada.....................................................      346        443
Other......................................................    1,133        692
                                                             -------     ------
Total revenues.............................................  $11,362     $7,709
                                                             =======     ======

    International revenues consist of sales to customers incorporated in foreign countries. For each of the six months ended November 30, 1999 and 1998 international revenues were 48% and 55% of total revenues.

NOTE 4. CALCULATION OF NET LOSS PER SHARE

    Shares used in computing basic and diluted net loss per share are based on the weighted average shares outstanding in each period. The effect of outstanding stock options and warrants are excluded from the calculation of diluted net loss per share, as their inclusion would be antidilutive. Previously issued preferred stock, which converted to common stock, is weighted from the time the shares were converted. At November 30, 1999, options to purchase 14,324,842 shares of common stock and warrants to purchase 749,998 shares of common stock were outstanding and were excluded from the calculation of net loss per share.

                                                           SIX MONTHS ENDED
                                                             NOVEMBER 30,
                                                          -------------------
                                                            1999       1998
(IN THOUSANDS, EXCEPT PER SHARE DATA)                     --------   --------
Net loss................................................  $(25,030)  $(13,990)
                                                          ========   ========
Weighted average shares of common stock outstanding.....    54,780        454
                                                          ========   ========
Basic and diluted net loss per share....................  $  (0.46)  $ (30.81)
                                                          ========   ========

NOTE 5. COMMITMENTS AND CONTINGENCIES

    CAPITAL LEASES. In August 1999, the Company signed a master lease agreement for office furniture. In October 1999, the Company initiated the master agreement by leasing certain furniture and equipment under a non-cancelable three-year lease agreement. This agreement is accounted for as a capital lease and is secured by the related furniture and equipment. The Company is required to maintain liability and property damage insurance for the leased assets. As of November 30, 1999, furniture and equipment totaling $788,000 has been recorded as leased property and equipment and accumulated amortization of approximately $44,000 is included in depreciation expense.

    COMMITMENTS. In April 1999, Liberate and General Instrument entered into a manufacturer's agreement whereby General Instrument will develop hardware using Liberate's software. Under the

                             LIBERATE TECHNOLOGIES

                                   UNAUDITED

NOTE 5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

manufacturer's agreement, Liberate will pay General Instrument $10.0 million for development over a three-year period. Amounts expensed under this agreement were approximately $1.8 million for the six months ended November 30, 1999.

    During the first quarter of fiscal 2000, the Company signed an amendment to the Technology License and Distribution Agreement with Sun Microsystems. This amendment called for Liberate to pay certain minimum royalties in exchange for the right to certain Sun technology and to maintain the status as a preferred vendor of Sun. Minimum guaranteed royalties of approximately $3.8 million are to be paid to Sun through the period ended December 31, 2004. Approximately $225,000 of expense related to this contract was recorded for the six months ended November 30, 1999.

    The Company previously leased its headquarters, furniture and equipment from Oracle. By mutual consent, the Company's Redwood Shores, California office lease, furniture and equipment lease and service agreement was terminated without penalty in September 1999.

    In September 1999, the Company relocated their headquarters to a new facility of approximately 78,000 square feet in San Carlos, California. The lease provides for monthly rent payments of approximately $202,000 with annual increases of three percent and terminates in February 2010. Over the term of the lease, total payments will be approximately $35.5 million. At the lease signing, Oracle Corporation provided a $10.0 million guarantee to the Company's landlord. Oracle's guarantee was subsequently replaced with a security deposit provided by Liberate in the form of an Irrevocable Letter of Credit for approximately $2.5 million. The letter of credit is secured by a Certificate of Deposit in an amount equal to the letter of credit.

    Simultaneous with the relocation, Liberate exercised its option to lease additional space of approximately 103,000 square feet in a building under construction on an adjacent property. The initial monthly rent will be approximately $268,000, with annual increases of three percent. Over the term of the lease for this new facility, total payments are expected to be approximately $45.3 million. The lease will end ten years from the date of occupancy, which is estimated to be in the first quarter of calendar 2000. The Company's security deposit increased to $8.8 million for both buildings and is provided for in the form of an Irrevocable Letter of Credit for the same amount. This letter of credit is secured by Certificates of Deposit in amounts equal to the letter of credit.

    LITIGATION. In December 1998, one of our former employees filed an action in the California Superior Court for the County of San Mateo against us for, among other things, unpaid commissions of approximately $1.5 million, constructive employment termination, intentional misrepresentation and negligent misrepresentation. In October 1999, the plaintiff amended his complaint against us, adding claims for damages for failure to pay wages under the California Labor Code and common law retaliation, and sought to impose a constructive trust on the allegedly withheld commissions and any enhancement in value of that money. We have conducted extensive discovery on these claims, which we believe to be without merit. In December 1999, we filed a motion for summary judgment/summary adjudication to dismiss all of the claims brought by the plaintiff. In January 2000, the Court dismissed eight of the ten claims brought against us leaving only the claims of intentional and negligent misrepresentation for trial. We continue to believe that these claims are without merit and that we have strong defenses to them. We intend to continue to vigorously defend this action as to the remaining claims.

                             LIBERATE TECHNOLOGIES

                                   UNAUDITED

NOTE 6. SUBSEQUENT EVENTS

    WARRANTS. In April and May 1999, the Company entered into agreements with several network operators that require Liberate to issue warrants to purchase up to an aggregate of 4,599,992 shares of common stock if those network operators satisfy commercial milestones. In December 1999, warrants to purchase 786,664 shares of common stock at $6.90 per share were issued to two network operators under the terms of those agreements in connection with prepaid royalty fees. The fair market value of these warrants is approximately $100.0 million. Of these warrants, 466,664 warrants are fully vested with the remaining warrants vesting as these network operators satisfy certain commercial milestones, but no later than May 31, 2003. A portion of these fully-vested warrants, valued at approximately $27.5 million, were exercised in January 2000.

    STOCK SPLIT. On December 21, 1999, the Company announced a two-for-one stock split in the form of a stock dividend, effective after January 14, 2000. The stock split will increase the number of shares of Liberate's common stock outstanding to approximately 83,600,000 shares. All share and per share amounts related to common stock, stock options and warrants herein have been restated to reflect the effects of this split.

    SUBLEASES. In December 1999, the Company signed an agreement with a third party to sublease approximately 27,000 square feet in the Company's headquarters building located in San Carlos, California. The sublease is for 18 months and is estimated to begin upon completion of the building construction in March 2000. This contract is pending final approval of Liberate's landlord.

    LEASES. In January 2000, under a Master Equipment Lease dated August 2, 1999, the Company entered into a second office furniture and equipment lease schedule in the amount of approximately $329,000 with payments to be made over 36 months.

    ACQUISITIONS. In January 2000, the Company entered into a Merger Agreement and Plan of Reorganization to acquire via merger certain assets and technology of SourceSuite LLC for approximately 1,772,000 shares of Liberate's common stock. The acquisition will be accounted for as a purchase. As a part of this transaction, the Company would hire certain employees who provide services to SourceSuite. Also in connection with the acquisition, the Company expects to write off up to $4.0 million of acquired in-process research and development, which in the opinion of management, had not reached technological feasibility and had no alternative future use. The Company expects to record goodwill and other intangibles of up to $200.0 million to be amortized over an estimated economic life of 36 months.

    In connection with this acquisition, the Company has agreed to enter into a Preferred Content Provider Agreement with a subsidiary of Source Media and Insight Communications. The Company will use commercially reasonable efforts to introduce the subsidiary's products to the Company's multiple network operator customers using the technology purchased pursuant to the Agreement and Plan of Reorganization. In addition, various incentive credits are provided to both parties if the network operators select the subsidiary's products. The Company has also agreed to a Programming Services Agreement with the subsidiary where the Company would continue to develop certain products for the subsidiary.

    OTHER. In January 2000, negotiations involving Liberate's proposed acquisition for another company terminated. Expenses related to this terminated acquisition are currently estimated to range from approximately $700,000 to $1.3 million and will be recorded in the third quarter of fiscal 2000.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Source Media, Inc.

    We have audited the accompanying combined balance sheets of the Virtual Modem Business of Source Media, Inc. (as defined in Note 1) as of December 1998 and 1997, and the related combined statements of operations and comprehensive income, intercompany equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Virtual Modem Business at December 31, 1998 and 1997, and the combined results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

Dallas, Texas                                              /s/ Ernst & Young LLP
December 15, 1999 (except for Note 9,
as to which the date is January 14, 2000)

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                              -------------------   -------------
                                                                1997       1998         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current Assets:
  Cash......................................................   $  154     $  169       $   82
  Accounts receivable.......................................       36         22           54
  Inventory.................................................    --         --              22
  Prepaid expenses and other current assets.................       50         28           33
Total current assets........................................      240        219          191

Property and equipment:
  Computer and production equipment.........................      895      1,010        1,268
  Furniture and fixtures....................................      441        412          421
                                                               ------     ------       ------
                                                                1,336      1,422        1,689
  Accumulated depreciation..................................      823      1,022        1,280
Net property and equipment..................................      513        400          409

Intangible assets:
  Patents...................................................   17,955     17,955       17,955
  Accumulated amortization..................................    8,866     11,148       12,868
Net intangible assets.......................................    9,089      6,807        5,087
                                                               ------     ------       ------
Total assets................................................   $9,842     $7,426       $5,687
                                                               ======     ======       ======

LIABILITIES AND INTERCOMPANY EQUITY

Current Liabilities:
  Trade accounts payable....................................   $  132     $  175       $  114
  Accrued liabilities.......................................      505        190          218
  Due to majority shareholder...............................      467        367          660

Total current liabilities...................................    1,104        732          992
                                                               ------     ------       ------

Intercompany equity.........................................    8,738      6,694        4,695
                                                               ------     ------       ------
Total liabilities and intercompany equity...................   $9,842     $7,426       $5,687
                                                               ======     ======       ======

                            See accompanying Notes.

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.

           COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED         NINE MONTHS ENDED
                                                              DECEMBER 31,          SEPTEMBER 30,
                                                           -------------------   -------------------
                                                             1997       1998       1998       1999
                                                           --------   --------   --------   --------
                                                                                     (UNAUDITED)
Development funds from parent............................  $ 3,561    $ 2,957    $ 2,221    $ 2,239
Hardware sales to parent.................................      333        348        224         16
                                                           -------    -------    -------    -------

    Total revenues.......................................    3,894      3,305      2,445      2,255

Cost of hardware sales...................................      244        293        203      --
General and administrative expenses......................      995      2,027      1,334      1,490
Amortization of intangible assets........................    2,844      2,286      1,713      1,701
Research and development expenses........................    2,829      2,496      1,880      2,220
                                                           -------    -------    -------    -------
                                                             6,912      7,102      5,130      5,411
                                                           -------    -------    -------    -------
Operating loss...........................................   (3,018)    (3,797)    (2,685)    (3,156)

Interest expense.........................................      576      1,438      1,075      1,080
Interest (income)........................................     (133)      (348)      (288)      (115)
Other (income) expense...................................        2      --         --         --
                                                           -------    -------    -------    -------

Net loss before extraordinary loss.......................   (3,463)    (4,887)    (3,472)    (4,121)
Extraordinary loss--early extinguishment of debt.........      311      --         --         --
                                                           -------    -------    -------    -------

Net loss.................................................   (3,774)    (4,887)    (3,472)    (4,121)

Preferred stock dividends................................       46        337        260        161
                                                           -------    -------    -------    -------
Net loss attributable to common stockholders.............  $(3,820)   $(5,224)   $(3,732)   $(4,282)
                                                           =======    =======    =======    =======

Other comprehensive income (loss):
  Foreign currency translation...........................        2         35         39         (8)
                                                           -------    -------    -------    -------
Comprehensive loss.......................................  $(3,818)   $(5,189)   $(3,693)   $(4,290)
                                                           =======    =======    =======    =======

                            See accompanying Notes.

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED         NINE MONTHS ENDED
                                                              DECEMBER 31,          SEPTEMBER 30,
                                                           -------------------   -------------------
                                                             1997       1998       1998       1999
                                                           --------   --------   --------   --------
                                                                                     (UNAUDITED)
OPERATING ACTIVITIES:
Net loss.................................................  $(3,820)   $(5,224)   $(3,732)   $(4,282)
Adjustments to reconcile net loss to net cash used in
  operating activities:..................................
  Depreciation...........................................      213        199        156        258
  Amortization of intangible assets......................    2,844      2,286      1,713      1,701
Changes in operating assets and liabilities:
  Accounts Receivable....................................       49         14         (3)       (32)
  Inventory..............................................        9         --         --        (22)
  Prepaid expenses and other current assets..............       35         22          5         (5)
  Trade accounts payable and accrued liabilities.........     (166)      (372)      (136)       260
  Other..................................................        1         56         84        (40)
                                                           -------    -------    -------    -------
Net cash used in operating activities....................     (835)    (3,019)    (1,913)    (2,162)

INVESTING ACTIVITIES:
  Capital expenditures...................................     (278)      (111)       (31)      (216)
                                                           -------    -------    -------    -------
Net cash used in investing activities....................     (278)      (111)       (31)      (216)

FINANCING ACTIVITIES:
  Costs funded directly by parent........................      955      3,145      2,078      2,291
                                                           -------    -------    -------    -------
Net cash provided by financing activities................      955      3,145      2,078      2,291
                                                           -------    -------    -------    -------

Net increase (decrease) in cash..........................     (158)        15        134        (87)
Cash at beginning of period..............................      312        154        154        169
                                                           -------    -------    -------    -------

Cash at end of period....................................  $   154    $   169    $   288    $    82
                                                           =======    =======    =======    =======

                            See accompanying notes.

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.

                   COMBINED STATEMENTS OF INTERCOMPANY EQUITY

                             (DOLLARS IN THOUSANDS)

BALANCE AT DECEMBER 31, 1996................................  $   734
Push down allocation of patent valuation from parent........   10,867
Costs funded directly by parent.............................      955
Foreign currency translation gain...........................        2
Net loss....................................................   (3,820)
                                                              -------
BALANCE AT DECEMBER 31, 1997................................    8,738

Costs funded directly by parent.............................    3,145
Foreign currency translation gain...........................       35
Net loss....................................................   (5,224)
                                                              -------
BALANCE AT DECEMBER 31, 1998................................    6,694

Costs funded directly by parent (unaudited).................    2,291
Foreign currency translation (loss) (unaudited).............       (8)
Net loss (unaudited)........................................   (4,282)
                                                              -------
BALANCE AT SEPTEMBER 30, 1999 (unaudited)...................  $ 4,695
                                                              =======

                            See accompanying notes.

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    The Virtual Modem business of Source Media, Inc. ("Virtual Modem") is comprised of Interactive Channel Technologies Inc. ("ICTI"), a Canadian subsidiary of Source Media, Inc. and patents used in the Virtual Modem business that are owned by the Source Media, Inc. control group, that for purposes of these financial statements, are included as part of the combined Virtual Modem business. ICTI has designed and is developing proprietary software and interactive programming services that can enable digital, two-way television systems equipped with digital (or advanced analog) set-top boxes to deliver two-way, interactive programming with the touch of a set-top remote or the use of a wireless keyboard. The Virtual Modem Business is economically dependent on its parent as the source of funding for its development efforts. The parent company is committed to funding the operations of the Virtual Modem business. See Note 9 for Joint Venture with Insight Interactive, LLC and Sale of SourceSuite LLC to Liberate Technologies.

2. ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    These U.S. dollar combined financial statements include the accounts of the Interactive Channel Technologies Inc., Cableshare B.V., Cableshare International Inc, Cableshare (U.S.) Limited and 1229501 Ontario Inc. subsidiaries and patents owned by SMI Holdings, Inc., a domestic subsidiary of Source Media, Inc., and used in the Virtual Modem business.

    ICTI owned the patents of the business until October 1998 at which time the patents were transferred to SMI Holdings, Inc. For the purposes of these combined financial statements, the patents are included for all periods presented using SMI Holdings, Inc.'s basis in the patents which reflects the pushed down cost to the Virtual Modem business. On November 17, 1999 the patents were transferred to SourceSuite LLC as part of a joint venture with Insight Interactive LLC. See Note 9 for a description of the Insight transaction and subsequent Liberate transaction.

    Certain corporate expenses such as legal expense, accounting fees and variable stock based compensation expense are specifically identifiable as Virtual Modem expenses and are included in the general and administrative expenses ("G&A") of Virtual Modem. Interest expense, preferred stock dividends, and the extraordinary loss from the early extinguishment of debt are allocated based on the actual use of loan proceeds by the Virtual Modem Business. In the opinion of management, the method of allocation of such charges is reasonable.

    Management believes that the accompanying financial statements include all the necessary costs of conducting the business. However, such costs are not necessarily indicative of, and it is not practicable for management to estimate, the nature and level of costs which might have been incurred had Virtual Modem operated as a stand alone company.

    The unaudited interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999, include the accounts Virtual Modem prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include the information and footnotes required by generally accepted accounting principles for complete financial statements. They do reflect all adjustments (consisting of only normal recurring entries) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented.

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. ACCOUNTING POLICIES (CONTINUED)

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Computer and production equipment are depreciated over a life of three to five years. Furniture and fixtures are depreciated over a seven-year period.

    INTANGIBLE ASSETS

    Intangible assets are patents which are amortized using the straight-line method over an estimated useful lives of five years.

    The carrying value of intangible assets is reviewed for impairment whenever events or changes in circumstances indicate that there may be an impairment. If the review indicates that any of the intangibles will not be recoverable, as determined by an analysis of undiscounted cash flows, the intangible asset will be reduced to its estimated fair value.

    TRANSLATION OF FOREIGN CURRENCIES

    The financial positions and results of operations of ICTI and related Canadian subsidiaries are measured using local currency (Canadian dollar) as the functional currency and are translated to U.S. dollars in these combined financial statements. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each balance sheet date. Statement of operations accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in Intercompany deficit.

    RESEARCH AND DEVELOPMENT EXPENSE

    Research and development costs are expensed as incurred.

    REVENUE RECOGNITION

    All Virtual Modem business revenues are derived from sales of proprietary hardware to Interactive Channel, Inc. a subsidiary of Source Media, Inc. Revenue is recognized as funds are received or hardware is shipped.

3. EMPLOYEE STOCK PURCHASE PLAN AND STOCK OPTION PLANS

    Certain employees of Virtual Modem participate in employee benefit plans sponsored by Source Media, Inc., costs of which are included in these financial statements.

    Source Media, Inc. stock options have been granted to employees in excess of shares authorized by the shareholders at the date of grant. The portion of unauthorized options are treated as a variable compensation plan through the date the shares are authorized by shareholders. Stock compensation expense is recognized over the vesting period of the related options. Total non-cash stock based compensation expense for Virtual Modem employees for the year ended December 31, 1998 and the

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. EMPLOYEE STOCK PURCHASE PLAN AND STOCK OPTION PLANS (CONTINUED)

nine months ended September 30, 1998 and 1999 amounted to $0.3 million, $0.3 million and $0.1 million, respectively, and is included in G&A.

4. LEASES

    Office space is leased under an operating lease. Rent expense was $0.1 million for each of the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1998 and 1999.

    At December 31, 1998, aggregate amounts of future minimum payments under operating lease commitments are as follows:

                                                                OPERATING
                                                                 LEASES
                                                              (IN MILLIONS)
                                                              -------------
1999........................................................      $0.1
2000........................................................       0.1
2001........................................................       0.1
2002........................................................       0.1
2003........................................................        --
                                                                  ----
  Total future minimum lease payments.......................      $0.4
                                                                  ====

5. INCOME TAXES

    For the years ended December 31, 1997 and 1998, Virtual Modem had no provision or benefit for income taxes because the deferred benefit from the operating losses was offset by changes in the valuation allowance. Certain expenses of Virtual Modem are filed as part of the consolidated U.S. tax return of Source Media, Inc. ICTI files a separate Canadian tax return. Significant components of Virtual Modem's deferred tax assets and liabilities are as follows:

                                                                1997       1998
                                                              --------   --------
Deferred tax assets
  Net operating loss carryforwards..........................    1,631       109
  Investment tax credits....................................      802       488
  Accrued expenses..........................................      159        26
                                                               ------      ----
Total deferred tax assets...................................    2,592       623
Valuation allowance for deferred tax assets.................   (2,592)     (623)
                                                               ------      ----
Net deferred tax asset......................................   $   --      $ --
                                                               ======      ====

    At December 31, 1998, ICTI had net operating loss carryforwards for Canadian income tax purposes of approximately Cdn $0.7 million, expiring in 1999 through 2003, which may be used to reduce future Canadian taxable income of ICTI. ICTI also has available at December 31, 1998 investment tax credits totaling Cdn
$0.8 million, expiring in 1999 through 2002. At December 31, 1998, ICTI had net operating loss carryforwards for Ontario Provincial income tax purposes of approximately Cdn $0.5 million, expiring in 2002 through 2003, which may be used to reduce future Ontario taxable income of ICTI. Canadian tax authorities are currently reviewing certain of ICTI's tax filings; however, no adjustments have yet been proposed.

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. INCOME TAXES (CONTINUED)

    The transfer of patents from ICTI's subsidiaries to ICTI in March 1997 resulted in taxable income of approximately $5.2 million in the United States and Canada and the utilization of net operating losses in both countries in 1997. The transfer of patents from ICTI to SMI Holdings, Inc. in October 1998 resulted in utilization of approximately Cdn $3.0 million of Canadian net operating loss carryforwards.

6. RELATED PARTIES

    Virtual Modem's primary revenues are amounts received from Source
Media, Inc. as part of a research and development agreement between the parties for the development of the software platform which enables interactive TV over cable television systems. Under the terms of the agreement, Source Media, Inc. pays ICTI at ICTI's cost, as defined, plus 10%. Additionally, Virtual Modem has revenues associated with the sale of hardware equipment built by ICTI on behalf of the Interactive Channel, Inc., a subsidiary of Source Media, Inc.

7. COMMITMENTS AND CONTINGENCIES

    Interactive Channel Technologies Inc. and SMI Holdings, Inc. filed a patent infringement suit against Worldgate Communications, Inc. in federal district court in Delaware in May 1998. In June 1998, Worldgate filed a Counterclaim against plaintiffs and Source Media, Inc. for, among other things, unfair competition, interference with contract, and trade secret misappropriation. The Counterclaim defendants have denied the allegations in the Counterclaim and on July 27, 1998 filed a motion to dismiss certain of Worldgate's claims. The motion was denied by Order of the Court dated May 17, 1999.

    The Court held a status conference on May 13, 1999. The following deadlines for the disposition of the case were set by the Court:

Joinder of Parties and Amendment of Pleadings             December 1, 1999
Close of Fact Discovery                                   May 12, 2000
Close of Expert Discovery                                 July 14, 2000
Deadline for Dispositive Motions                          July 21, 2000
Trial                                                     November 27, 2000

    Pursuant to the Scheduling Order, limited discovery commenced on August 16, 1999. Full-scale discovery commenced on October 1, 1999. Both parties have propounded and responded to discovery.

    On October 6, 1998, Advanced Interactive, Inc. filed a complaint in U.S. District Court for the Northern District of Illinois, Eastern Division, against ICTI and the following companies: Matsushita Electric Corporation, Matsushita Electric Industrial Co., Ltd., Sharp Electronics Corp., Sharp Corp., Thomson Consumer Electronics, Toshiba Consumer Products, Inc., Toshiba America, Inc., Toshiba Corporation, General Instruments Corp., Scientific Atlanta, Inc., ATI Technologies, Inc., ADS Technologies Inc., Gateway 2000, Inc., STB
Systems, Inc., Hauppauge Computer Works, Inc., WebTV Networks, Inc. and WorldGate Communications, Inc. (collectively the "Advanced Interactive Defendants"). Advanced Interactive alleges that ICTI infringed two claims of one of its patents by manufacturing, using and/or selling or offering to sell "Sourceware(TM) ChannelLink(TM)". The same allegation is made against each Advanced Interactive Defendant for its particular product or service. The Plaintiff seeks damages, but makes no claims against the patents of ICTI or any other Advanced

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Interactive Defendant. ICTI, and each of the Defendants, have filed an Answer and have collectively joined the Motion for Partial Summary Judgment submitted by Matsushita Electric Corporation of America, Sharp Electronics Corp., Sharp Corp. and the Toshiba Defendants. On May 12, 1999 the court denied Advanced Interactive's Motion for Summary Judgement of Infringement. The court has not yet considered the Advanced Interactive Defendant's collective Motion for Partial Summary Judgment. The Company believes this case is totally without merit and intends to vigorously defend itself.

    A total of fourteen class action complaints were filed against Source
Media, Inc. ("SMI") and certain of its officers and directors in the United States District Court for the Northern District of Texas asserting violations of sections 10(b) and 20(a) of the Securities Exchange Act and Rule 10b-5 of the accompanying regulations. The fourteen complaints were consolidated by Judge Buchmeyer into the first filed case, Hartsell, et al. v. Source Media, Inc., et al., Civil Action No. 398-CV-1980-R (filed August 21, 1998), on October 9, 1998.

    Plaintiffs filed a motion for the appointment of lead plaintiff and lead plaintiffs' counsel on October 20, 1998. Plaintiff proposed the appointment of three law firms to serve as "Co-Lead Counsel," Weiss & Yourman, Abbey, Gardy & Squitieri, and Milberg Weiss Bershad Hynes & Lerach, LLC. On November 12, 1998, defendants filed a statement of non-opposition to the plaintiffs' motion. The Court granted plaintiffs' motion on January 5, 1999.

    Pursuant to an Order entered by the Court on February 24, 1999, plaintiffs' time for filing the consolidated amended complaint was extended from February 24, 1999 to March 3, 1999. Plaintiffs filed their amended complaint on March 3, 1999. Defendants filed a motion to dismiss on April 19,1999, plaintiffs filed an opposition to the motion on May 24, 1999, and defendants filed a reply brief on June 12, 1999. A hearing on the motion to dismiss was held on July 15, 1999. By Order dated July 15, 1999, the Court denied defendants' motion.

    On July 26, 1999, defendants filed an Application For Immediate Appellate Review Under 28 U.S.C. Section 1292(b) concerning two issues central to the Court's denial of defendants' motion to dismiss. Plaintiffs filed an opposition on or about August 13, 1999. By Order dated August 24, 1999, the Court denied defendants' motion. The Company believes this case is totally without merit and intends to vigorously defend itself and its officers and directors.

    In addition, Source Media, Inc. is aware of certain claims that have not developed into litigation, or if they have, are dormant, and in any case are not expected to have a material adverse affect on the business. Further, Source Media, Inc. is party to ordinary routine litigation, none of which is expected to have a material adverse effect on Virtual Modem's results of operations or its financial condition.

    ICTI is a guarantor, jointly and severally, along with all of Source
Media, Inc.'s subsidiaries ("Subsidiary Guarantors"), of the Senior Secured Notes and Senior PIK Preferred Stock of Source Media, Inc. in the amount of
$100 million and $20 million, respectively. Source Media, Inc. is a highly leveraged entity which historically has not generated cash flows from operations sufficient to make non-escrowed interest payments or cash payments on preferred stock dividends. The company is scheduled to make its first non-escrowed interest payment on November 1, 2000. The Senior Secured Notes are due on November 1, 2004 with interest payable semi-annually on May 1 and November 1 of each year. The Senior PIK Preferred Stock is due on November 1, 2007 with dividends payable quarterly in cash or by the issuance of additional shares of Preferred Stock at Source Media Inc.'s

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

option until November 1, 2002, after which such dividends are payable in cash. The guarantees are senior obligations of the Subsidiary Guarantors and are secured by substantially all of the assets of the Subsidiary Guarantors.

8. YEAR 2000 DISCLOSURES (UNAUDITED)

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Virtual Modem's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    Based on assessments made by Virtual Modem, it was determined that certain of its software and hardware would be required to be modified or replaced so that those systems will properly utilize dates beyond December 31, 1999. Virtual Modem presently believes that all required modifications or replacements of existing software and certain hardware that have been completed will mitigate the Year 2000 issue. Although the modifications have been tested, there is no assurance that all systems will work beyond December 31, 1999.

    To date, Virtual Modem is not aware of any external agent with a Year 2000 issue that would materially impact the Company's results of operations, liquidity, or capital resources. However, Virtual Modem has no means of ensuring that external agents will be Year 2000 ready. The inability of external agents to complete their Year 2000 resolution process in a timely manner could materially impact Virtual Modem. The effect of non-compliance by external agents is not determinable.

    Virtual Modem utilized both internal and external resources to reprogram, or replace, test, and implement the software and operating equipment for Year 2000 modifications. Cost to Virtual Modem consisted primarily of internal labor as primarily all software modifications were included under existing maintenance agreements with suppliers. Hardware replacements were made as part of normal replacement guidelines.

    There can be no assurance that Virtual Modem's efforts to solve its potential Year 2000 problems will be successful, or even partially successful. Disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect ICTI.

    Virtual Modem has contingency plans for certain critical applications and is working on such plans for others. These contingency plans involve manual workarounds, telecommunication alternatives, staff adjustments and other appropriate actions.

9. SUBSEQUENT EVENTS

    JOINT VENTURE WITH INSIGHT INTERACTIVE, LLC

    On November 17, 1999 Source Media, Inc. conveyed all of the assets of Virtual Modem and certain assets of "Interactive Channel" products and businesses to SourceSuite LLC, a Delaware limited liability company in exchange for a 50% ownership interest in SourceSuite. Insight Interactive, LLC (a subsidiary of Insight Communications Company, Inc.) contributed $13 million to SourceSuite in exchange for a 50% interest in SourceSuite.

                  VIRTUAL MODEM BUSINESS OF SOURCE MEDIA, INC.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. SUBSEQUENT EVENTS (CONTINUED)

    SALE OF SOURCESUITE LLC TO LIBERATE TECHNOLOGIES

    On January 12, 2000, Source Media, Inc., Insight Communications
Company, Inc. and SourceSuite entered into a definitive agreement with Liberate Technologies (Liberate) to sell their interests in SourceSuite to Liberate in exchange for 1,772,000 shares of common stock (post-split) in Liberate. The agreement with Liberate provides for Source Media, Inc. to receive 886,000 shares of common stock if the transaction with Liberate satisfies an exemption from Securities Act registration that permits the free transfer the Liberate shares subject to volume limitations of Rule 144. If the transaction does not satisfy this exemption, then Source Media, Inc. will receive $15 million of cash and 757,072 shares of Liberate common stock. Prior to the sale of SourceSuite, certain assets of SourceSuite will be contributed to a new company, SourceSuite Acquisition LLC, of which Source Media, Inc. and Insight Interactive will each own 50%. Source Media, Inc. will also receive, in cash, an amount equal to 50% of the cash and cash equivalents of SourceSuite at the time of closing, reduced by a 50% share of the tax liability incurred by SourceSuite upon the sale of the retained business, as defined below, to SourceSuite Acquisition LLC. These funds will then be contributed by Source Media, Inc. to SourceSuite Acquisition LLC. SourceSuite Acquisition LLC will purchase the retained business which includes the interactive programming guide and related content business from SourceSuite. Source Media, Inc. will act as a manager of SourceSuite Acquisition LLC and carry out the interactive programming guide and related content business. Additionally, Source Media, Inc. will be required to provide additional funding to SourceSuite Acquisition LLC in the event of a capital call by SourceSuite Acquisition LLC.

    Following the merger, Liberate will provide to SourceSuite Acquisition LLC, without charge, specific software development services for the Interactive Channel products under a programming services agreement.
SourceSuite Acquisition LLC will enter into a preferred content provider agreement with Liberate. This agreement will offer pricing incentives to Liberate customers that use SourceSuite Acquisition LLC's local content services with the Virtual Modem products.

             LIBERATE TECHNOLOGIES AND SOURCESUITE (VIRTUAL MODEM)

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    On January 12, 2000, Liberate Technologies ("Liberate" or the "Company") entered into a Merger Agreement and Plan of Reorganization ("Merger") to acquire SourceSuite LLC ("SourceSuite") for approximately 1,772,000 shares of Liberate's common stock and cash of approximately $12.6 million. The Merger will be accounted for as a purchase.

    SourceSuite, a Delaware limited liability company, was formed as a joint venture in November 1999 by Source Media, Inc. ("Source Media") and Insight Interactive, LLC ("Insight"). In exchange for their 50% ownership interests in SourceSuite, Source Media contributed all of the assets of their Virtual Modem business and certain assets of their "Interactive Channel" products, while Insight contributed $13 million in cash. Included elsewhere herein are the historical financial statements for the Virtual Modem business of Source Media which reflect the principal results of operations for SourceSuite prior to the formation of the joint venture in November 1999.

    The following unaudited pro forma condensed combined financial statements give effect to the proposed Merger and should be read in conjunction with the historical financial statements and accompanying notes for Liberate and Virtual Modem, included elsewhere herein. The completion of the Merger is subject to approval by SourceSuite's shareholders and other conditions.

    The unaudited pro forma condensed combined statements of operations give effect to the proposed Merger as if the acquisition was consummated as of the beginning of each of the periods presented. The unaudited pro forma condensed combined statement of operations for the year ended May 31, 1999, combines the Company's statement of operations for the year ended May 31, 1999, with Virtual Modem's unaudited statement of operations for the twelve months ended May 31, 1999. The unaudited pro forma condensed combined statement of operations for the six months ended November 30, 1999, combines the Company's statement of operations for the six months ended November 30, 1999 with the same period for SourceSuite/Virtual Modem. Such statements of operations do not include the estimated effect of the approximately $2.0 million nonrecurring charge for the write off of in-process research and development costs acquired. It is anticipated that such amount will be charged to the operations of Liberate in the first fiscal quarter in which the completion of the proposed Merger ("Closing Date") occurs. The unaudited pro forma condensed combined balance sheet has been prepared as if the acquisition was consummated as of November 30, 1999, and, accordingly, reflects the cash contribution of $13 million by Insight in November 1999.

    The purchase price allocation and pro forma adjustments for the proposed Merger reflected in the accompanying pro forma condensed combined financial statements are based upon currently available information and upon certain assumptions that we believe are reasonable. There can be no assurances that the actual effect will not differ significantly from the pro forma adjustments reflected in the pro forma condensed combined financial statements presented.

    This method of combining the historical financial statements for the preparation of the pro forma condensed combined financial statements is for presentation only. Actual statements of operations of the companies will be combined from the Closing Date with no retroactive restatements. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the combined financial position or results of operations for any future period.

             LIBERATE TECHNOLOGIES AND SOURCESUITE (VIRTUAL MODEM)

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                       SIX MONTHS ENDED NOVEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              PRO FORMA    PRO FORMA
                                                    LIBERATE   SOURCESUITE   ADJUSTMENTS   COMBINED
                                                    --------   -----------   -----------   ---------
REVENUES:
  License and other...............................  $  3,482     $    38       $   (38)(a) $  3,482
  Development funds from SourceMedia Inc..........        --       1,496        (1,496)(a)       --
  Service.........................................     7,880          --                      7,880
                                                    --------     -------                   --------
    Total Revenue.................................    11,362       1,534                     11,362
                                                    --------     -------                   --------

COST OF REVENUES:
  License and other...............................     1,108          --                      1,108
  Service.........................................    10,693          --                     10,693
                                                    --------     -------                   --------
    Total Cost of Revenue.........................    11,801          --                     11,801
                                                    --------     -------                   --------
GROSS MARGIN......................................      (439)      1,534                       (439)
                                                    --------     -------                   --------

OPERATING EXPENSES:
  Research and development........................    11,642       1,381                     13,023
  Sales and marketing.............................     6,918          --                      6,918
  General and administrative......................     3,180         844                      4,024
  Amortization of purchased intangibles...........     3,042       2,541        32,010 (b)   37,593
  Amortization of warrants........................     1,069          --                      1,069
  Amortization of deferred stock compensation.....     1,029          --                      1,029
                                                    --------     -------                   --------
    Total operating expenses......................    26,880       4,766                     63,656
                                                    --------     -------                   --------
    Loss from operations..........................   (27,319)     (3,232)                   (64,095)
  Interest and other income, net..................     2,338          --                      2,338
                                                    --------     -------                   --------
LOSS BEFORE INCOME TAX PROVISION..................   (24,981)     (3,232)                   (61,757)
INCOME TAX PROVISION..............................        49          --                         49
                                                    --------     -------                   --------
NET LOSS..........................................  $(25,030)    $(3,232)                  $(61,806)
                                                    ========     =======                   ========
BASIC AND DILUTED NET LOSS PER SHARE..............  $  (0.46)                              $  (1.09)
                                                    ========                               ========
SHARES USED IN COMPUTING BASIC AND DILUTED NET
  LOSS PER SHARE..................................    54,780                     1,772 (c)   56,552
                                                    ========                               ========
PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE....  $  (0.32)                              $  (0.78)
                                                    ========                               ========
SHARES USED IN COMPUTING PRO FORMA BASIC AND
  DILUTED NET LOSS PER SHARE......................    77,776                     1,772 (c)   79,548
                                                    ========                               ========

------------------------

(a) Elimination of revenues from Source Media that will not be part of the ongoing operations of the SourceSuite business.

(b) Reflects amortization of the acquired intangibles over an estimated life of three years.

(c) Reflects the issuance of 1,772,000 shares of Liberate Common Stock.

             LIBERATE TECHNOLOGIES AND SOURCESUITE (VIRTUAL MODEM)

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                            YEAR ENDED MAY 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 PRO FORMA    PRO FORMA
                                                       LIBERATE   SOURCESUITE   ADJUSTMENTS   COMBINED
                                                       --------   -----------   -----------   ---------
REVENUES:
  License and other..................................  $  5,281     $   321       $  (321)(a) $   5,281
  Development funds from SourceMedia Inc.............        --       2,965        (2,965)(a)        --
  Service............................................    12,032          --                      12,032
                                                       --------     -------                   ---------
    Total Revenue....................................    17,313       3,286                      17,313
                                                       --------     -------                   ---------

COST OF REVENUES:
  License and other..................................     2,279         263          (263)(a)     2,279
  Service............................................     8,247          --                       8,247
                                                       --------     -------                   ---------
    Total Cost of Revenue............................    10,526         263                      10,526
                                                       --------     -------                   ---------
GROSS MARGIN.........................................     6,787       3,023                       6,787
                                                       --------     -------                   ---------

OPERATING EXPENSES:
  Research and development...........................    18,171       2,635                      20,806
  Sales and marketing................................    11,730          --                      11,730
  General and administrative.........................     3,975       2,236                       6,211
  Amortization of purchased intangibles..............     6,084       4,157        64,020 (b)    74,261
  Amortization of warrants...........................        18          --                          18
  Amortization of deferred stock compensation........       507          --                         507
  Acquired in-process research and development.......        --          --                          --
                                                       --------     -------                   ---------
    Total operating expenses.........................    40,485       9,028                     113,533
                                                       --------     -------                   ---------
    Loss from operations.............................   (33,698)     (6,005)                   (106,746)
INTEREST AND OTHER INCOME (EXPENSE), net.............        59          --                          59
                                                       --------     -------                   ---------
LOSS BEFORE INCOME TAX BENEFIT.......................   (33,639)     (6,005)                   (106,687)
INCOME TAX BENEFIT...................................      (586)         --                        (586)
                                                       --------     -------                   ---------
NET LOSS.............................................  $(33,053)    $(6,005)                  $(106,101)
                                                       ========     =======                   =========
BASIC AND DILUTED NET LOSS PER SHARE.................  $ (56.60)                              $  (45.03)
                                                       ========                               =========
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS
  PER SHARE..........................................       584                     1,772 (c)     2,356
                                                       ========                               =========
PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE.......  $  (0.58)(d)                           $   (1.82)
                                                       ========                               =========
SHARES USED IN COMPUTING PRO FORMA BASIC AND DILUTED
  NET LOSS PER SHARE.................................    56,586 (d)                 1,772 (c)    58,358
                                                       ========                               =========

--------------------------

(a) Elimination of revenues and cost of revenues from Source Media that will not be part of the ongoing operations of the SourceSuite business.

(b) Reflects amortization of the acquired intangibles over an estimated life of three years.

(c) Reflects the issuance of 1,772,000 shares of Liberate Common Stock.

(d) Pro forma shares assume that convertible preferred shares and convertible long-term debt of Liberate converted into common shares upon their original issuance dates.

             LIBERATE TECHNOLOGIES AND SOURCESUITE (VIRTUAL MODEM)

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               NOVEMBER 30, 1999

                                 (IN THOUSANDS)

                                                                                     PRO FORMA                PRO FORMA
                                                          LIBERATE    SOURCESUITE   ADJUSTMENTS                COMBINED
                                                          ---------   -----------   -----------               ----------
CURRENT ASSETS
  Cash and cash equivalents.............................  $  40,947     $13,000      $(13,000)    (a,e)        $ 40,947
  Short-term investments................................     84,829          --            --                    84,829
  Accounts receivable, net..............................      2,031          --            --                     2,031
  Receivable from affiliate.............................        753          --            --                       753
  Inventory.............................................         --          23            --                        23
  Prepaid warrants......................................      2,600          --            --                     2,600
  Prepaid expenses and other current assets.............      3,061          26            --                     3,087
                                                          ---------     -------      --------                  --------
    Total current assets................................    134,221      13,049       (13,000)                  134,270
PROPERTY AND EQUIPMENT, net.............................      6,106         391            --                     6,497
OTHER ASSETS
  Advances Royalties....................................        676          --            --                       676
  Purchased intangibles, net............................      4,563      13,978       178,081     (a,b,c,d)     196,622
  Restricted Cash.......................................      8,788          --            --                     8,788
  Other.................................................         79          --            --                        79
                                                          ---------     -------      --------                  --------
    Total assets........................................  $ 154,433     $27,418      $165,081                  $346,932
                                                          =========     =======      ========                  ========
CURRENT LIABILITIES
  Notes payable to affiliate............................  $      52     $    --      $     --                  $     52
  Note payable to SourceMedia Inc.......................         --         367          (367)    (e)                --
  Short-term portion of capital leases..................        239          --            --                       239
  Accounts payable......................................      1,316          --            --                     1,316
  Accrued payroll and related expenses..................      2,639          --            --                     2,639
  Accrued liabilities...................................      9,766          --         3,938     (b,d)          13,704
  Deferred taxes........................................         --       1,755        (1,755)    (f)                --
  Deferred Revenues.....................................     34,350          --            --                    34,350
                                                          ---------     -------      --------                  --------
    Total current liabilities...........................     48,362       2,122         1,816                    52,300
LONG-TERM DEBT
  Long-term portion of capital leases...................        486          16            --                       502
                                                          ---------     -------      --------                  --------
    Total liabilities...................................     48,848       2,138         1,816                    52,802
                                                          ---------     -------      --------                  --------
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock..........................................        836          --            18     (a)               854
  Contributed and paid-in-capital.......................    282,885          --       190,527     (a)           473,412
  Deferred stock compensation...........................     (6,858)         --            --                    (6,858)
  Warrants..............................................      3,687          --            --                     3,687
  Stockholder notes payable/(receivable)................       (198)         --            --                      (198)
  Accumulated other comprehensive income................        (25)         --            --                       (25)
  Accumulated deficit...................................   (174,742)     25,280       (27,280)    (a,c)        (176,742)
                                                          ---------     -------      --------                  --------
    Total stockholders' equity..........................    105,585      25,280       163,265                   294,130
                                                          ---------     -------      --------                  --------
    Total liabilities and stockholders' equity..........  $ 154,433     $27,418      $165,081                  $346,932
                                                          =========     =======      ========                  ========

------------------------------

(a) Reflects the acquisition of SourceSuite. The excess of the purchase price over the net book value of the assets acquired is approximately $194.1 million.

(b) Reflects estimated transaction costs of the proposed Merger of $3.0 million.

(c) Reflects the write-off of in-process research and development of $2.0 million as it had not reached technological feasibility and had no probable alternative future use.

(d) Reflects the liability associated with the Programming Services Agreement between Liberate, Source Media and Insight Communications in the amount of approximately $0.9 million.

(e) Reflects the payment on the Closing Date of the note payable to Source Media of approximately $0.4 million.

(f) Eliminates liabilities not assumed as part of the acquisition.

             LIBERATE TECHNOLOGIES AND SOURCESUITE (VIRTUAL MODEM)

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                          AND STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

    The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However the Company believes that the disclosures are adequate to make the information presented not misleading.

NOTE 2. PURCHASE PRICE ALLOCATION

    In accordance with Accounting Principles Board Opinion No. 16, the proposed Merger is to be accounted for as a purchase of SourceSuite by Liberate. The purchase price will be allocated based upon the fair value of the assets acquired and liabilities assumed, which approximates book value. The following table summarizes the components of the total purchase price and the estimated allocation (in thousands, except share amount):


Fair value of Liberate common stock (1,772,000 shares)......  $190,545
Cash........................................................    12,633
Transaction costs...........................................     3,000
                                                              --------
  Estimated total purchase price............................   206,178
                                                              --------

Assets acquired and liabilities assumed:
  Cash......................................................    13,000
  Inventory.................................................        23
  Prepaids..................................................        26
  Property and equipment....................................       391
  Notes payable to Source Media, Inc........................      (367)
  Capital lease liability...................................       (16)
  Programming Services Agreement............................      (938)
                                                              --------
                                                                12,119
                                                              --------
Estimated acquired intangibles..............................  $194,059
                                                              ========

NOTE 3. OTHER AGREEMENTS

    In connection with the Merger, the Company has agreed to enter into a Preferred Content Provider Agreement with a joint venture of Source Media and Insight Communications. The Company will use commercially reasonable efforts to introduce the joint venture's products to the Company's multiple network operator customers using the technology purchased pursuant to the Merger Agreement. In addition, various incentive credits are provided to both parties if the network operators select the joint venture's products. The Company has also agreed to a Programming Services Agreement with the joint venture where the Company would continue to develop certain products for the joint venture. Total estimated costs to complete the development effort are $0.9 million and are reflected in the pro forma condensed combined balance sheet.

             LIBERATE TECHNOLOGIES AND SOURCESUITE (VIRTUAL MODEM)

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                    AND STATEMENTS OF OPERATIONS (CONTINUED)

                                  (UNAUDITED)

NOTE 4. COMMITMENTS AND CONTINGENCIES

    As of September 30, 1999, affiliates of SourceSuite were involved in various litigation matters, as more fully discussed in Note 7 of the Notes to Combined Financial Statements of the Virtual Modem business. Although ICTI's and SMI Holdings' claims for patent infringement in the matter involving Worldgate Communications are being assigned to Liberate as part of the acquisition, Liberate has not assumed the defense of, and/or any liability for, the counterclaim by Worldgate, or any liability arising from any other of these matters. Liberate does not believe that the ultimate resolution of the Worldgate matter will have a material impact on its financial position or results of operations.

    In addition to the matter discussed above, SourceSuite and its related entities had other commitments and contingencies prior to the acquisition. These included, among others, other litigation matters, deferred taxes, payables to parent, Senior Secured Notes, and Senior PIK Preferred Stock. Liberate did not assume any liabilities associated with these items as part of the acquisition and all liabilities remain with the shareholders of SourceSuite.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Navio Communications, Inc.

    We have audited the accompanying balance sheet of Navio
Communications, Inc. (a development stage company) as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the period from inception (February 12, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Navio Communications, Inc. (a development stage company) at December 31, 1996, and the results of its operations and its cash flows for the period from inception (February 12, 1996) to December 31, 1996, in conformity with generally accepted accounting principles.

    As more fully described in Note 1 to the financial statements, the Company is in the development stage, has incurred losses since inception of approximately $5.6 million and expects to incur substantial and increasing operating losses in the next year. At December 31, 1996, the Company had working capital of $8.3 million. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note 1. The 1996 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Palo Alto, California                                      /s/ ERNST & YOUNG LLP

March 6, 1997, except for
Note 8 as to which the date is
June 5, 1997

                           NAVIO COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 8,152
  Short-term investments....................................    2,033
  Other current assets......................................      174
                                                              -------
Total current assets........................................   10,359
Property and equipment, net.................................    1,290
Other assets................................................      132
                                                              -------
                                                              $11,781
                                                              =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $   316
  Accrued compensation and related liabilities..............      235
  Other accrued liabilities.................................      746
  Deferred revenues.........................................      675
  Short-term note payable, stockholder......................       51
                                                              -------
Total current liabilities...................................    2,023

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.0001 par value; issuable in series;
    7,777,777 shares authorized; 7,777,777 Series A shares
    outstanding; aggregate liquidation preference of
    $15,556.................................................   15,392
  Common stock, $0.0001 par value; 55,555,555 shares
    authorized; 21,111,112 shares outstanding...............      154
  Note receivable, stockholder..............................     (150)
  Deficit accumulated during the development stage..........   (5,638)
                                                              -------
Total stockholders' equity..................................    9,758
                                                              -------
                                                              $11,781
                                                              =======

                            SEE ACCOMPANYING NOTES.

                           NAVIO COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

         PERIOD FROM INCEPTION (FEBRUARY 12, 1996) TO DECEMBER 31, 1996

                                 (IN THOUSANDS)

Operating expenses:
  Research and development..................................  $ 4,559
  Sales and marketing.......................................      839
  General and administrative................................      432
                                                              -------
Total operating expenses....................................    5,830
                                                              -------
Operating loss..............................................   (5,830)
Interest income, net........................................      192
                                                              -------
Net loss....................................................  $(5,638)
                                                              =======

                            SEE ACCOMPANYING NOTES.

                           NAVIO COMMUNICATIONS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY

         PERIOD FROM INCEPTION (FEBRUARY 12, 1996) TO DECEMBER 31, 1996

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                 DEFICIT
                                                                               ACCUMULATED
                                           SERIES A                            DURING THE        TOTAL
                                           PREFERRED    COMMON       NOTE      DEVELOPMENT   STOCKHOLDERS'
                                             STOCK      STOCK     RECEIVABLE      STAGE         EQUITY
                                           ---------   --------   ----------   -----------   -------------
Issuance of 21,111,112 shares of common
  stock to founders for technology and a
  note in July 1996......................   $    --      $150        $(150)      $    --        $    --
Issuance of 7,777,777 shares of Series A
  preferred stock to investors at $2.00
  per share, net of issuance costs of
  $163 in July and October 1996..........    15,392        --           --            --         15,392
Issuance of options to purchase 201,000
  shares of common stock for services
  valued at $0.02 per share in November
  1996...................................        --         4           --            --              4
Net loss.................................        --        --           --        (5,638)        (5,638)
                                            -------      ----        -----       -------        -------
Balance at December 31, 1996.............   $15,392      $154        $(150)      $(5,638)       $ 9,758
                                            =======      ====        =====       =======        =======

                            SEE ACCOMPANYING NOTES.

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

         PERIOD FROM INCEPTION (FEBRUARY 12, 1996) TO DECEMBER 31, 1996

                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(5,638)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation and amortization.............................      153
  Issuance of stock for services............................        4
  Changes in assets and liabilities:
    Other current assets....................................     (174)
    Accounts payable........................................      316
    Accrued compensation and related liabilities............      235
    Other accrued liabilities...............................      746
    Deferred revenues.......................................      675
                                                              -------
Net cash used in operating activities.......................   (3,683)
                                                              -------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................   (1,443)
Increase in other assets....................................     (132)
Purchase of short-term investments..........................   (4,008)
Maturities of short-term investments........................    1,975
                                                              -------
Net cash used in investing activities.......................   (3,608)
                                                              -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series A preferred stock, net.....   15,392
Short-term notes payable, stockholder.......................      551
Repayment of short-term notes payable, stockholder..........     (500)
                                                              -------
Net cash provided by financing activities...................   15,443
                                                              -------
Net increase in cash and cash equivalents...................    8,152
Cash and cash equivalents at beginning of period............       --
                                                              -------
Cash and cash equivalents at end of period..................  $ 8,152
                                                              =======

                            SEE ACCOMPANYING NOTES.

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    Navio Communications, Inc. ("Navio" or the "Company"), a development stage company, was incorporated in the State of Delaware on February 12, 1996. The Company was organized to develop and market Internet solutions to consumers on non-PC devices.

DEVELOPMENT STAGE COMPANY

    Since inception, the Company has been engaged primarily in research and development activities in connection with the development of its products. Other activities to date have included raising capital, recruiting managerial and technical personnel, establishment of business development and marketing organizations and execution of various license agreements. Accordingly, the Company is classified as a development stage enterprise at December 31, 1996.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since inception, the Company has incurred cumulative net operating losses of approximately $5.6 million and has working capital of approximately $8.3 million as of December 31, 1996. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management expects the Company to incur substantial and increasing operating losses in the next year and recognizes the need for an infusion of cash during 1997. The Company is actively pursuing various options which include securing additional equity financing and believes that sufficient funding will be available to achieve its planned business objectives. However, if the Company is unable to obtain necessary cash, other more substantial restructuring options may be necessary, which would have a material adverse effect on the Company's business, results of operations and prospects. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash and cash equivalents consist of cash on deposit with banks and money market instruments with original maturities of 90 days or less. Short-term investments, all of which are classified as available-for-sale, consist of high quality debt securities with original maturities between 90 days and one year.

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table details the Company's investments at December 31, 1996 (in thousands):

U.S. Government agencies....................................   $4,624
Money market funds..........................................    2,268
Corporate bonds and notes...................................    3,025
                                                               ------
                                                               $9,917
                                                               ======
Included in cash and cash equivalents.......................   $7,884
Included in short-term investments..........................    2,033
                                                               ------
                                                               $9,917
                                                               ======

    The Company invests its excess cash in accordance with a short-term investment policy set by the board of directors. The policy authorizes investments in government securities, time deposits and certificates of deposit in approved financial institutions, commercial paper rated A-1/P-1, and other money market instruments of similar liquidity and credit quality.

    The Company considers its investments in such instruments as available-for-sale and, in accordance with Financial Accounting Standard
No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"), would record its investments at fair value. However, as the difference between cost and fair value was immaterial, no adjustment was made to the historical carrying value of the investments and no unrealized gains and losses have been recorded as a separate component of stockholders' equity. Realized gains or losses from available-for-sale investments have not been material.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash investments. The Company primarily invests its excess cash in deposits with major banks, in U.S. Treasury and U.S. Agency obligations and in money market securities issued by companies with strong credit ratings and in a variety of industries. Those securities classified as cash equivalents and short-term investments typically mature within one year of their purchase date.

PROPERTY AND EQUIPMENT

    Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, generally two to five years. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the underlying asset.

DEFERRED REVENUE

    Deferred revenue represents prepayments from customers for future consulting services and product royalties.

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

    Based on the Company's product development process, technological feasibility is established upon completion of a working model. To date, all research and development costs have been expensed.

STOCK-BASED COMPENSATION

    In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations, and to adopt the "disclosure only" alternative described in FAS 123, in accounting for its employee stock option plans. Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant as determined by the Company's board of directors, no compensation expense is recognized.

2. PROPERTY AND EQUIPMENT

    Property and equipment, at cost, consists of the following at December 31, 1996 (in thousands):

Computer and office equipment...............................   $  595
Purchased computer software.................................      256
Furniture and fixtures......................................      249
Leasehold improvements......................................      343
                                                               ------
Total property and equipment................................    1,443
Accumulated depreciation and amortization...................     (153)
                                                               ------
Net property and equipment..................................   $1,290
                                                               ======

3. SHORT-TERM NOTE PAYABLE, STOCKHOLDER

    In July 1996, the Company entered into a note with a stockholder for the purchase of equipment. The note is noninterest bearing, payable on demand and secured by the equipment. The stockholder maintains the right, until the note is repaid, to repurchase the equipment for the original purchase price paid by the Company.

4. COMMITMENTS

    The Company leases facilities, as cotenant with Netscape for its principal office and research facilities under a noncancelable operating lease agreement expiring in December 2001. Minimum payments are subject to annual increases based in part on the consumer price index.

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. COMMITMENTS (CONTINUED)

    In addition, during 1996, the Company entered into various agreements with third party vendors requiring minimum royalty and maintenance payments. Certain third party agreements contain cancelation provisions whereby the Company will be free of further liability upon cancelation. In addition, certain third party agreements provide for an irrevocable, worldwide, perpetual license for use in any application upon payment of the minimum royalty payments.

    Future minimum payments as of December 31, 1996 under the lease, net of sublease income, and under third party royalty and maintenance agreements are as follows (in thousands):

                                                       NONCANCELABLE   THIRD-PARTY
                                                         OPERATING       ROYALTY
                                                           LEASE       AGREEMENTS
                                                       -------------   -----------
1997.................................................      $  736         $  300
1998.................................................         843            487
1999.................................................         873            200
2000.................................................         904            409
2001 and thereafter..................................         937            409
                                                           ------         ------
                                                           $4,293         $1,805
                                                           ======         ======

    Rent expense for the period ending December 31, 1996 was $141,000.

    Payments under third party agreements for the period ending December 31, 1996, which have been expensed to research and development, were $874,000.

    In addition, in July 1996, the Company entered into an employment agreement with a founder. The agreement is terminable by either party on 30 days' written notice, and provides for a base salary, subject to adjustment at the discretion of the board of directors, with bonuses payable on March 31, 1998, 1999 and 2000, respectively. The agreement obligates the Company to loan money to the founder for the purchase of a residence, which loan will bear interest at 5% and be payable 12 months following funding. The loan will be secured by a deed of trust in favor of the Company in the underlying real property, or other acceptable collateral. The agreement further provides that in the event that
(i) the Company terminates the employment of the founder other than for "cause," as defined therein, (ii) the founder's employment is "constructively terminated," as defined therein, or (iii) a "Change in Control," as defined therein, occurs, then the founder will be entitled to (w) a severance payment equal to 24 months' base salary, payable in 24 equal monthly installments,
(x) cancelation and forgiveness of any outstanding loans from the Company,
(y) termination of the Company's repurchase rights in any common stock held by the founder and (z) a 24-month consultancy at $1,000 per month, during which period any options held by the founder would continue to be exercisable. In the event that the Company terminates the employment of the founder for "cause," then the founder will be entitled to receive a severance payment equal to six months' base salary and in certain circumstances, the benefits prescribed in
(y) and (z) above. In the event the founder voluntarily terminates his employment with the Company, the founder will be entitled to receive a severance payment equal to six months' base salary (see Note 8).

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    During 1996, the Company issued 7,777,777 shares of Series A preferred stock at $2.00 per share. In the event of a liquidation or winding up of the Company, holders of Series A preferred stock are entitled to a liquidation preference of $2.00 per share, together with any declared but unpaid dividends, prior and in preference to the holders of common stock. Series A preferred stockholders are entitled to noncumulative dividends at an annual rate of $0.0675 per share, when and as declared by the board of directors, prior and in preference to dividends on the common stock. No dividends have been declared by the Company.

    The holders of Series A preferred stock are entitled to one vote for each share of common stock into which such preferred stock is convertible. Each share of Series A preferred stock is convertible, at an option of the holder, into common stock on a one-for-one basis. Each share of Series A preferred stock automatically converts into one share of common stock in the event of an underwritten public offering of the Company's common stock with a price of at least $4.00 per share and aggregate gross proceeds of at least $10,000,000 (a "Qualified IPO") or upon the consent of the holders of a majority of the then outstanding shares of Series A preferred stock. The conversion rate of the Series A preferred stock is subject to adjustment in the event of, among other things, certain dilutive issuances of stock, business combinations, stock splits and stock dividends. The Company has reserved 7,777,777 shares of common stock for conversion of preferred stock.

COMMON STOCK

    In July 1996, 8,333,334 shares of common stock were issued to a founder in exchange for technology and a $150,000 promissory note. The outstanding shares are subject to certain transfer restrictions. Certain of these shares are subject to repurchase, at $0.10 per share, upon the occurrence of certain events, including termination of employment. The Company's repurchase option expires as to 1,388,889 shares of common stock on each of February 12, 1997 and 1998. In addition, as to these 2,777,778 shares, the repurchase option will expire immediately in the event of a Qualified IPO or upon acquisition of the Company, subject to certain conditions, by a stockholder. As to an additional 2,777,778 shares of common stock, the Company's repurchase option expires based on the achievement of specified performance objectives. Regardless of product sold, the repurchase option shall expire on all such performance shares as of February 12, 2003 (see Note 8).

    As to the shares which are not subject to the repurchase option, the shares are subject to the Company's right to first refusal on sale or transfer of the shares. The Company's right of first refusal terminates upon the earliest to occur of (i) a Qualified IPO, (ii) a merger or consolidation of the Company as a result of which the Company is not the surviving entity, or any sale, conveyance or other disposition of the assets of the Company as an entirety or substantially as an entirety, or (iii) the achievement by the Company of $100,000,000 in annual sales.

    In addition, in July 1996, the Company issued to Netscape 12,777,778 shares of common stock in exchange for the license of certain intellectual property rights. Such shares are subject to the Company's right of first refusal on sale or transfer of the shares. The Company's right of first refusal terminates upon the earliest to occur of (i) the Company's underwritten initial public offering,
(ii) a merger or consolidation of the Company as a result of which the Company is not the surviving entity or

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. STOCKHOLDERS' EQUITY (CONTINUED)

any sale, covenance or other disposition of the assets of the Company as an entirety or substantially as an entirety; (iii) the achievement by the Company of $100,000,000 in annual sales or (iv) the expiration of the Company's right of first refusal with respect to the founder's common stock.

STOCKHOLDER AND VOTING AGREEMENT

    The Company has an agreement with Netscape, which along with certain stockholder rights, provides Netscape with the right and option to acquire substantially all of the outstanding stock, of the Company at fair market value, if the Company has not completed an underwritten initial public offering of shares on or before February 12, 2000, or if, prior to that date, the board of directors of the Company approves the selection of an investment banking firm for the purpose of serving as lead manager of the Company's initial public offering, holders of Series A preferred stock may elect not to sell their shares in connection with such a transaction (see Note 8).

NOTE RECEIVABLE, STOCKHOLDER

    In July 1996, the Company issued a full recourse promissory note in the original principal amount of $150,000 to a founder. The note bears interest at 6.36% per annum and is payable in installments of $50,000 in principal, plus any accrued but unpaid interest, on each of July 9, 1998, 2000 and 2002.

WARRANTS

    In July 1996, the Company issued a warrant to Netscape to purchase up to 50.5% of the total number of shares of authorized capital stock of the Company, as amended from time to time. The exercise price for each warrant share is equal to the fair market value of one share of the Company's common stock on the exercise date, as determined by the Company's board of directors. The warrant may be exercised by the holder, in whole or in part, at any time or from time-to-time until the first to occur of (i) the acquisition by the warrant holder of all of the outstanding equity securities of the Company pursuant to the Stockholder and Voting Agreement or (ii) upon the closing of a firm commitment underwritten initial public offering of the Company's common stock with respect to which the stockholder has declined to exercise its right to effect an IPO Buyout, as defined therein. The number of shares purchasable under the warrant and the exercise price are subject to adjustment in the event, among other things, of a capital reorganization of the Company or business combination. The Company has reserved 15,277,778 shares for issuance pursuant to this warrant (see Note 8).

STOCK OPTION PLAN

    During 1996, the board of directors of the Company adopted, and the stockholders approved, the 1996 Stock Option Plan (the "1996 Plan"), which provides for the grant of incentive stock options and nonstatutory stock options to employees and consultants of the Company at prices ranging from 85% to 110% (depending on the type of grant) of the fair market value of the common stock on the date of grant as determined by the board of directors. The vesting and exercise provisions of the option grants are determined by the board of directors. Options expire no later than 10 years from the date of grant.

    Options granted are immediately exercisable, and the shares of common stock issued to employees upon exercise are subject to repurchase, at the original purchase price, by the Company, at the

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. STOCKHOLDERS' EQUITY (CONTINUED)

discretion of the Company, upon the termination of the individual's employment or consultancy with the Company. The Company's repurchase right expires generally at the rate of 25% of the original grant, commencing 12 months after the date of grant or employment, and in monthly increments over the following 36 months.

STOCK OPTION PLAN

    A summary of activity under the 1996 Plan is as follows:

                                                         OPTIONS OUTSTANDING
                                        SHARES     --------------------------------
                                      AVAILABLE    NUMBER OF   EXERCISE   AGGREGATE
                                      FOR GRANT     SHARES      PRICE       PRICE
                                      ----------   ---------   --------   ---------
Shares reserved.....................  10,965,000          --       --     $     --
Options granted.....................  (4,930,000)  4,930,000    $0.10      493,000
Options canceled....................          --          --       --           --
Options exercised...................          --          --       --           --
                                      ----------   ---------    -----     --------
Balance at December 31, 1996........   6,035,000   4,930,000    $0.10     $493,000
                                      ==========   =========    =====     ========

    The weighted-average per share fair value of options and common stock granted to employees during 1996 was $0.01 and $0.08, respectively.

    No options were exercised or repurchased during the period ended
December 31, 1996. The Company has reserved 10,965,000 shares of common stock for issuance under the Plan.

    In the period ended December 31, 1996, the Company granted options, outside of the 1996 Plan, to certain service providers to purchase 201,000 shares of common stock at $0.10 per share. The options were recorded at the fair value of the option at the date of grant ($4,020 in 1996). The options granted are immediately exercisable and the resulting shares issued are subject to repurchase by the Company, at the original purchase price, at the discretion of the Company, upon the termination of the vendor's service with the Company. The right expires generally at the rate of 25% of the original grant, commencing
12 months after the date of grant or first date of service, and in monthly increments over the following 36 months.

    No options outside of the 1996 Plan were exercised or repurchased during the period ended December 31, 1996. At December 31, 1996, there were options to purchase 201,000 shares outstanding outside of the 1996 Plan, of which none were vested. The Company has reserved 423,888 shares of common stock for current and future issuance to certain providers of technology and services.

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for stock option grants to employees and directors.

    Companies that continue to apply APB 25 are required to disclose pro forma results from operations as if the measurement provisions of SFAS 123 had been adopted in their entirety. The pro forma disclosures include the effects of all options to employees during the period ended December 31,

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. STOCKHOLDERS' EQUITY (CONTINUED)

1996. In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options because such models were developed for traded options which have no vesting provisions and are fully transferable. In addition, stock option pricing models require the input of highly subjective assumptions, including the expected future stock price volatility.

    The fair value of options at the date of grant, estimated using the minimum value method, contained the following weighted-average 10-year assumptions (in thousands):

                                                                1996
                                                              ---------
Expected option term from vest date.........................  4 months
Interest rate...............................................    5.6%
Dividend yield..............................................     0

    The remaining contractual life of options outstanding at December 31, 1996 was 9.89 years.

    For purposes of pro forma disclosures, the estimated fair value of the options and common stock awards is amortized to pro forma net loss over the related vesting periods. Pro forma net loss for the period ended December 31, 1996 was $5,988,000.

6. INCOME TAXES

    As of December 31, 1996, the Company had federal net operating loss carryforwards of approximately $4,400,000. The Company also had federal research and development tax credit carryforwards of approximately $100,000. The net operating loss and credit carryforwards will expire at various dates in 2011, if not utilized.

    Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    As of December 31, 1996, the Company had deferred tax assets of approximately $2,800,000 which have been fully offset by a valuation allowance. Deferred tax assets relate primarily to net operating loss carryforwards, research credits and capitalized research and development costs.

7. RELATED PARTY TRANSACTIONS

    During 1996, the Company entered into short-term loan arrangements totaling $500,000 with Netscape. The loans were due on demand, unsecured and bore interest at 8%. The loans were repaid during 1996.

    In addition, during 1996, the Company purchased equipment from two stockholders totaling $76,000 (see Note 3).

8. SUBSEQUENT EVENTS

    On March 19, 1997, the board of directors and stockholders approved an amendment to the Amended and Restated Certificate of Incorporation (a) to reduce the number of authorized shares of

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. SUBSEQUENT EVENTS (CONTINUED)

preferred stock to 7,777,777, (b) to increase the number of shares of common stock reserved for issuance under the Company's 1996 Stock Option Plan to 10,965,000, and (c) to reduce the number of shares reserved for issuance to certain providers of technology and services to 423,888. These changes have been reflected in the accompanying financial statements and notes.

    In January and February 1997, the board of directors granted options to purchase 1,405,000 shares of common stock at $0.10 per share. In March, the board of directors granted options to purchase 4,490,000 shares of common stock at $0.50 per share, pursuant to the 1996 Plan.

    On May 16, 1997, the Company signed the Agreement and Plan of Merger (the "Agreement") with Network Computer, Inc. ("NCI"). In accordance with the Agreement, NCI proposes to acquire all of the outstanding shares of capital stock of the Company. The merger will become effective immediately upon approval by the stockholders of the Company and satisfaction or waiver of all other conditions precedent in the Agreement. The closing is expected to occur no later than August 15, 1997. In addition, upon the effective date of the merger, the Netscape warrant and the Company's Stockholder and Voting Agreement as described in Note 5 will terminate.

    On June 5, 1997, the Company signed a new employment agreement with a founder that supersedes the agreement described in Note 4 and a previous agreement signed on May 16, 1997. The June 5, 1997 employment agreement will become effective upon the earlier of the consummation of the Agreement or the exercise by the Company of its option in accordance with the Stock Option Agreement (the "Option") with the founder and Netscape (the "Stockholders"). In accordance with the Option and upon certain conditions, NCI may elect to pay either in cash at a price of $2.00 per share or pay in NCI Series C preferred stock in accordance with the Agreement for the purchase of the Company's stock. The Option also prevents Netscape from exercising its warrant without prior consent from NCI. The Option shall expire at the earliest of the effective date or the termination of the Agreement.

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            CONDENSED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 31,   JUNE 30,
                                                                  1996         1997
                                                              ------------   ---------
                                                                             (UNAUDITED)
                           ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................................     $ 8,152      $ 3,650
  Short-term cash investments...............................       2,033        1,014
  Accounts receivable, net..................................          --          396
  Other current assets......................................         174          474
                                                                 -------      -------
    Total Current Assets....................................      10,359        5,534
                                                                 -------      -------
PROPERTY AND EQUIPMENT, net.................................       1,290        1,690
OTHER ASSETS................................................         132           89
                                                                 -------      -------
    Total Assets............................................     $11,781      $ 7,313
                                                                 =======      =======

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Short-term note payable to stockholder....................     $    51      $    51
  Accounts payable..........................................         316          824
  Accrued compensation and related liabilities..............         235          433
  Deferred revenues.........................................         675        2,427
  Other accrued liabilities.................................         746          698
                                                                 -------      -------
    Total Current Liabilities...............................       2,023        4,433
                                                                 -------      -------
STOCKHOLDERS' EQUITY:
  Series A Preferred stock; $.0001 par value................           1            1
  Common stock; $.0001 par value............................           2            2
  Paid in capital...........................................      15,543       15,577
  Note receivable from stockholder..........................        (150)        (184)
  Deficit accumulated during the development stage..........      (5,638)     (12,516)
                                                                 -------      -------
    Total Stockholders' Equity..............................     $ 9,758      $ 2,880
                                                                 -------      -------
    Total Liabilities and Stockholders' Equity..............     $11,781      $ 7,313
                                                                 =======      =======

                  See notes to condensed financial statements.

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 FROM INCEPTION
                                                              (FEBRUARY 12, 1996)    SIX MONTHS ENDED
                                                                TO JUNE 30, 1996      JUNE 30, 1997
                                                              --------------------   ----------------
REVENUES....................................................          $  --               $   615
                                                                      -----               -------
OPERATING EXPENSES
  Cost of revenues..........................................             --                   707
  Sales and marketing.......................................             --                 1,757
  Research and development..................................            395                 4,464
  General and administrative................................            255                   762
                                                                      -----               -------
    Total Operating Expenses................................            650                 7,690
                                                                      -----               -------
OPERATING LOSS..............................................           (650)               (7,075)
  Other income (expense), net...............................             (4)                  197
                                                                      -----               -------
NET LOSS....................................................          $(654)              $(6,878)
                                                                      =====               =======

                  See notes to condensed financial statements.

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                FROM INCEPTION
                                                              (FEBRUARY 12, 1996)   SIX MONTHS ENDED
                                                               TO JUNE 30, 1996      JUNE 30, 1997
                                                              -------------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................        $ (654)              $(6,878)
  Adjustment to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................            --                   320
    Changes in assets and liabilities:
      Accounts receivable...................................            --                  (396)
      Other assets..........................................          (420)                 (257)
      Accounts payable......................................           160                   508
      Deferred revenues.....................................            --                 1,752
      Other accrued liabilities.............................         1,456                   150
                                                                    ------               -------
  Net cash provided by (used in) operating activities.......           542                (4,801)
                                                                    ------               -------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sale of investments.......................            --                 2,093
    Purchases of short-term investments.....................            --                (1,074)
    Capital expenditures....................................          (425)                 (720)
                                                                    ------               -------
  Net cash (used for) provided by investing activities......          (425)                  299
                                                                    ------               -------
  Net increase in cash and cash equivalents.................           117                (4,502)

CASH AND CASH EQUIVALENTS
  Beginning of period.......................................            --                 8,152
                                                                    ------               -------
  End of period.............................................        $  117               $ 3,650
                                                                    ======               =======

                  See notes to condensed financial statements.

                           NAVIO COMMUNICATIONS, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying condensed unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulations S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. For further information, refer to the December 31, 1996 audited financial statements and footnotes thereto included in this prospectus.

2. SUBSEQUENT EVENT

    On August 11, 1997 the Company entered into an merger agreement (the "agreement") with Liberate Technologies ("Liberate"), formally known as Network Computer, Inc. Pursuant to the terms of the agreement, Liberate issued Series B and C Preferred Stock and stock options to acquire all of the outstanding common stock, preferred stock and stock options of the Company.

              LIBERATE TECHNOLOGIES AND NAVIO COMMUNICATIONS, INC.
                          PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)

    On August 11, 1997, Liberate Technologies (the "Company" or "Liberate") completed the acquisition of Navio Communications, Inc. ("Navio"), a development stage company in the process of developing internet application software. The acquisition of Navio has been accounted for as a purchase. Accordingly, the results of operations of Navio have been included in the consolidated statement of operations of Liberate commencing on the date of acquisition.

    The accompanying pro forma condensed combined statement of operations for Liberate's fiscal year ended May 31, 1998 assumes that the acquisition took place as of the beginning of fiscal 1998 and combines Navio's statement of operations for the period from June 1, 1997 to the date of acquisition
(August 11, 1997) with Liberate's consolidated statements of operations for the year ended May 31, 1998. The pro forma condensed combined statement of operations for the fiscal year ended May 31, 1998 does not include the effect of any nonrecurring charges directly attributed to the acquisition.

    The accompanying pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes thereto for both Liberate and Navio, which are included in this Prospectus.

              LIBERATE TECHNOLOGIES AND NAVIO COMMUNICATIONS, INC
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         MAY 31, 1998   JUNE 1 - AUGUST 11, 1997    PRO FORMA    PRO FORMA
                                           LIBERATE              NAVIO             ADJUSTMENTS   COMBINED
                                         ------------   ------------------------   -----------   ---------
REVENUES:
  License and other....................   $    4,162             $    55             $     --    $  4,217
  Service..............................         6110                 738                   --       6,848
                                          ----------             -------             --------    --------
    Total revenue......................       10,272                 793                   --      11,065
                                          ----------             -------             --------    --------
COST OF REVENUES:
  License and other....................        3,779                  74                   --       3,853
  Service..............................        2,230                 438                   --       2,668
                                          ----------             -------             --------    --------
    Total cost of revenue..............        6,009                 512                   --       6,521
                                          ----------             -------             --------    --------
GROSS MARGIN...........................        4,263                 281                   --       4,544
                                          ----------             -------             --------    --------
OPERATING EXPENSES:
  Research and development.............       19,981               1,610                   --      21,591
  Sales and marketing..................       14,407               1,419                   --      15,826
  General and administrative...........        2,453                 380                   --       2,833
  Amortization of purchased
    intangible.........................        4,563                  --                1,517(b)    6,080
  Restructuring charges................        1,175                  --                   --       1,175
  Acquired in-process research and
    development........................       58,100                  --              (58,100)(a)       --
                                          ----------             -------             --------    --------
    Total operating expenses...........      100,679               3,409              (56,583)     47,505
                                          ----------             -------             --------    --------
    Loss from operations...............      (96,416)             (3,128)                         (42,961)
INTEREST AND OTHER INCOME (EXPENSE),
  net..................................           10                  41                   --          51
                                          ----------             -------             --------    --------
LOSS BEFORE INCOME TAX BENEFIT.........      (96,406)             (3,087)                         (42,910)
INCOME TAX BENEFIT.....................        2,015                  --               (1,332)(c)      683
                                          ----------             -------                         --------
NET LOSS...............................   $  (94,391)            $(3,087)                        $(42,227)
                                          ==========             =======                         ========
BASIC AND DILUTED NET LOSS PER SHARE...   $  (890.48)                                            $(398.37)(d)
                                          ==========                                             ========
SHARES USED TO IN COMPUTING BASIC AND
  DILUTED NET LOSS PER SHARE...........          106                                                  106(d)
                                          ==========                                             ========

The accompanying notes are an integral part of this condensed combined financial statement.

              LIBERATE TECHNOLOGIES AND NAVIO COMMUNICATIONS, INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. PRO FORMA ADJUSTMENTS

    Certain pro forma adjustments have been made to the accompanying pro forma condensed combined statements of operations as described below:

(a) Eliminates the acquired in-process research and development expense for approximately $58.1 million associated with the acquisition of Navio.

(b) Reflects amortization for 3 months of the excess of the purchase price over the fair value of net assets acquired, which is being amortized over 3 years.

(c) Reflects a reduction in the estimated assumed income tax benefit received from Oracle as a result of inclusion of Liberate's tax operating loss in Oracles consolidated tax return prior to the acquisition of Navio.

(d) The pro forma basic and diluted net loss per share excludes the preferred shares of Liberate issued in the acquisition as their inclusion would be antidilutive.

NOTE 2. PURCHASE PRICE ALLOCATION

    In connection with the acquisition, the Company issued Series B and C convertible preferred stock and stock options to acquire Series C convertible preferred stock in exchange for all of the outstanding common stock, preferred stock and options to purchase shares of Navio common stock. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Navio have been included in the consolidated financial statements commencing on the date of acquisition. The fair market value of the equity securities issued in the acquisition was approximately $77.1 million. In connection with the acquisition, the Company wrote off approximately $58.1 million of acquired in-process research and development which, in the opinion of management, had not reached technological feasibility and had no alternative future use. The purchased intangible of approximately $18.3 million was recorded and is being amortized on a straight-line basis over a useful life of three years.

                                [LIBERATE LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

    ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC registration fee........................................  $  221,933
NASD fee....................................................      30,500
Nasdaq National Market initial listing fee..................      17,500
Printing and engraving......................................     200,000
Legal fees and expenses of the Company......................     400,000
Accounting fees and expenses................................     150,000
Blue sky fees and expenses..................................      10,000
Transfer agent fees.........................................      10,000
Miscellaneous...............................................      60,067
                                                              ----------
    Total...................................................  $1,100,000
                                                              ==========

    ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). Article VII of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Sixth Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Sixth Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers. Reference is also made to Section 7 of the underwriting agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities, and Section 1.10 of the Stockholders Agreement, as amended contained in Exhibit 10.21 hereto, indemnifying certain of the Company's stockholders, including controlling stockholders, against certain liabilities.

    ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    (a) Since April 24, 1996 (inception), we have issued and sold the following unregistered securities, all of which reflect the one-for-six reverse stock split effected in July 1999 and the two-for-one stock split effected in January 2000:

    1. On May 22, 1996, we issued and sold an aggregate of 32 shares of common stock to Oracle in exchange for a $10 payment from Oracle.

    2. On October 1, 1996, we issued and sold an aggregate of 28,333,300 shares of our Series A preferred stock to Oracle in exchange for a $10 million cash payment and the transfer of Oracle's network computer division to us.

    3. On July 23, 1997, we entered into a convertible note purchase agreement with Oracle. During fiscal 1998, we issued 1,515,150 shares of Series A-1 preferred stock upon Oracle's conversion of $5 million outstanding under this agreement.

    4. On August 11, 1997, we issued an aggregate of 5,454,544 shares of our Series A-1 preferred stock, 4,641,516 shares of our Series B preferred stock and 12,799,806 shares of Series C preferred stock to Oracle and the former stockholders of Navio pursuant to the agreement and plan of merger.

    5. On November 12, 1997, we issued a promissory note convertible into up to an aggregate of 843,880 shares of our Series D preferred stock to Middlefield Ventures for an aggregate consideration of $4 million.

    6. In April and May 1999, we entered into letter agreements with several network operators that require us to issue warrants to purchase up to an aggregate of 4,599,992 shares of our common stock that are exercisable if those network operators satisfy commercial milestones.

    7. On May 12, 1999 we issued an aggregate of 10,416,652 shares of our Series E preferred stock to a total of 18 investors for $4.80 per share, or an aggregate of $50 million.

    8. On August 2, 1999 we issued and sold 1,627,604 shares of our common stock to Lucent Technologies for $7.68 per share or an aggregate of $12,499,998.72.

    9. We issued 2,771,228 shares of Series C preferred stock pursuant to exercises of options, with exercise prices ranging from $.18 to $0.84, granted under the Navio 1996 Stock Option Plan.

    10. We issued 40,528 shares of Series C preferred stock pursuant to exercises of options, with exercise prices of $.18, granted pursuant to Navio non-qualified option grants.

    11. We issued 782,924 shares of Series A common stock pursuant to exercises of options, with exercise prices ranging from $.30 to $4.50, granted under the Liberate 1996 Stock Plan.

    12. We issued 451,388 shares of Series A common stock pursuant to an exercise of an option, with an exercise price of $2.55 per share, granted to David J. Roux, our Chairman.

    The issuances of the securities described in Items 15(a)(1) through 15(a)(8) and 15(a)(12) were deemed to be exempt from registration under the Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(9) through 15(a)(11) were deemed exempt from registration under the Act in reliance upon Rule 701 promulgated under the Act. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

    ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
      1.1               Form of underwriting agreement.

      2.1*              Agreement and Plan of Merger, dated May 16, 1997, between
                          Liberate and Navio.

      2.2+              Merger Agreement and Plan of Reorganization with SourceSuite
                          LLC, dated January 12, 2000.

      3.1**             Amended and Restated Bylaws of Liberate.

      3.2***            Sixth Amended and Restated Certificate of Incorporation of
                          Liberate.

      4.1*              Specimen Certificate of Liberate's common stock.

      5.1+              Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                          Hachigian, LLP, counsel to Liberate.

      9.1*              Voting Agreement, dated May 12, 1999, among Liberate,
                          Oracle, Comcast Technology, Cox Communications and
                          MediaOne Interactive Services.

     10.1*              Form of Indemnification Agreement entered into between
                          Liberate and its directors and executive officers.

     10.2*              Network Computer, Inc. 1996 Stock Option Plan, and form of
                          Option Agreement.

     10.3*              Navio Communications, Inc. 1996 Stock Option Plan and form of Option Agreement.

     10.4*              Navio Communications, Inc. 1996 Non-Qualified Option Plan,
                          and form of Option Agreement.

     10.5*              1999 Equity Incentive Plan.

     10.6*              1999 Employee Stock Purchase Plan.

     10.7               Employment Agreement between Liberate and Mitchell E.
                          Kertzman, dated October 12, 1998, as amended on January 5, 2000.

     10.8*              Employment Agreement, dated October 17, 1997, with Wei Yen, as amended.

     10.9*              Settlement Agreement and Release of Claims, dated
                          October 8, 1998, with Wei Yen.

     10.10*             Settlement Agreement and General Release of All Claims,
                          dated March 16, 1998 between Jerry Baker, Oracle and
                          Liberate.

     10.11*             Employment letter between Liberate and Gordon Yamate, dated
                          March 12, 1999.

     10.12*             Employment letter between Liberate and Jim Peterson, dated
                          April 6, 1999.

     10.13*             OEM License Agreement, dated December 31, 1997, between
                          Liberate and Wind River Systems, as amended.

     10.14*             Technology License Agreement, dated September 8, 1998,
                          between Liberate and Oracle.

     10.15*             Letter Agreement, dated May 16, 1997, among Liberate, Oracle and Navio.

     10.16*             Source Code License Agreement, dated July 9, 1996, between
                          Netscape and TVSoft, as amended.

     10.17*             OEM License Agreement, dated October 17, 1996, between
                          Oracle and Netscape, as amended.

     10.18*             Cooperation Agreement, dated July 1, 1999, between Liberate and Intel, as amended.

     10.19*             Convertible Promissory Note, dated November 12, 1997, issued to Middlefield Ventures.

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
     10.20*             Convertible Promissory Note Purchase Agreement, dated
                          November 12, 1997, entered into between Liberate and
                          Middlefield Ventures.

     10.21*             Stockholders Agreement, dated August 11, 1997, among
                          Liberate and the investors named therein.

     10.22*             Admission Agreement, dated November 12, 1997, among Liberate and the investors named therein.

     10.23*             Sublease Agreement for Redwood Shores office space, dated
                          September 17, 1997, between Liberate and Oracle.

     10.24*             Maintenance Agreement for Redwood Shores office space, dated
                          September 17, 1997, between Liberate and Oracle.

     10.25*             Furniture and Equipment Lease for Redwood Shores office
                          space, dated September 17, 1997, between Liberate and
                          Oracle.

     10.26*             Sublease Agreement for Salt Lake City office space, dated
                          September 17, 1997, between Liberate and Oracle.

     10.27*             Letter Agreement for London office space, dated December
                          1998, between Liberate and Oracle.

     10.28*             Lease Agreement for Sunnyvale office space, dated
                          November 4, 1996, between Navio and Netscape.

     10.29*             Circle Star Lease Agreement for San Carlos office space,
                          dated April 27, 1999.

     10.30*             Guaranty of Lease for San Carlos office space, dated
                          April 27, 1999, between Circle Star Center Associates and
                          Oracle.

     10.31*             Tax Allocation and Indemnity Agreement, dated August 17,
                          1997, between Liberate and Oracle.

     10.32*             Network Computer, Inc. Stock Option Agreement, dated
                          October 15, 1998, with David Roux.

     10.33*             Network Computer, Inc. Stock Option Agreement, dated
                          October 15, 1998, with Mitchell Kertzman.

     10.34*             Series E Preferred Stock Purchase Agreement, dated May 12,
                          1999, among Liberate and the investors named therein.

     10.35*             Stock Purchase Agreement, dated June 30, 1999, among
                          Liberate and Lucent Technologies Inc.

     10.36*             Lease Agreement for Salt Lake City, Utah office space, dated
                          April 1, 1999 between Robert D. Kaufman and Dale E.
                          Kaufman and Liberate.

     10.37****          Master Lease Agreement, dated August 2, 1999, with Steelcase
                          Financial Services, Inc.

     10.38****          Irrevocable Letter of Credit dated September 3, 1999 and
                          Standby Letter of Credit Agreement.

     10.39*****         Employment letter between Liberate and Coleman Sisson, dated
                          November 5, 1999.

     21.1*              Subsidiary of Liberate.

     23.1               Consent of Independent Public Accountants, Arthur Andersen
                          LLP (see page II-8).

     23.2               Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                          Hachigian, LLP, counsel to Liberate. Reference is made to
                          Exhibit 5.1.

     23.3               Consent of Ernst & Young LLP, Independent Auditors (see
                          page II-9).

     EXHIBIT NO.                                DESCRIPTION
---------------------   ------------------------------------------------------------
     23.4               Consent of Ernst & Young LLP, Independent Auditors (see page
                          II-10).

     24.1               Power of Attorney (see page II-6).

     27.1               Financial Data Schedule.

------------------------

      * Incorporated by reference to similarly numbered exhibit to the Registration Statement on Form S-1 filed by the Registrant (Reg. No. 333-78781).

     ** Incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1 filed by the Registrant (Reg. No. 333-78781).

    *** Incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-1 filed by the Registrant (Reg. No. 333-78781).

   **** Incorporated by reference to similarly numbered exhibit to the Form 10-Q filed by the Registrant on October 13, 1999.

  ***** Incorporated by reference to Exhibit 10.39 to the Form 10-Q filed by the Registrant on January 14, 2000.

      + To be filed by amendment.

    (b) FINANCIAL STATEMENT SCHEDULE

    Schedule II--Valuations and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

    ITEM 17.  UNDERTAKINGS

    We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws, indemnification agreements entered into between us and our officers and directors, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    We hereby undertake that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on this 21st day of January, 2000.

                                                       LIBERATE TECHNOLOGIES

                                                       By:           /s/ MITCHELL E. KERTZMAN
                                                            -----------------------------------------
                                                                       Mitchell E. Kertzman
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

    KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Mitchell E. Kertzman and Nancy J. Hilker, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         /s/ MITCHELL E. KERTZMAN           President, Chief Executive Officer
    ---------------------------------         and Director (Principal Executive   January 21, 2000
           Mitchell E. Kertzman               Officer)

            /s/ DAVID J. ROUX
    ---------------------------------       Chairman of the Board of Directors    January 21, 2000
              David J. Roux

           /s/ NANCY J. HILKER              Vice President and Chief Financial
    ---------------------------------         Officer (Principal Financial and    January 21, 2000
             Nancy J. Hilker                  Accounting Officer)

          /s/ JAMES L. BARKSDALE
    ---------------------------------       Director                              January 21, 2000
            James L. Barksdale

           /s/ CHARLES CORFIELD
    ---------------------------------       Director                              January 21, 2000
             Charles Corfield

         /s/ LAWRENCE J. ELLISON
    ---------------------------------       Director                              January 21, 2000
           Lawrence J. Ellison

          /s/ JEFFREY O. HENLEY
    ---------------------------------       Director                              January 21, 2000
            Jeffrey O. Henley

             /s/ THOMAS NAGEL
    ---------------------------------       Director                              January 21, 2000
               Thomas Nagel

                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our reports and to all references to our Firm included in or made part of this registration statement.

                                                         /s/ ARTHUR ANDERSEN LLP

San Jose, California
January 19, 2000

                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent the reference to our firm under the caption "Experts" and to the use of our report dated March 6, 1997 (except for Note 8 as to which the date is June 5, 1997), with respect to the financial statements of Navio Communications, Inc. as of December 31, 1996 and for the period from inception (February 12, 1996) to December 31, 1996 included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-78781) and related Prospectus of Liberate Technologies for the registration of shares of its common stock.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
January 19, 2000

                                                                    EXHIBIT 23.4

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 15, 1999 (except for Note 9, as to which the date is January 14, 2000), with respect to the combined financial statements of the Virtual Modem Business of Source Media, Inc. as of December 31, 1998 and 1997 and the years then ended, in the Registration Statement (Form S-1) and related Prospectus of Liberate Technologies for the registration of shares of its common stock.

Dallas, Texas                                              /s/ Ernst & Young LLP
January 18, 2000

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To the Board of Directors and Stockholders of Liberate Technologies:

    We have audited in accordance with generally accepted auditing standards, the financial statements of Liberate Technologies (a Delaware corporation) and subsidiaries included in this registration statement and have issued our report thereon dated June 24, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                         /s/ ARTHUR ANDERSEN LLP

San Jose, California
June 24, 1999

                          LIBERATE TECHNOLOGIES, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                                DEDUCTIONS,
                                                  BALANCE AT       ADDITIONS-   RETURNS AND   BALANCE AT
DESCRIPTION                                    BEGINNING OF YEAR   PROVISIONS   WRITE-OFFS    END OF YEAR
-----------                                    -----------------   ----------   -----------   -----------
Allowance for doubtful accounts
  Year ending May 31, 1999...................         $278            $220          $251         $247
  Year ending May 31, 1998...................            1             329            52          278
  Year ending May 31, 1997...................           --               1            --            1

                               INDEX TO EXHIBITS

                                                                                      SEQUENTIALLY
                                                                                        NUMBERED
     EXHIBIT NO.                                  EXHIBIT                                 PAGE
---------------------   ------------------------------------------------------------  ------------
      1.1               Form of underwriting agreement.

      2.1*              Agreement and Plan of Merger, dated May 16, 1997, between
                          Liberate and Navio.

      2.2+              Merger Agreement and Plan of Reorganization with SourceSuite
                          LLC, dated January 12, 2000.

      3.1**             Amended and Restated Bylaws of Liberate.

      3.2***            Sixth Amended and Restated Certificate of Incorporation of
                          Liberate.

      4.1*              Specimen Certificate of Liberate's common stock.

      5.1+              Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                          Hachigian, LLP, counsel to Liberate.

      9.1*              Voting Agreement, dated May 12, 1999, among Liberate,
                          Oracle, Comcast Technology, Cox Communications and
                          MediaOne Interactive Services.

     10.1*              Form of Indemnification Agreement entered into between
                          Liberate and its directors and executive officers.

     10.2*              Network Computer, Inc. 1996 Stock Option Plan, and form of
                          Option Agreement.

     10.3*              Navio Communications, Inc. 1996 Stock Option Plan and form of Option Agreement.

     10.4*              Navio Communications, Inc. 1996 Non-Qualified Option Plan,
                          and form of Option Agreement.

     10.5*              1999 Equity Incentive Plan.

     10.6*              1999 Employee Stock Purchase Plan.

     10.7               Employment Agreement between Liberate and Mitchell E.
                          Kertzman, dated October 12, 1998, as amended on January 5, 2000.

     10.8*              Employment Agreement, dated October 17, 1997, with Wei Yen, as amended.

     10.9*              Settlement Agreement and Release of Claims, dated
                          October 8, 1998, with Wei Yen.

     10.10*             Settlement Agreement and General Release of All Claims,
                          dated March 16, 1998 between Jerry Baker, Oracle and
                          Liberate.

     10.11*             Employment letter between Liberate and Gordon Yamate, dated
                          March 12, 1999.

     10.12*             Employment letter between Liberate and Jim Peterson, dated
                          April 6, 1999.

     10.13*             OEM License Agreement, dated December 31, 1997, between
                          Liberate and Wind River Systems, as amended.

     10.14*             Technology License Agreement, dated September 8, 1998,
                          between Liberate and Oracle.

     10.15*             Letter Agreement, dated May 16, 1997, among Liberate, Oracle and Navio.

     10.16*             Source Code License Agreement, dated July 9, 1996, between
                          Netscape and TVSoft, as amended.

     10.17*             OEM License Agreement, dated October 17, 1996, between
                          Oracle and Netscape, as amended.

     10.18*             Cooperation Agreement, dated July 1, 1999, between Liberate and Intel, as amended.

                                                                                      SEQUENTIALLY
                                                                                        NUMBERED
     EXHIBIT NO.                                  EXHIBIT                                 PAGE
---------------------   ------------------------------------------------------------  ------------
     10.19*             Convertible Promissory Note, dated November 12, 1997, issued to Middlefield Ventures.

     10.20*             Convertible Promissory Note Purchase Agreement, dated
                          November 12, 1997, entered into between Liberate and
                          Middlefield Ventures.

     10.21*             Stockholders Agreement, dated August 11, 1997, among
                          Liberate and the investors named therein.

     10.22*             Admission Agreement, dated November 12, 1997, among Liberate and the investors named therein.

     10.23*             Sublease Agreement for Redwood Shores office space, dated
                          September 17, 1997, between Liberate and Oracle.

     10.24*             Maintenance Agreement for Redwood Shores office space, dated
                          September 17, 1997, between Liberate and Oracle.

     10.25*             Furniture and Equipment Lease for Redwood Shores office
                          space, dated September 17, 1997, between Liberate and
                          Oracle.

     10.26*             Sublease Agreement for Salt Lake City office space, dated
                          September 17, 1997, between Liberate and Oracle.

     10.27*             Letter Agreement for London office space, dated December
                          1998, between Liberate and Oracle.

     10.28*             Lease Agreement for Sunnyvale office space, dated
                          November 4, 1996, between Navio and Netscape.

     10.29*             Circle Star Lease Agreement for San Carlos office space,
                          dated April 27, 1999.

     10.30*             Guaranty of Lease for San Carlos office space, dated
                          April 27, 1999, between Circle Star Center Associates and
                          Oracle.

     10.31*             Tax Allocation and Indemnity Agreement, dated August 17,
                          1997, between Liberate and Oracle.

     10.32*             Network Computer, Inc. Stock Option Agreement, dated
                          October 15, 1998, with David Roux.

     10.33*             Network Computer, Inc. Stock Option Agreement, dated
                          October 15, 1998, with Mitchell Kertzman.

     10.34*             Series E Preferred Stock Purchase Agreement, dated May 12,
                          1999, among Liberate and the investors named therein.

     10.35*             Stock Purchase Agreement, dated June 30, 1999, among
                          Liberate and Lucent Technologies Inc.

     10.36*             Lease Agreement for Salt Lake City, Utah office space, dated
                          April 1, 1999 between Robert D. Kaufman and Dale E.
                          Kaufman and Liberate.

     10.37****          Master Lease Agreement, dated August 2, 1999, with Steelcase
                          Financial Services, Inc.

     10.38****          Irrevocable Letter of Credit dated September 3, 1999 and
                          Standby Letter of Credit Agreement.

     10.39*****         Employment letter between Liberate and Coleman Sisson, dated
                          November 5, 1999.

     21.1*              Subsidiary of Liberate.

     23.1               Consent of Independent Public Accountants, Arthur Andersen
                          LLP (see page II-8).

                                                                                      SEQUENTIALLY
                                                                                        NUMBERED
     EXHIBIT NO.                                  EXHIBIT                                 PAGE
---------------------   ------------------------------------------------------------  ------------
     23.2               Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                          Hachigian, LLP, counsel to Liberate. Reference is made to
                          Exhibit 5.1.

     23.3               Consent of Ernst & Young LLP, Independent Auditors (see
                          page II-9).

     23.4               Consent of Ernst & Young LLP, Independent Auditors (see page
                          II-10).

     24.1               Power of Attorney (see page II-6).

     27.1               Financial Data Schedule.

------------------------

      * Incorporated by reference to similarly numbered exhibit to the Registration Statement on Form S-1 filed by the Registrant (Reg. No. 333-78781).

     ** Incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1 filed by the Registrant (Reg. No. 333-78781).

    *** Incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-1 filed by the Registrant (Reg. No. 333-78781).

   **** Incorporated by reference to similarly numbered exhibit to the Form 10-Q filed by the Registrant on October 13, 1999.

  ***** Incorporated by reference to Exhibit 10.39 to the Form 10-Q filed by the Registrant on January 14, 2000.

      + To be filed by Amendment.